       Filed with the Securities & Exchange Commission on January 18, 2005

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               Amendment No. 2 to

                               Form SB 2 filed on

                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                    7,287,588

                                  EPIXTAR CORP.

                         (Name of issuer in its charter)

         FL                          7385                      65-0722193
         --                          ----                      ----------
(State or jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
of incorporation          Classification Code Number)     Identification No.)
or organization)

                            11900 Biscayne Boulevard,
                              Miami, Florida 33181
                                 (305) 503-8600
          (Address and telephone number of principal executive offices)

                                 Ilene Kaminsky
                             Chief Executive Officer
                            11900 Biscayne Boulevard,
                                    Suite 700
                              Miami, Florida 33181
                                 (305) 503-8600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                           MICHAEL D. DIGIOVANNA, Esq.
                               212 Carnegie Center
                                    Suite 206
                           Princeton, New Jersey 08540
                                  (609) 919 6364

Approximate date of proposed sale to the public AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of each                 Proposed                Proposed
class of securities            Amount to             maximum offering     Maximum aggregate         Amount of
 to be registered            be registered            price per unit       offering price        registration fee
-------------------          -------------           ----------------     -----------------      ----------------

Common Stock
par value $. 001               1,197,989                   $4.65            $ 5,570,649(1)        $  450.67(1)

Common Stock
par value $.001                1,213,352(2)                 4.14            $ 5,023,277           $  592.24

Common Stock
par value $.001                3,655,596(3)                 3.25            $11,880,687           $1,327.07

Common Stock
par value $.001                1,220,651(4)                  .79            $   964,314           $  113.46
                               ---------                    ----            -----------           ---------
Total                          7,287,588                                                          $2,483.44

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on June 26, 2003.

(2) Represents additional shares to be registered subsequent to the original SB-2 filed by the Company on June 30, 2003 based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on May 10, 2004.

(3) Represents additional shares to be registered subsequent to May 14, 2004 based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on June 14, 2004.

(4) Represents additional shares to be registered subsequent to the Amendment 1 filed by the Company on June 18, 2004 based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on January 2004.

Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses: one relating to the resale offering by selling stockholders of 2,300,000 shares of the Company's common stock, par value $.001, per share and another prospectus relating to the offering of 4,987, 588 shares of common stock held by selling stockholders who may wish to sell common stock pursuant to securities acquired in the Company's recent note financings. The later prospectus relating to the note financings is referred to as the note financing prospectus. Following the prospectus are substitute pages of the note financing prospectus, including alternate pages front outside and back cover pages, an alternative "The Offering" section of the "Prospectus summary" and section entitled "Selling Stockholders." Each of the alternate pages for the selling stockholder prospectus is labeled "Alternate page for note financing prospectus." All other sections of the prospectus are to be used in the note financing prospectus. In addition, cross-references, if any, in the prospectus will be adjusted in the selling stockholder prospectus.

Subject to Completion, dated January 18, 2005

PROSPECTUS

                                    2,300,000

                             Shares of Common Stock

                                  EPIXTAR CORP.

Securityholders of Epixtar Corp. named under the caption "Selling Stockholders" may offer and sell up to 2,300,000 shares of our common stock. Of the shares offered approximately 2,100,000shares will be issued in the future pursuant to warrants and convertible preferred stock or notes presently outstanding, including shares which may be issued for accrued dividends or interest or in connection with the antidilution provisions of these securities We will not receive any of the proceeds from the sale of shares by the selling stockholders. Concurrently with this offering other securityholders may sell up to 4,987,588 shares of our common stock, which are issued or may be issued under convertible notes and warrants. The foregoing includes shares, which may be issued for accrued interest or in connection with the antidilution and other provisions of these securities.

Our common stock is quoted on the OTC Bulletin Board under the symbol EPXR. On January 12, 2005 the price of the Common Stock was $.70 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page XX before you decide to purchase any common stock.

                         The date of this Prospectus is

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permit

                               TABLE OF CONTENTS
                                                                         Page
                                                                         ----

Prospectus Summary....................................................      3
Risk Factors..........................................................      7
Forward Looking Information...........................................     20
Use of Proceeds.......................................................     20
Capitalization........................................................     20
Market Information....................................................     21
Selected Financial Information........................................     23
Managements Discussion and Analysis of Financial Condition and
  Results of Operations...............................................     24
Our Business..........................................................     42
Property..............................................................     62
Legal Proceedings.....................................................     63
Directors and Executive Officers......................................     66
Security Ownership....................................................     75
Certain Relationships and Related Transactions........................     76
Description of Securities.............................................     78
Selling Stockholder...................................................     88
Plan of Distribution..................................................     91
Legal Matters.........................................................     93
Experts...............................................................     93
Available Information.................................................     93
Financial Statements..................................................F-1 - F-66

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Epixtar Corp. and its financial statements and the related notes appearing elsewhere in this prospectus.

OUR BUSINESS
We are primarily engaged in a contact center business in the Philippines. Our contact centers perform business process outsourcing or BPO services for third parties. These services presently involve marketing campaigns, inbound services for customer care, and outbound services such as, data collection and customer acquisition for clients.

Since July 2001, the majority of our revenue has been derived from our Internet Service Provider (ISP) subsidiaries selling services to small businesses through third party dial-up facilities. These services were marketed through independent contact centers that we supervised, many of which were overseas. The pervasive trend toward offshore outsourcing combined with our expertise in contact center operations, precipitated our decision in 2003 to refocus our business. As of December 15, 2004, we operated approximately 1,000 contact center seats in the Philippines. By March 31, 2005, we expect to deploy over 3,000 seats with additional seats in development contingent upon ongoing funding. For the immediate future, we will continue to derive most of our revenue from the ISP business. We believe that our contact center revenue will substantially augment our ISP revenue to constitute a substantial portion of our revenues beginning in the first quarter of 2005.

RECENT DEVELOPMENTS
We are not presently engaged in marketing our ISP products. While we maintained stringent compliance processes to avoid regulatory actions, several proceedings were brought based upon customer complaints. These complaints represented a statistically insignificant percentage of our customers. As a result: we were subject to a Federal Trade Commission injunctive proceeding; preliminary injunctions restricting our activities in two states; and investigative proceedings in four states. We settled several proceedings, with no finding of any wrongdoing. We are subject to a Stipulated Agreement with the FTC pending an approval of a final settlement by the full commission. Under the terms of the Stipulation we are required to comply with FTC regulations, adhere to specific procedures to insure compliance, and continue to offer refunds to customers who were improperly billed making $175,000 available for that purpose. In June and July, we settled proceedings and investigations in Missouri, Kansas and Florida. In each case, we paid costs of the proceedings and agreed to respect applicable regulations. The total amount paid was approximately $119,000. We do not expect these proceedings to have any lingering effect since we no longer market ISP products.

On January 7, 2005 we acquired Innovative Marketing Stategies, Inc., a corporation operating three domestic call centers and one Philippine call center. Based on prior operating history and financial information this entity is deriving substantial revenue from its BPO business.

Our principal place of business is located at 11900 Biscayne Boulevard, Suite 700, Miami, Florida 33181. Our general telephone number is (305) 503-8600.

Epixtar Corp. is also referred to in this prospectus as "Epixtar," "we," "us," "the Company", or "our." These references shall include both Epixtar Corp. and our subsidiaries unless otherwise indicated by the context.

THE OFFERING

OUR SECURITIES
--------------------------------------------------------------------------------

Securities Offered by the Selling Stockholders
Common Stock                                 2,300,000  shares            (1)
Concurrent Offering                          4,987,588  shares            (2)
Outstanding before the Offering.
 Common Stock:                              11,544,219  shares            (3)
                                            ----------                    ---
Preferred Stock:                                16,500  shares
Outstanding after the Offering
And concurrent offering
 Common Stock                               18,362,368  shares            (4)
(Preferred Stock                               none

1. Includeds shares of Common Stock not presently outstanding but issuable upon conversion of preferred stock or conversion of notes and exercise of warrants held by the selling stockholders. The amount also includes shares reserved for issuance in connection with accrued dividends, and interest and the antidilution provisions of these securities. Depending upon the time of conversion and other factors a portion of these shares may not be issued.

2. The concurrent offering consists of shares of common stock issued or to be issued pursuant to or subject to convertible notes and warrants sold in our Spring 2004 offerings as well as shares that may be issued upon conversion of accrued interest and in connection with antidilution and other provisions of these securities.

3. Exclusive of shares subject to convertible securities, options, and warrants including shares offered by the selling stockholders.

4. Assumes conversion of all convertible securities and exercise of all warrants owned by selling stockholders in the offering and concurrent offering. (Many of the securities have exercise or conversion prices above market price and may not be exercised or converted and sold.)
--------------------------------------------------------------------------------

PLAN OF DISTRIBUTION
--------------------------------------------------------------------------------
Sales of the shares may be made by selling stockholders in the open market or in privately negotiated transactions.

USE OF PROCEEDS
--------------------------------------------------------------------------------
We will not receive any proceeds from the sale of shares owned by the selling stockholders but may receive proceeds upon exercise of the warrants which will be utilized for working capital.

SUMMARY FINANCIAL INFORMATION
--------------------------------------------------------------------------------
The following summary financial information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial information set forth below is taken from audited financial statements with respect to the annual periods ended December 31, 2003, December 31, 2002 and December 31, 2001. The financial information for the years ended December 31, 2002 and 2001 is derived from restated financial statements. See Note 2 to the financial statements included in this document.

                                             September 30,              December 31,
                                                 2004              2003             2002
                                                 ----              ----             ----
                                             (Unaudited)                         (Restated)

Current assets                                  7,391,025      $  7,867,041     $  4,739,186
Total assets                                   17,262,317        12,982,794        8,583,145
Current liabilities                            11,240,413         4,912,853        8,377,478
Total liabilities                              14,792,758         7,584,806       10,730,629
Stockholders'
   equity (deficiency)                          2,469,559         5,397,988       (2,147,484)


                                     Nine Months Ended                           Year Ended
                                       September 30,                            December 31,
                                   2004            2003             2003            2002             2001
                                   ----            ----             ----            ----             ----
                               (Unaudited)                                       (Restated)       (Restated)

Revenues                       $13,529,770    $30,192,199        $36,404,803     $26,250,851      $ 1,189,723
Gross profit (loss)              9,660,403     16,745,350         19,679,029       8,468,884         (494,882)
Income (loss) from
   continuing operations        (4,736,009)     5,473,308          4,379,160     (11,901,604)      (3,251,788)
Net income (loss)               (6,428,728)     4,665,666          4,379,160     (11,944,922)      (2,984,598)
Net income (loss) per
   common share:

      Basic                          (0.62)          0.26               0.22           (1.13)           (0.39)

      Diluted                        (0.62)          0.19               0.16           (1.13)           (0.39)

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment.


WE HAVE EXPERIENCED LOSSES FROM OPERATIONS AND MAY HAVE LOSSES IN THE FUTURE.
We had no operations prior to November 2000 and incurred losses in 2001 and 2002 including a loss of $11,944,922 for 2002. Although we had net income of $4,379,160 in 2003, we sustained a loss of $6,428,728 for the nine-month period ended September 2004. There is no assurance that we will operate profitably in the future.


THE ESTABLISHMENT OF OUR CONTACT CENTER BUSINESS HAS RESULTED IN LOSSES OR REDUCTION OF INCOME AND MAY RESULT IN FURTHER LOSSES. We have only recently commenced our contact center business. While we have extensive experience supervising contact centers for our ISP business, we had no direct operating experience prior to September2003. Therefore our business and future prospects are difficult to evaluate. You should consider the challenges, risks and uncertainties frequently encountered by early-stage companies using new and unproven business models in rapidly evolving markets. These include significant start-up expenses, obtaining and performing contracts with clients, hiring and retaining qualified personnel establishing a reputation in the industry and acquiring, developing and managing contact centers, managing growth, and obtaining additional capital if required. Moreover, as we transition to our new business we will devote fewer resources to our continuing ISP business. There is no assurance we will be able to enter into substantial arrangements with clients for our contact center business or that we can develop call centers on terms favorable to us or at all. Moreover, even if we enter into any such arrangements or succeed in the development or acquisitions of call center assets, there is no assurance that such arrangements with clients or any development or acquisition of contact center assets will be profitable.


IF WE DO NOT SUCCESSFULLY IMPLEMENT OUR CONTACT CENTER BUSINESS OUR SOLE REVENUE SOURCE WILL BE FROM OUR ISP BUSINESS, WHICH IS ATTRITING. While we are continuing to provide services to existing ISP customers we will concentrate our resources on our new business. Therefore we are not actively marketing this business and as a result, we will not be able to grow or maintain our ISP business. If we do not successfully implement our new business our only source of revenues would be derived from a declining base of customers.

WE REQUIRE ADDITIONAL CAPITAL FOR OUR CONTACT CENTER BUSINESS AND THE FAILURE TO OBTAIN ADDITIONAL CAPITAL MAY RESULT IN OUR INABILITY TO IMPLEMENT OUR BUSINESS PLAN ON A TIMELY BASIS OR AT ALL. Our contact center business requires: additional personnel; the acquisition and construction of facilities for telemarketing and other operations; the purchase of additional equipment and operating capital for our contact center business while obtaining and implementing service agreements. We have devoted our resources to establishing and expanding our contact centers and financing has been slower than expected. While we have over 1,000 seats at our existing facilities, we are experiencing negative cash flow and need additional financing for working capital and to develop additional planned contact centers. Moreover, we will require additional capital to implement any acquisitions. In addition. We have experienced a general working capital shortage. Consequently, we require immediate financing.

Aside from these capital requirements we may also need additional funds in the future based upon:

     o   The timing of offshore BPO services contracts

     o   Required enhancements to operating infrastructure

     o   Upgrades and refreshes to keep pace with technological change

     o   Increasing costs

     o   Business acquisition opportunities that require:

              New technologies

              Additional capacity

              Introduction of new services

              Increased competition and competitive pressures

We intend to seek additional equity or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities will result in additional dilution to our stockholders and increase our indebtedness. We may be unable to secure financing in sufficient amounts or on terms acceptable to us, if at all, in which case we may not have the funds necessary to finance our ongoing capital requirements or execute our business strategy or meet future needs.


WE HAVE DEBT OUTSTANDING THAT COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN FUTURE FINANCING AND NEGATIVELY AFFECT OUR BUSINESS We are obligated pursuant to Notes in the aggregate principal amount of over $9,000,000, which are secured by all of our assets and/or contain restrictions on our future activity, including the declaration of dividends and the incurrence of additional indebtedness. These security interests and/or restrictions reduce our ability to obtain future financing and enter into acquisitions and other transactions involving indebtedness. To obtain the release of funds held as security pursuant to these notes we were required to modify the conversion and exercise prices of existing securities and issue additional warrants. See Footnote 9 to the Financial Statements. We may have to obtain additional waivers from these note holders in the future and may be required to issue additional securities or other consideration for such a waiver.

Our outstanding debt, which on January 7 2004 was approximately $17,000,000 million, exclusive of accounts payable, accrued expenses and other operating liabilities could:

     o require us to dedicate a substantial portion of our cash flows from operations to pay debt service costs, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;

     o make us more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

     o place us at a competitive disadvantage as compared to less leveraged companies.


A REVERSAL OF INDUSTRY TRENDS TOWARD OFFSHORE OUTSOURCING DUE TO NEGATIVE PUBLIC REACTION IN THE UNITED STATES AND RECENTLY PROPOSED LEGISLATION MAY ADVERSELY AFFECT DEMAND FOR OUR SERVICES.

Our business depends in large part on U.S. industry trends towards outsourcing business processes offshore. The trend to outsource business processes may not continue and could reverse. Offshore outsourcing has become a politically sensitive topic in the United States, particularly in the recent Presidential election. Many organizations and public figures have publicly expressed concerns about a perceived association between offshore outsourcing providers and the loss of jobs in the United States. In addition, there has been recent publicity about the negative experience of certain companies that use offshore outsourcing. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services to offshore providers to avoid any negative perception that may be associated with using an offshore provider. Any slowdown or reversal of existing industry trends would harm our ability to compete effectively with competitors that operate out of facilities located in the United States.

 A variety of federal and state legislation has been proposed that, if enacted, could restrict or discourage U.S. companies from outsourcing their services to companies outside the United States. For example, legislation has been proposed that would require offshore providers to identify where they are located. In addition, it is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to offshore service providers. Any expansion of existing laws or the enactment of new legislation restricting offshore outsourcing may adversely impact our ability to do business with U.S. clients, particularly if these changes are widespread.


OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL RAPIDLY.

Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, including:

     o   The addition or loss of clients

     o   Fluctuations in service volume

     o   The introduction of new or enhanced services

     o   Long sales cycles and fluctuations in sales cycles

     o   Changes in our pricing policies or those of our competitors

     o   Increased price competition in general

WE ARE SUBJECT TO RISKS ARISING FROM OUR OPERATIONS IN THE PHILIPPINES.

We anticipate that substantially all of our contact center operations will be in the Philippines. We are exposed to a number of significant risks associated with our operations in the Philippines, including the following:

     o Wages for employees in the Philippines are increasing at a faster rate than for our U.S. employees, which could result in increased costs to employ local talent.

     o We face competition in the Philippines for outsourcing center professionals, and we expect this to increase as additional BPO companies enter the market and expand their operations. In particular, there may be limited availability of qualified middle and upper management candidates. This could increase our costs and turnover rates.

     o The Philippines continues to experience low growth in its gross domestic product, significant inflation, currency declines, and shortages of foreign exchange. These conditions could create economic instability that could harm businesses operating in the Philippines.

     o We have benefited from an excess of supply versus demand for college graduates in the Philippines. If this favorable imbalance changes, it could affect the availability or cost of qualified professionals, who are critical to our performance.

     o Our revenues are denominated in U.S. dollars, and a substantial portion of our costs are incurred and paid in Philippine currency. We are therefore exposed to the risk of an increase in the value of the Philippine peso relative to the U.S. dollar, which would increase our expenses. We do not currently engage in any transactions as a hedge against risk of loss due to foreign currency fluctuations.

     o We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the U.S..

     o The Philippines periodically experiences civil unrest and terrorism. U.S. companies in particular may experience greater risk. We are not insured against terrorism risks.

     o An unfavorable business climate in the Philippines could result in adverse changes to tax, regulatory and other legal requirements. This could increase our operating costs and our exposure to legal and business risks.

     o We have benefited from significant government assistance in the Philippines, including the grant of income tax holidays and preferential tax treatments under our registrations with the Philippine Board of Investments, or BOI, and Philippine Economic Zone Authority, or PEZA, and changes to the country's educational curriculum in order to attract foreign investment in specified sectors including the outsourcing industry. Despite these benefits, the Philippine national and local governments could alter one or more of these beneficial policies and the Philippine legislature could amend the laws granting preferential tax treatment. The elimination of any of the benefits realized by us from our Philippine operations, including tax incentives, could result in increased operating expenses and impair our competitive advantages over BPO companies based outside of the Philippines.

WE ANTICIPATE THAT WE WILL ENCOUNTER A LONG SALES AND IMPLEMENTATION CYCLE REQUIRING SIGNIFICANT RESOURCE COMMITMENTS BY OUR CLIENTS, WHICH THEY MAY BE UNWILLING OR UNABLE TO MAKE.

Our service delivery involves significant resource commitments by both our clients and ourselves. Potential clients' senior management and a significant number of our clients' personnel must evaluate our proposals in various functional areas, each having specific and often conflicting requirements. Despite the significant expenditures of funds and management resources, the potential client may not engage our services. Our sales cycle generally ranges up to six to twelve months or longer. Failure to close may have a negative impact on revenue and income as these resources could otherwise be used for a paying client. We believe the following factors enter into a client's decision:

     o The clients' alternatives to our services, including willingness to replace their internal solutions or existing vendors; o The clients' budgetary constraints, and the timing of budget cycles and approval processes;

     o The clients' willingness to expend the time and resources necessary to integrate their systems with our systems and network; and

     o The timing and expiration of our clients' current outsourcing agreements for similar services.

Once a client engages us at the conclusion of the sales process, it takes from four to six weeks to integrate the client's systems with ours. It may take as long as three months thereafter to ramp-up our services, including training, to satisfy the client's requirements.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

Since we commenced our contact center business, we have expanded rapidly and intend to continue expansion. Continued growth could place a strain on our management, operations and financial resources. Our infrastructure, facilities and personnel may not be adequate to support our future operation or to adapt effectively to future growth. As a result, we may be unable to manage our growth effectively, in which case our operating costs may increase at a faster rate than the growth in our revenues, our margins may decline and we may incur losses. In order to manage our growth successfully, we must:

     o Maintain the hiring, training and management necessary to ensure the quality and responsiveness of our services.
     o   Expand and enhance our administrative and technical infrastructure to:
              o   meet customer management demands; and
              o accommodate increased call volume with additional facilities, capacities, and capabilities.
              o Continue to improve our management, financial and information systems and controls

WE MAY EXPERIENCE SIGNIFICANT EMPLOYEE TURNOVER RATES IN THE FUTURE AND WE MAY BE UNABLE TO HIRE AND RETAIN ENOUGH SUFFICIENTLY TRAINED EMPLOYEES TO SUPPORT OUR OPERATIONS.

The BPO industry is labor intensive and our success depends on our ability to attract, hire, and retain qualified employees. We compete for qualified personnel with companies in our industry and in other industries and this competition is increasing in the Philippines as the BPO industry expands. Our growth requires that we continually hire and train new personnel. The BPO industry, including the customer management services industry, has traditionally experienced high employee turnover. A significant increase in the turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiency and productivity, and could lead to a decline in demand for our services. If this were to occur, we would be unable to service our clients effectively and this would reduce our ability to continue our growth and operate profitably. We may be unable to continue to recruit, hire, train and retain a sufficient labor force of qualified employees to execute our growth strategy or meet the needs of our business.


OUR OPERATIONS COULD SUFFER FROM TELECOMMUNICATIONS OR TECHNOLOGY DOWNTIME, DISRUPTIONS OR INCREASED COSTS.

We are highly dependent on our computer and telecommunications equipment and software systems. In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand the databases we use for our services. We are also dependent on continuous availability of voice and electronic communication with customers. If we experience interruption on our telecommunications network, we may experience data loss or a reduction in revenues. These disruptions could be the result of errors by our vendors, clients or third parties or electronic or physical attacks by persons seeking to disrupt our operations, or the operations of our vendors, clients or others. For example, we currently depend on two significant vendors for facility storage and related maintenance of our main technology equipment and data at our U.S. data centers. Any failure of these vendors to perform these services could result in business disruptions and impede our ability to provide services to our clients. A significant interruption of service could have a negative impact on our reputation and could lead our present and potential clients not to use our services. The temporary or permanent loss of equipment or systems through casualty or operating malfunction could reduce our revenues and harm our business.


FAILURE TO PERFORM MAY RESULT IN REDUCED REVENUES OR CLAIMS.

Failures to meet service requirements of a client could disrupt the client's business and result in a reduction in revenues or a claim for substantial damages against us. For example, some of our agreements may have standards for service that, if not met by us, may result in reduced payments. In addition, because many of our projects are business-critical projects for our clients, a failure or inability to meet a client's expectations could seriously damage our reputation and affect our ability to attract new business. To the extent that our contracts contain limitations on liability, such contracts may be unenforceable or otherwise may not protect us from liability for damages.

UNAUTHORIZED DISCLOSURE OF SENSITIVE OR CONFIDENTIAL CLIENT AND CUSTOMER DATA, WHETHER THROUGH BREACH OF OUR COMPUTER SYSTEMS OR OTHERWISE, COULD EXPOSE US TO PROTRACTED AND COSTLY LITIGATION AND CAUSE US TO LOSE CLIENTS.

We may be required to collect and store sensitive data in connection with our services, including names, addresses, social security numbers, credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. If any person, including any of our employees, penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability for breaching contractual confidentiality provisions or privacy laws. Penetration of the network security of our data centers could have a negative impact on our reputation and could lead our present and potential clients to choose other service providers.

WE MAY MAKE ACQUISITIONS THAT PROVE UNSUCCESSFUL OR DIVERT OUR RESOURCES.

We are scheduled to complete the acquisition of a domestic contact center company with a facility in the Philippines in January, 2005. We may also consider acquisitions of other complementary companies in our industry. We have no experience in completing acquisitions of other businesses, and we may be unable to successfully complete an acquisition. If we acquire other businesses, we may be unable to successfully integrate these businesses with our own and maintain our standards, controls and policies. Acquisitions may place additional constraints on our resources by diverting the attention of our management from existing operations. Through acquisitions, we may enter markets in which we have little or no experience. Any acquisition may result in a potentially dilutive issuance of equity securities, the incurrence of debt and amortization of expenses related to intangible assets, all of which could lower our margins and harm our business. We may also require the approval of our note holders which they may not agree to give.

OUR INDEPENDENT AUDITOR'S REPORT WITH RESPECT TO OUR 2003 CONSOLIDATED FINANCIAL STATEMENTS.

The independent auditor's report for our 2002 financial statement contained a "going concern qualification". Our independent auditor's report has not expressed a going concern opinion with respect to our 2003 consolidated financial statements but includes an emphasis in Note 3 to the financial statements for a description of profitability and liquidity issues. We cannot give assurance that possible adverse financial consequences will not continue even with the removal of such qualification from our 2003 financial statements.

WE MAY BE REQUIRED TO WRITE DOWN GOODWILL. THIS WILL RESULT IN THE RECOGNITION OF SUBSTANTIAL EXPENSES.

Our assets include $3,360,272 of goodwill. This reflects the unamortized portion of the difference between the value of the consideration paid to acquire the minority portion of National Online and the book value of the assets of National Online at the time of acquisition. Under present accounting rules this asset may be written down, in whole or in part, if it is unlikely that the full amount of excess value will be realized. We have not written down any amount of this goodwill in 2003 but if our ISP revenues continue to decline we may be required to do so in 2004. Any write down in the future will be treated as an expense and reduce our income.

A PROCEEDING INSTITUTED BY THE FEDERAL TRADE COMMISSION RELATING TO OUR ISP BUSINESS HAS ADVERSELY IMPACTED OUR BUSINESS AND FINANCIAL POSITION HAS IMPACTED ON REVENUES AND INCOME.

On October 30, 2003, the Federal Trade Commission (FTC) instituted an action in federal district court against us and certain of our ISP subsidiaries. The action sought to enjoin alleged failure by certain of our ISP subsidiaries to comply with regulations relating to the conversion of a trial customer to a paying customer. We market our ISP services by offering a trial period before billing customers. In connection with the action the FTC obtained an ex parte temporary restraining order, a freeze on our assets, and the appointment of a temporary receiver. This ex parte order prevented us from marketing and billing our ISP services and deprived us of substantial assets. We therefore experienced significant business disruption, incurred substantial expenses and experienced a reduction of our working capital. While we believed we complied with the law and the proceeding was unwarranted, on November 21, 2003, we entered into a stipulated preliminary injunction, without any admission or finding of wrongdoing. As a result, we were able to resume business subject to procedures set forth in the stipulation (substantially all of which we had already followed) and the oversight of a monitor. The appointment of the receiver was terminated and replaced by a monitor and the asset freeze was lifted except that a portion of our assets were held in escrow against future customer refunds. The order has resulted in a reduction of our revenue and income in the fourth quarter of 2003 and first of 2004. The reduction of revenues and asset freeze and escrow (even though a majority of the funds were released) in turn resulted in working capital issues. This forced us to initiate cost cutting measures and delayed the timetable for implementing our new business direction. We have agreed to a final settlement with the staff of the FTC, which is subject to approval by the commission. The settlement is consistent with the terms of the preliminary stipulation including the payment of $175,000.

GOVERNMENT REGULATION AND CUSTOMER COMPLAINTS RELATING TO OUR ISP BUSINESS ENTAIL COSTLY COMPLIANCE THAT HAVE LEAD TO REGULATORY PROCEEDINGS THAT ARE EXPENSIVE TO DEFEND AND MAY RESULT IN ADVERSE JUDGMENTS AND DETRIMENTAL PUBLICITY.

Our subsidiaries are subject to the oversight of various governmental agencies, including the FTC and similar state agencies. These agencies and other federal and state agencies regulate our marketing activities. We believe we are in material compliance with all these regulations. The most significant of these regulations relates to free to pay conversion rules designed to prevent "cramming" or the unauthorized billing of a customer. To guard against violation of these regulations, we, at substantial expense, imposed strict controls on our in-house and independent contact center sales representatives. Nevertheless, proceedings have been commenced against our ISP subsidiaries. We are subject to a Stipulated Preliminary Injunction entered into in a proceeding instituted by the Federal Trade Commission to prohibit alleged violations by us of the free-to-pay conversion rules. While we denied all liability we entered into the stipulation to resume business after a temporary restraining order described above. During 2003, Missouri and North Carolina sought a permanent injunction to bar us from violating the cramming rules. In both states, we voluntarily entered into orders barring us from cramming. We did so since we do not engage in cramming practices and neither state is a source of significant revenue. We have settled the Missouri action by the payment of approximately $9,000 for costs and reimbursement. We also recently settled investigations in Florida and Kansas by agreeing not to violate the applicable marketing regulations of these states and pay expenses of $110,000 incurred by these states. We are also still subject to continued investigatory subpoena inquiries in Texas and Minnesota and are cooperating fully in each case. We have not been affected by the federal or state "do not call" regulations because our ISP subsidiaries only call business telephone numbers and these types of numbers are not subject to these regulations. We cannot predict the effect of these rules on our outsourcing business. In the future, we may experience substantial adverse consequences on our ISP operations if we are found to have materially violated any regulations or orders. In that event, we may be fined a substantial amount, and may be required to cease or modify our business plans or otherwise limit operations of our ISP operation. Moreover, we could also be adversely affected if we are unable to meet any material future change in regulations. See "Legal Proceedings."

OUR ISP BUSINESS DEPENDS ON THIRD-PARTY VENDORS FOR BILLING AND COLLECTION OF OUR ACCOUNTS RECEIVABLE.

The customers of our ISP subsidiaries are billed through Local Exchange Carriers or LECs. Our subsidiaries rely on third party clearing agents or billing houses for collection of our receivables from the LECs. We have material arrangements with two billing houses, ACI Billing Services, Inc. and eBillit, Inc. While we believe there are potential replacements for our present billing houses, there is no assurance we will be able to find adequate replacements upon suitable terms.

In early 2003, a LEC and billing agent limited or declined any dealings with certain of our ISP subsidiaries because of the number of complaints received. SBC, a LEC, refused to deal with us directly. As a result our market of potential customers was reduced because for the most part we could not solicit in the geographic area operated by this LEC. We were able in 2003, however, to obtain sufficient substitute customers in other areas to maintain revenue growth at that time. The loss of an additional LEC could have substantial adverse consequences on our revenues and profitability. In addition our receivables collected by clearing agents are not segregated. We could lose these funds upon any bankruptcy of a clearing agent.

WE SERVE MARKETS THAT ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN WE DO.

We face significant competition for outsourced business process services and expect that competition will increase. We believe that, in addition to prices, the principal competitive factors in our markets are service quality, sales and marketing skills, the ability to develop customized solutions and technological and industry expertise. While numerous companies provide a range of outsourced business process services, we believe our principal competitors include our clients' own in-house customer service groups, including, in some cases, in-house groups operating offshore, offshore outsourcing companies and U.S.-based outsourcing companies. The trend toward offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. These competitors may include entrants from the communications, software and data networking industries or entrants in geographic locations with lower costs than those in which we operate.

We have existing competitors for our BPO business, and may in the future have new competitors, with greater financial, personnel and other resources, longer operating histories, more technological expertise, more recognizable names and more established relationships in industries that we currently serve or may serve in the future. Increased competition, our inability to compete successfully against current or future competitors, pricing pressures or loss of market share could result in increased costs and reduced operating margins, which could harm our business, operating results, financial condition and future prospects.

Many companies offer Internet provider services and other products and services similar to those offered by us. Many of these firms are well established, have reputations for success and have significantly greater financial, marketing, distribution, personnel, and other resources than us. Further, there can be no assurance that we will not experience price competition, and that such competition may not adversely affect our financial position and results of operations adversely affect our revenues and profitability.


WE HAVE ENTERED INTO SUBSTANTIAL TRANSACTIONS WITH OUR PRINCIPAL STOCKHOLDERS.

Trans Voice L.L.C., the owner of approximately 48% of our common stock, entered into an agreement as of April 2003 with .us to obtain a third party to provide strategic planning supervision, and other services to us primarily for our new business. Martin Miller, our former Chairman of the board, is the beneficial owner of fifty percent of this entity. Amounts paid to Trans Voice L.L.C. are a pass-through and are meant to reimburse Trans Voice for payments it makes or is obligated to make to those it retains under that agreement. TransVoice L.L.C. retained an entity in which an employee, now an officer, owns the entire beneficial interest. We also are a party to an Amended and Restated Payment Agreement with Trans Voice Investments, Inc. whereby we pay Trans Voice,
L.L.C., as assignee of Trans Voice Investments, Inc., $150,000 per month and pay Trans Voice Investments, Inc. $1.00 for every customer over100,000. This agreement was originally entered into in consideration for services rendered to us by Trans Voice Investments, Inc., our principal stockholder at the time. This agreement and subsequent modifications before 2004 were consummated when Trans Voice L.L.C. was not one of our principal shareholders. However, one of the principal holders of Trans Voice L.L.C. was our chief officer prior to the execution of the original agreement. We have entered into an arrangement to modify the Payment Agreement, which now provides a fixed payment of $4,200,000, payable in installments for the indefinite payments under the Payment Agreement. Finally we have entered into a finders' agreement with Trans Voice L.L.C. for compensation in connection with any successful transaction. While we believe the transactions referred to prior to 2004 were fair they were not negotiated at arms length. Now transactions with principal stockholders, officers or directors will need to be approved by the majority of our independent directors.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES THAT MAY BECOME FREELY TRADABLE AND COULD THEREFORE RESULT IN A REDUCED MARKET PRICE.

As of December 1, 2004, we had an aggregate of 11,544,219 shares of our common stock issued and outstanding, of which approximately 7,100,000 shares are "restricted securities". These shares may be sold only in compliance with Rule 144 under the Securities Act 1933, as amended, or other exemptions from the registration requirements of the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations. Substantially all of our presently issued shares as well as over 825,000 shares subject to our preferred stock are or will be capable of sale pursuant to Rule 144 subject to the foregoing limitations. In addition, the shares offered hereby and in the concurrent offerings, including shares subject to these warrants and convertible securities, could add over 6,000,000 free trading shares. The sale of a significant number of these shares or the shares eligible for resale under Rule144 in the public market may adversely affect prevailing market prices of our shares.

IF OUR SHARES ARE NOT LISTED ON A STOCK EXCHANGE, THE TRADING OF OUR SECURITIES MAY BE SUBJECT TO RESTRICTION.

We have applied to have our shares of Common Stock listed on the American Stock Exchange on May 21, 2003. Our last response was on December 17, 2004. If our application is denied, our stock will continue to be traded on the OTC Bulletin Board. Trading volume of OTC Bulletin Board stocks have been historically lower and more volatile than stocks traded on an exchange. In addition we may be subject to rules of the Securities and Exchange Commission that impose additional requirements on broker-dealers when selling penny stocks to persons other than established customers and accredited investors. At the moment we do not believe our securities are subject to these rules because our average revenues during the last three years exceeded $6,000,000. In general, an accredited investor is a person with assets in excess of $1,000,000 or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse. The relevant Securities and Exchange Commission regulations generally define penny stocks to include any equity security not traded on an exchange with a market price (as defined in the regulations) of less than $5 per share. Under the penny stock regulations, a broker-dealer must make a special suitability determination as to the purchaser and must have the purchaser's prior written consent to the transaction. Prior to any transaction in a penny stock covered by these rules, a broker-dealer must deliver a disclosure schedule about the penny stock market prepared by the Securities and Exchange Commission. Broker-dealers must also make disclosure concerning commissions payable to both the broker-dealer and any registered representative and provide current quotations for the securities. Finally, broker-dealers are required to send monthly statements disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

If our common stock were to be subject to penny stock rules, these rules may discourage broker-dealers from effecting transactions in our common stock or affect their ability to sell our securities. As a result, purchasers and current holders of our securities could find it more difficult to consummate sales of our common stock at attractive prices.

WE DO NOT INTEND TO NOR CAN WE PAY DIVIDENDS ON OUR COMMON STOCK.

We have not paid any dividends on our common stock. Our notes and preferred stock prohibit the payment of dividends. There are no plans to declare dividends in the immediate future. Our Series A Convertible Preferred Stock provides for 8% cumulative dividends to be paid annually. We have not paid cash dividends called for under our Preferred Stock. An amount equal to "accrued" dividends is added to the stated value of the preferred stock and upon conversion of the stated value may also be converted into common shares.


OUR STOCK PRICE, LIKE THAT OF MANY SMALL COMPANIES, HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low.

                           FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control.. All forward-looking statements, which may be contained in this registration statement, are made as of the date that such statements are originally published or made, and we undertake no obligation to update any such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act,
Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

We will not receive any proceeds from the offering of the selling stockholders. If any of the warrants are exercised we may receive the exercise price and will utilize these proceeds for working capital.

                                 CAPITALIZATION

The following tables sets forth:

     o the historical consolidated capitalization of Epixtar Corp. and Subsidiaries capitalization as of September 30, 2004; and

     o the pro forma capitalization giving effect to this offering and the transactions expected to be completed upon, or following, consummation of this offering including the conversion of convertible debt and preferred stock into common stock of the company.

The pro forma capitalization does not reflect the exercise of warrants to which 2,305,036 shares included in this offering are subject since the exercise prices of the warrants exceed the trading price of our common stock as of the filing date of this registration statement.

Please read this capitalization table together with the financial and other information under the captions "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this Prospectus.

                              Capitalization Table

                                                                                                       UNAUDITED
                                                                                        ----------------------------------------
                                                                                             As of
                                                                                         September 30,
                                                                                              2004                Pro forma
                                                                                        -----------------     ------------------
       7% Convertible debenture (1)                                                        $   416,667           $        --
       Note payable - stockholder                                                            2,447,838             2,447,838
       8% Convertible note, current portion (2)                                              1,090,908                    --
       Other notes payable and capital leases, current portion                               1,062,381             1,062,381
       8% Bridge loans (3)                                                                     922,286                    --
                                                                                           -----------           -----------
             Total current maturities of long term debt                                      5,940,080             3,510,219
Long-Term Liabilities:

       8% Convertible note, net of current portion (2)                                       3,304,667                    --
       Other notes payable and capital leases, net of current portion                          247,679               247,679
                                                                                           -----------           -----------
             Total long-term liabilities                                                     3,552,346               247,679
Stockholders' Equity (Deficiency):
       Convertible preferred stock, $.001 par value;
          10,000,000 shares authorized; 16,500 shares issued and
          outstanding (liquidation preference $3,300,000) on
           September 30,2004 and none as adjusted
          outstanding (liquidation preference $3,300,000)                                           17                    --
       Common stock, $.001 par value, 50,000,000 shares
          authorized; 11,544,219 shares issued and outstanding                                  11,544                18,362
       Additional paid-in capital                                                           21,985,297            28,481,205
       Accumulated deficit                                                                 (19,528,595)          (20,747,734)
                                                                                           -----------           -----------
             Total stockholders' equity                                                      2,468,263             7,749,124
                                                                                           -----------           -----------
             Total Capitalization                                                          $11,960,689           $11,507,022
                                                                                           ===========           ===========

1) $500,000 convertible note, net of discounts for beneficial conversion feature and detachable warrants.

2)   $5,000,000 convertible notes, net of discounts for detachable warrants.

3)   $1,000,000 convertible notes, net of discounts for detachable warrants.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

Our Common Stock is presently quoted, under the symbol "EPXR," on the OTC Bulletin Board. Prior to January 2003, our symbol was "GAHI". In January 2003, the symbol was changed as a result of our name change. Set forth below are the high and low closing bid quotations for our common stock for each quarter of the last two full fiscal years and a portion of the current year, as reflected on the electronic bulletin board. The quotations listed below represent prices between dealers and do not include retail mark-up, markdown or commission, and there can be no assurance that they represent actual transactions.

                                FISCAL YEAR 2004
          Quarter                     High                           Low
            1st                      $5.15                          $2.96
            2nd                      $2.10                          $5.29
            3rd                      $2.15                          $.80
            4th                      $1.24                          $.52

                                FISCAL YEAR 2003
          Quarter                     High                           Low
            1st                      $4.15                          $1.75
            2nd                      $8.85                          $2.75
            3rd                      $6.45                          $3.55
            4th                      $6.40                          $2.75

                                  STOCKHOLDERS

As of December 17, 2004, there were approximately 60 holders of record of our common stock. Because a substantial portion of our shares are held by a depository company in nominee name, we believe the number of beneficial owners of the securities is substantially greater than 60.

                                    DIVIDENDS

We have not paid any dividends on our common stock. Our notes prohibit the payment of dividends. There are no plans to declare dividends in the immediate future. Our Series A Convertible Preferred Stock provides for 8% cumulative dividends to be paid annually. An amount equal to the accrued dividend is added to the stated value of the preferred stock and may be converted to shares of common stock.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data as of, and for the years ended, December 31, 1999, 2000, 2001, 2002 and 2003, which has been derived from our audited consolidated financial statements. Our consolidated financial statements as of, and for the year ended, December 31, 2003 were audited by Rachlin Cohen & Holtz LLP and our consolidated financial statements as of, and for the years ended, December 31, 1999, 2000, 2001 and 2002 were audited by another auditor. The financial information for the years ended December 31, 2001 and 2002 is derived from restated financial statements. See Note 2 to the financial statements included in this document. You should read this information together with "Summary historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," and our consolidated financial statements and related notes for the years ended December 31, 2001, 2002 and 2003, which are included elsewhere in this prospectus.

Historical results are not necessarily indicative of the results to be expected in the future.

Selected Consolidated Financial Data (unaudited):

                                 Nine Months
                                    Ended
                                September, 30,                      Year Ended December 31,
                                    2004            2003           2002           2001          2000         1999
                                    ----            ----           ----           ----          ----         ----
                                 (Unaudited)                    (Restated)     (Restated)
Consolidated Statements of
Operations Data:
Revenues                       $13,529,770      $36,404,803    $26,250,851    $1,189,723     $13,387      $     -
Income (Loss) from
Continuing Operations           (6,428,728)       4,379,160    (11,901,604)   (3,251,788)   (281,072)     (38,374)
Gain (Loss) from
Discontinued Operations                  -                -        (43,318)      267,190           -            -
Net Income (Loss) per Common
Share - Diluted:
Continuing operations               $(0.62)          $ 0.16        $ (1.13)       $(0.42)    $ (0.07)     $  (0.01)
Discontinued operations                  -                -              -          0.03           -             -
Net income (loss)                   $(0.62)          $ 0.16        $ (1.13)      $ (0.39)    $ (0.07)     $  (0.01)
                                ==========       ===========     =========     =========     ==========   =========
Consolidated Balance Sheet
Data:
Working capital                 (3,849,388)       2,954,188     (3,638,292)   (3,495,570)   (560,639)       (7,775)
Total assets                    17,262,317       12,982,794      8,583,145     4,438,294     171,856             -
Current portion of long-term     5,940,081          121,513        483,786     2,649,000     285,000             -
debt
Notes payable, long-term         9,492,426        2,671,953      2,353,151        52,726      22,212        30,599
debt and common stock to be
issued
Stockholders' equity             2,469,559        5,397,988      8,583,145        47,438    (321,112)      (38,374)
(deficiency)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

HISTORICAL
--------------------------------------------------------------------------------
While we are now primarily a contact center company, substantially all our revenue has been derived from our ISP operations. In March 2001, we acquired National Online Services, Inc. ("NOL") from a then affiliate. NOL developed and marketed internet provider services ("ISP") for small businesses. A majority of the shares of NOL was acquired from our then principal stockholder. The operations of NOL commenced during 2001. We continued and expanded the operations of NOL as well as other ISP subsidiaries operating similar businesses primarily with funds generated from operations, making considerable expenditures for staffing and infrastructure. In the fourth quarter of 2003, we determined to focus our energies on our contact center business providing services for third parties using facilities we operate or will develop or acquire. Despite this continued focus, our contact center business represents a small percentage of our revenue. The effect of this transition on our revenues, income and capital requirements is discussed below.

Prior to the acquisition of NOL, in November 2000 we acquired and then operated Savoncalling.com L.L.C. a telecommunication "dial around" company. We ceased SavOn's operations in early 2001 and petitioned for bankruptcy protection for this entity thereafter. While SavOn's reorganization was approved, SavOn presently has no business.

OVERVIEW
--------------------------------------------------------------------------------
We presently derive our revenues from our contact center business and our ISP business. Our recent and immediate financial condition and prospects have been and will be affected by three significant factors:

         o Our decision to concentrate our focus and resources on our contact center business

         o    The suspension of marketing of our ISP Services

         o    The FTC Proceeding

CONTACT CENTER BUSINESS
--------------------------------------------------------------------------------
Our contact center business is still in its initial stages. We have approximately 1,000 operational seats in the Philippines supporting several major clients. We are actively marketing our contact center services and, depending on financing, will continue to build out infrastructure and hire additional personnel.

In connection with our transition to a contact center business we hired additional executives and personnel with expertise in the development and management of contact centers. We have also hired business development personnel in support of these efforts. We also incurred costs for due diligence, as well as professional fees and travel in conjunction with the establishment of these contact centers prior to operations. During a substantial portion of this start up period, our revenues were interrupted or declining.

We began operations at two facilities in the Philippines in the spring of 2004 and now have 1000 operational contact center seats. These activities required substantial funds for infrastructure, acquisition costs, and facilities development. We will incur similar costs and use significant funds as we endeavor to open additional facilities. Some of our capital expenditures may be satisfied with equipment leases and financing arrangements with landlords. The amortization of these build out costs will be included in future rental payments. In addition to these capital expenses, we are incurring and will continue to incur increased operation expenses such as rent, licenses, payroll and other administrative expenses.

With our sales efforts beginning to yield new service contracts, integration and training considerations mean significant contact center revenue will not be forthcoming until these contracts have somewhat matured. While we may control some associated ramping costs (managing payroll costs as by only hiring as required, for example), we anticipate losses during this period. This is due to the initial investment requirements and timeline required to realize significant revenue.

The revenues for our contact center business should depend upon several factors including:

    o    Sales activities culminating in client contracts
    o    The associated ramp time to fulfill these contracts
    o    The rate of compensation
    o    Operational efficiencies
    o    The pace of capacity expansion
    o Our contact center market may be affected by general economic conditions, business requirements for telemarketing programs and the effect of any future governmental regulations.

Revenues from contact center operations are derived from telemarketing, televerification, and customer support services provided to clients based on individual business requirements. Depending on the contract under which services are provided, the company may earn revenues on a commission basis, a performance basis, an hourly basis, or a blend of the three.

Cost of sales consists of direct payroll costs, recruitment and training of personnel and communication costs.

On an ongoing basis, the most significant expense of our contact center business will be labor costs for agents, supervisors and administrators as well as commission paid to brokers. As indicated above, direct labor costs are part of cost of sales and other labor costs will be expensed under selling, general and administrative expenses. We also incur substantial rental payments for our leased facilities. Depreciation expenses will continue to increase because of increased equipment purchases. Equipment lease payments will also increase for the same reason as well as amortization of landlord financed facility improvements. Because of increased borrowing for our facilities and equipment, interest expenses should also increase.



ISP BUSINESS
--------------------------------------------------------------------------------
While we are not presently marketing our ISP business, we are continuing to service our existing customer base. Our ISP business essentially consisted of the marketing of value-added ISP services primarily through third party facilities. We do not operate our own network but use third parties to obtain access to the Internet for our clients. Prior to 2004 when we suspended marketing efforts, the key to this business was the marketing effort to obtain customers. The customer base grew as a direct result of the marketing efforts. ISP revenues are derived from monthly fee charges obtained through local exchange carriers (LECs) facilitated billing. ISP revenues and cash flow were affected by several factors:

    1)   Hold backs and reserves by our billing houses and LECs

    2)   Regulatory actions

    3)   Customer cancellations

Our cost of sales include: (1) the direct costs of customer acquisition: telemarketing and fulfillment and (2) the costs of maintaining our customer base including customer care and telecommunication costs for Internet access. The telemarketing and fulfillment costs are incurred upfront charges at customer activation. This represents the majority of the cost of sales. Conversely, the costs of maintaining our customer base represent a much smaller proportion of the cost of sales.

Historically, we experienced a high cancellation rate among our ISP customers. This necessitated ongoing marketing efforts to replace and expand our base. The size of our base was critical from a cash flow standpoint. The free trial period, high cost of sales, and the length of the collection period, translated to substantial outlays of cash for customer acquisition prior to the receipt of associated revenues.

The efforts to increase our customer base were thwarted to a substantial extent by regulatory action that prevented marketing in certain areas and, for a period of time, prohibited all marketing activities. As previously discussed, on October 30, 2003, the Federal Trade Commission enjoined us and certain of our subsidiaries from marketing and billing our ISP services. In November 2003, we were permitted to resume marketing efforts. We limited marketing of our ISP services after November 2003 and in early 2004 elected to concentrate our efforts on our contact center business. We are still servicing our existing customer base for relatively nominal cost. Since our customer base now consists of seasoned customers both our rate of attrition and bad debt write-off are lower. Based on current attrition rates we believe we will continue to derive revenues on a declining basis for several years.

Because we are not marketing the ISP business, our cost of sales has and should continue to decline, thereby increasing gross profit margins for this business.

FTC PROCEEDING
--------------------------------------------------------------------------------
The proceeding, which commenced in October 2003, temporarily enjoining our ISP operations, resulted in a reduction of our revenue and substantial legal expenses. This contributed to resulting losses and deprived us of cash from operations. These effects were compounded by a temporary asset freeze and escrow. The combined factors resulted in significantly reduced working capital and delayed implementation of our new business direction compelling us to initiate certain cost cutting measures in early 2004. The proceeding has no additional long-term impact on our business operations in large part because we are no longer actively marketing ISP services.

CURRENT TRENDS
--------------------------------------------------------------------------------
The trend of our revenue and income over the next several quarters depends upon several variables, some of which cannot at this time be ascertained definitively. Revenue from ISP sources will decline as a result of suspended ISP marketing activity and a declining customer base. During our initial phase of contact center operations we will incur development and startup associated losses. Depending on obtaining new contracts and implementing existing ones, we believe revenues from our contact centers will increase thereby offsetting lost ISP revenues in the future. Because we have elected to proceed with the expansion of our contact center business, we will have a need for substantial capital (as discussed under "Liquidity")

If we acquire the business of IMS in January 2005 pursuant to our agreement our contact center revenues and overall revenue will increase dramatically. Since the acquired company has been incurring losses, there is no assurance we will be able to operate this new subsidiary profitably.

                                ACCOUNTING ISSUES


RESTATEMENT
--------------------------------------------------------------------------------
We have restated our previously issued financial statements for 2002 as follows:

              In 2002 we entered into an agreement to restructure certain debt to a stockholder. We have determined that the transaction should have been treated as the issuance of a new note with a loss on debt extinguishment, which includes the value of warrants as of the date of grant. For the three months and nine months ended September 30, 2003, amortization expense was reduced by $125,000 and $375,000, respectively, due to the reversal of amortization of the originally recorded loan restructuring costs. The new note was recorded at fair value, which resulted in our recording a discount. The 2003 financial statements have been restated to reflect the amortization of the discount of the new loan over two years.

              We have recorded the new note resulting from the debt restructuring at fair value net of a discount.

              The foregoing restatement is described in further detail in Note 2 to the financial statements.

ACCOUNTING POLICIES AND PROCEDURES
--------------------------------------------------------------------------------
On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for uncollectible amounts, impairments of intangible assets, recognition of deferred income tax items, stock-based compensation, bad debts, and intangible assets. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

REVENUE RECOGNITION
--------------------------------------------------------------------------------
Our ISP revenues are derived from fees for providing small businesses with Internet access, websites, and e-mail accounts through reselling dial-up Internet access services. Customers are billed monthly, following an initial 30 day free trial, and the revenue is recorded over the period in which the services are provided. Deferred revenue represents the unearned, billed revenue at the end of an accounting period. We contract with external entities for billing and collection services. Those entities require that certain holdbacks and reserves be maintained to allow for the possibility that amounts will not be collected, refunds will be made, or adjustments to customer accounts will be allowed. These holdbacks and reserves are included in accounts receivable. We provide an allowance for lack of collectability of these amounts approximately equal to fifty percent of the amounts held or reserved. This allowance is estimated based on historical experience.

In most cases for our contact center business, the revenues generated under these types of arrangements are billed on a weekly basis, for the preceding week, and are recognized as revenue during the period in which the services are provided. In general, customers are required to remit payment to the Company within seven days of invoicing.

In other instances, the Company is compensated based on the percentage of sales revenue generated for its customers over a predetermined period of time. In other instances for our contact center business the Company's customers report billings for sales generated by the Company on a monthly basis, at which time the Company invoices the customer for the preceding month's activity. The customer is required to remit payment within 60 days of the close of the month in which the billings occur. The Company recognizes revenue during the periods in which its customers' bill for the services sold through the telemarketing efforts. The Company also earns an additional "bonus commission" equal to a predetermined percentage of estimated annual sales for each sale generated. The Company receives the payment within 60 days of the initial sale and may be required to return a pro rata portion of the payments in the event a customer cancels the service sold within a one-year period. The Company recognizes the revenue related to these commissions over a one-year period beginning with the date the initial sale was made. The portions of the payments received that are subject to be returned to the customer are recorded as deferred revenue.

Individual contracts are negotiated on a case-by-case basis and the terms of future arrangements may vary from the foregoing.



IMPAIRMENT OF INTANGIBLE ASSETS
--------------------------------------------------------------------------------
In connection with the acquisition of a minority interest in NOL we recorded goodwill. SFAS No. 142 "Goodwill and Other Intangible Assets" requires that goodwill no longer be amortized, but rather be evaluated for possible impairment at least annually. Our policy calls for the assessment of any potential impairment at least annually or more often if events or changes in circumstances indicate that the carrying value may not be recoverable. If an evaluation of undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value based on discounted cash flows. We did not recognize any impairment charges for goodwill during the nine-month period(s) ended September 30, 2004 and 2003.

DEFERRED INCOME TAXES
--------------------------------------------------------------------------------
Through December 31, 2003 we incurred significant net operating losses for income tax purposes. As of December 31, 2003 we had net operating loss carry forwards available of approximately $19 million. As a result of ownership changes occurring in June 2002, our operating tax loss carry forwards are subject to certain limitations.

In addition, tax laws require items to be included in our tax return at different times than those items are reflected in our financial statements. Some of these differences are permanent and some differences reverse over time. These timing differences, as well as the net operating loss carry forwards, create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction in our tax return in future years. We establish valuation allowances for our deferred tax assets when we believe expected future taxable income to offset those deductions is not likely. Based on our historical earnings history, we have established a 100% valuation allowance for our net deferred tax assets.

STOCK BASED COMPENSATION
--------------------------------------------------------------------------------
Historically we have used stock options and warrants as a method of compensating employees, contractors, and creditors for services provided. We account for options and warrants granted to non-employees at fair value. We account for options granted to employees using the intrinsic value method. The intrinsic value method measures the value of the option as the difference between the exercise price of the option and our stock price on the date of grant. Usually we do not recognize any compensation expense in connection with employee options, as the exercise price is generally equal to the stock price on the date of grant. Under the fair value method we measure the option or warrant at the date of grant using the Black-Scholes valuation model. The model estimates the value of the option or warrant based on a number of assumptions, such as interest rates, our stock price, the expected life of the option or warrant and dividend yield.

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------
The Company conducts significant transactions with related parties. which are now subject to the approval of our Independent directors. All material relationships with related parties are disclosed in notes to the financials statements in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

               COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2004
                     TO NINE MONTHS ENDED SEPTEMBER 30, 2003


GENERAL
--------------------------------------------------------------------------------
Set forth below are comparisons of financial results for the quarters ended September 30, 2004 and 2003 and the nine months ended September 30, 2004 and 2003. These comparisons are intended to aid in the discussion that follows. This discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.


                                      NINE MONTHS ENDED SEPTEMBER 30,
-------------------------------------------------------------------------------------------------
                                                    2003
         ITEM                   2004              (RESTATED)           CHANGES       % OF CHANGES
         ----                   ----              ----------           -------       ------------
Revenue                     13,529,770           30,192,199         (16,662,429)         -55.2%
Cost of Sales                3,869,367           13,446,849          (9,577,482)         -71.2%
Gross Profit                 9,660,403           16,745,350          (7,084,947)         -42.3%
Expense (exclusive of       13,607,517           11,143,662           2,463,855            22.1%
Depreciation)
Depreciation                   788,845              128,380             660,515          514.5%
Interest Expense             2,825,443              316,470           2,508,973          792.8%
Other Income                 1,132,724                    -           1,132,724              -
Net Income (Loss)           (6,428,728)           4,665,666         (11,094,394)        -237.8%


The revenue for the nine-month period decreased from $ 30,192,199 in 2003 to $13,529,770 in 2004. Since we determined to focus our resources solely on our contact center business, we are no longer marketing our ISP services, therefore no new customers have been added. As a result, our ISP Revenue has been declining. We expect a gradual continued decline of revenues from the ISP business and an increase in revenue from our contact center business. Our decline in revenues occurred notwithstanding that our revenue from our contact center business for the three month and nine-month periods were $878,554 and $1,019,295 respectively.

Our cost of sales for 2004 includes the costs of providing services to our customer base. This includes customer care costs and telecommunication costs for our Internet provider services. The costs of maintaining service to our customer base represent a much smaller component of cost of sales but are an on-going cost. As a result, our cost-of-sales have declined significantly in 2004. Our costs in 2004 were $9,577,482 lower for the nine-month period. This decrease resulted because of a decline in telemarketing efforts due to our emphasis on our new business direction. The forgoing decline occurred notwithstanding an increase in our contact center business costs, consisting primarily of labor, telecommunication and commissions. The cost of sales for 2003 reflects high telemarketing costs resulting from increased ISP marketing efforts in the third quarter of 2003.

The gross profit for the nine-month period for 2004 was $9,660,403 compared to $16,745,330 for the nine-month period in 2003. The decrease in gross profit resulted from lower sales notwithstanding a reduction in the costs of sales. Notwithstanding the decrease in gross profit, our gross profit margins increased substantially from 55.5% for the nine month period in 2003 as compared to the nine-month period for 2004 of 71.4%. Our increased gross profit margins are a result of decreased telemarketing and fulfillment costs as described above.

Depreciation expense for the nine-month period of 2004 was $788,895 compared to $128,380 for the nine-month period in 2003. The increase in depreciation expense is due to depreciation of significant acquisitions of property and equipment related to the development of call centers in the Philippines in 2004.

Total expense (exclusive of depreciation) for the nine-month period for 2003 was $11,143,662 as compared to $13,607,517 for 2004. Included in these expenses is an increase of $966,727 in selling, general and administrative expenses resulting from increased salary, travel and professional fees for our contact center business. This was in part offset by a decline in bad debt expense due to a decrease in the amount of charges to the holdback and reserves of our billing houses as a result of decreased billings from our ISP business.

As a result of the foregoing we had a loss from operations for the nine-month period of 2004 of $ 4,736,009 as compared to a profit of $5,473,308 for 2003.

Interest expense for the nine-month period of 2004 was $2,825,443 compared to $316,470 for the nine-month period in 2003. The increase in interest expense is mainly due to the amortization of discounts on convertible debt issued during the second quarter of 2004. $7,500,000 of convertible notes with detachable warrants was issued during the second quarter of 2004. Fair values assigned to the warrants and beneficial conversion features are charged to interest expense over the lives of the notes. $1,500,000 of the notes were repaid or converted in the second quarter, resulting in approximately $1,220,000 of interest related to the warrants and beneficial conversion features being charged to expense in the second quarter of 2004.

During the third quarter of 2004, we had a gain on extinguishment of debt in the amount of $859,287 as a result of the modification of the terms of $6,500,000 of convertible debt. The modification was treated, in accordance with generally accepted accounting purposes as an extinguishment of the old notes and the re-issuance of new notes. See Note 6 to the financial statements included herein. During the second quarter of 2002, we had a gain on extinguishment of debt of $281,250 as a result of the repayment in cash of certain convertibles.

We did not have any provision for income taxes in 2004 because of the operating losses. We had an income tax provision of $491,172 for the nine-month period in 2003.

As a result of all of the foregoing, the nine-month period in 2004 shows a loss of ($6,428,728) compared to net income for the nine-month period for 2003 of $4,665,666.


               COMPARISON OF FISCAL YEAR 2003 TO FISCAL YEAR 2002

GENERAL
--------------------------------------------------------------------------------
Sets forth below are comparisons of financial results for the prior two fiscal years. These comparisons are intended to aid in the discussion that follows. This discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this report.

                                                    2002
         ITEM                   2003             (RESTATED)             CHANGES            % OF CHANGES
         ----                   ----             ----------             -------            ------------
Revenue                      36,404,803          26,250,851           10,153,952              38.7%
Cost of Sales                16,725,774          17,781,967           (1,056,193)             -5.9%
Gross Profit                 19,679,029           8,468,884           11,210,145             132.4%
Expense (exclusive of        14,869,142          10,223,529            4,645,613              45.4%
Depreciation)
Depreciation                    214,299              98,557              115,742             117.2%
Interest Expense                542,280             497,702               44,578                 9%
Loss on extinguishment
of Debt obligation                                9,550,700           (9,550,700)              100%
Net Income (Loss)             4,379,160         (11,944,922)          16,334,082
Cash, Accounts                7,867,041           4,739,186            3,127,855                66%
Receivable & Prepaid
Expense


Our revenues increased from $26,250,851 in 2002 to $36,404,803 in 2003. There is generally a correlation between the marketing of our ISP services and future revenues (after the trial period) for customers obtained during the marketing effort. While our telemarketing efforts for the latter part of 2003 were reduced (particularly after the FTC proceeding) we nevertheless increased our revenue. This was because we had significant marketing campaigns in the latter part of 2002 and early 2003. In addition our customer base had grown substantially during the year so that a high level of revenues were retained for a portion of the year even when our market efforts were diminished. Our revenue grew even though we could we could not bill our ISP customers for a portion of the year.

Our telemarketing and fulfillment costs are initial upfront charges incurred when an ISP customer signs up and represent the most significant component of cost of sales. Conversely, the costs of maintaining our customer base represent a much smaller component of cost of sales. Our costs of sales in 2003 were approximately $340,000 lower than costs for 2002 despite an increase in revenues. During 2003, we had a significant decrease in ISP telemarketing expenses. This decrease resulted from reduced costs from using lower cost offshore facilities, a decline in telemarketing efforts due to our emphasis on our new business directions as well as the effects of the FTC proceedings. The cost of sales of 2002 also reflects high telemarketing costs resulting from increased ISP market efforts in the third quarter of 2002.

Our gross profit was $19,679,029 in 2003 compared to $8,468,884 in 2002. The increase in gross profit resulted from higher sales accompanied by reductions in costs, all as discussed above.

Total expense (exclusive of depreciation) increased from $10,223,529 in 2002 to $14,869,142 in 2003. Included in these expenses is an increase of $ 3,768,718 in selling, general and administrative expenses. This increase was the result of the increased professional fees incurred in connection with our defense of the FTC Proceeding and increased expenses incurred with our new business consisting of increased salary, travel, and professional fees. Fees paid to a related party increased by approximately $2,730,000. This was in part a result of increased payments under the payment agreement with these parties because of increased revenues of the ISP subsidiaries. The increase includes $1,050,000 for subcontract services primarily for our new business, which was not incurred in 2002.

As a result of the foregoing we had income from operations of $4,595,588 in 2003 compared to a loss of ($1,853,202) in 2002.

In 2002, we had a loss on debt extinguishment of $9,550,700. This arose with an agreement of a note holder not to call the note for a fixed period. This deferral of the right of demand was treated as an extinguishment of debt. The amount of the loss represents the value of the consideration received from us for this deferral. We also had a slight increase in interest in 2003, which was more than offset by a gain of $324,966 on a settlement of debt in connection with the reorganization of SavOn.

We did not have any tax expenses in 2003 because of the use of our net operating loss carry forward.

As a result of all of the foregoing, we had net income of $4,379,160 for 2003 compared to a net loss of $11,944,922 in 2002.

               COMPARISON OF FISCAL YEAR 2002 TO FISCAL YEAR 2001


                                2002               2001
         ITEM                (RESTATED)         (RESTATED)           CHANGES   % OF CHANGES
         ----                ----------         ----------           -------   ------------
Revenue                     $ 26,250,851      $  1,189,723     $ 25,061,128         2100%
Cost of Sales               $ 17,781,967      $  1,684,615     $ 16,097,352          955%
SG&A                        $ 10,223,529      $  2,304,865     $  8,017,221          347%
Net Operating Income        $ (1,853,202)     $ (2,799,757)    $    946,555           34%
(Loss)
Net Income (Loss)           $(11,944,922)     $ (2,984,598)    $ (8,960,324)         300%


Our revenues increased from $1,189,723 in 2001 to $26,250,851 in 2002. This is because we had a full year's sales of the Internet Services as well as increased volume in 2002 due to aggressive telemarketing efforts.

Our gross profit was of $8,468,884 in 2002 compared to a loss of $494,892 in 2001. The increase resulted from higher sales and the ability as a result of increased revenue to cover fixed costs accompanied by reductions in telemarketing and other third party costs per customers.

During 2002, our selling, general and administrative expenses increased from $2,304,865 to $10,223,529 reflecting higher personnel costs to meet increased volume and development of new products. We outsourced many customer service functions and were able to reduce our payroll expense substantially.

Interest expense increased approximately $448,000 in 2002 as a result of increased borrowings. As a result of all of the foregoing, we had a loss from continuing operation of $10,048,402 in 2002 compared to a loss of $452,031 in 2001. Amortization expenses in 2001 were approximately $360,000 reflecting nine months of amortization of the National Online acquisition that occurred in 2001. Because we discontinued SavOn's operations in 2001 we had a gain of approximately $267,000 in 2001 from discontinued operations compared to $43,318 of these costs in 2002.

                                    LIQUIDITY

We had working capital of approximately $2,954,188 as of December 31, 2003 and a working capital deficit of $3,363,674 on September 30, 2004. We had negative cash flow from operations in 2004 but had positive cash flow through September 30, 2004 as a result of financings during 2004.

HISTORICAL CAUSE OF PRIOR LIQUIDITY ISSUES OF ISP BUSINESS
--------------------------------------------------------------------------------
At the inception of our ISP business we experienced substantial liquidity problems due to the gap between the receipt of revenue and the payment of expenses. This resulted from the long collection cycle of billing houses and the one month free service provided to the customer. In addition, the liquidity issue was partly exacerbated by uncollectible receivables, which reduced the potential cash available. The size of the customer base during the initial period was not sufficient to overcome the foregoing gap. During 2002, we had a large enough customer base to overcome the gap.

LIQUIDITY ISSUES
--------------------------------------------------------------------------------
Prior to the FTC Proceeding in October 2003, we believed we would be able to continue to meet our obligations arising from our existing ISP business through cash flow from operations but would need additional financing to fund our entry to the contact center business. As a result of the proceeding we were deprived of substantial cash because of the asset freeze and escrow and incurred substantial expenses and interruption of revenue and billing. As a consequence we were unable to pay all of our expenses in the normal course of business. We therefore were compelled to take several measures including the reduction of personnel, temporary reduction of executive salaries, and postponement of most activity relating to our new business initiative. Notwithstanding a resolution of the FTC matter our liquidity problems continued particularly as we determined to proceed with our new contact center business. This direction required increased capital expenditures and operating expenses in excess of cash flow. In 2004 we received additional financing (described under "2004 Financing") which enabled us to begin implementation of our plans. We have proceeded with the next level of plans in the belief that financing would be available and we have made commitments based on that belief. Since some obligations were due ahead of financing receipts we are experiencing significant cash flow problems. There is no assurance we will obtain adequate financing. In addition there are notes aggregating over $3,400,000 plus accrued interest, which are due or may become due by January 2005. We had made arrangements with holders of $1,000,000 of principal amount of these notes to extend the due date for a significant portion of this amount. A note for approximately $2,400,000 can be called on demand beginning January 2005. The holder agreed to receive payments of $300,000 per month without waiving its right to demand payment. We have reached an agreement in principle to extend the due date.

DEVELOPMENT MILESTONES
--------------------------------------------------------------------------------
Depending on financing and other factors we intend to add approximately 4,200 additional seats in the Philippines over the next four quarters. The following discussion sets forth our anticipated milestones, a two-phase plan for achieving our goals together with the required funds, beyond receipts from our service contracts.

Phase 1, to be completed in the Q2 2005, begins with the completion of the balance of approximately 1,900 seats at our flagship center, Epixtar House, located in Manila as well as the completion of 1,000 seats at the newly leased Epixtar Plaza on the site of the former Clark Air Force Base. The total cash outlay to complete this phase is forecast at approximately is $5,000,000.

Phase 2, contemplates the completion of (a) Epixtar Centre, a 1,290 seat center located in Aseana Business Park in the Makati section. The lease negotiations for Epixtar Centre will be complete in early January. Development will begin soon after with completion expected in Q3 2005 (b) Epixtar Subic projected at 1,073 seats located in Subic Bay. The total cash outlay to complete Phase 2 is projected at $8,500,000.

The total cash outlay for both phases is expected to be $13,500,000.

Pursuant to our definitive acquisition agreement with IMS expected to close in early January, we will have an additional 500 seats of which 100 will be located on the Philippines with the balance at three domestic locations. As a result of the acquisition we will require funds for the acquisition and working capital after the acquisition.

CAPITAL TRANSACTIONS

LOAN TRANSACTION 2001
--------------------------------------------------------------------------------
As of October 31, 2001 we entered into a Security Agreement and issued a promissory note to Brookfield Investment Ltd. in the amount of $2,474,000 to cover the prior advances made by Brookfield. The note was to be increased to reflect any future advances which ultimately were never made. The note is payable by us on demand and the principal amount (exclusive of interest accrued prior to the date of the note) accrues interest at a rate of 7% per year. The Security Agreement granted Brookfield a security interest in our accounts receivable as well as those of all our subsidiaries.

The parties agreed in principle on November 2, 2002, to modify the Brookfield Agreement and related note obligations to defer demand for payment (except on non payment defaults) until January 2005. Brookfield also agreed to subordinate its security interest to financing lenders. We agreed to pay accrued interest on the note by July 2003 and issued Brookfield a warrant to purchase 4,000,000 shares of our common stock at an exercise price of $.50 per share. In 2003 Brookfield also surrendered its entire security interest so that the note is presently unsecured.

FACTORING AGREEMENTS
--------------------------------------------------------------------------------
In 2003, two of our ISP subsidiaries entered into a factoring and security agreement with Thermo Credit, L.L.C. We were able to sell receivables for half of their face value with the balance paid upon collection. We paid fees to the factor depending upon the length of collection of the receivable sold. Upon completion of our note financing we terminated our factoring arrangements and paid the factor approximately $708,600.

One of our ISP billing agents also continues to advance a portion of the amount billed on a factoring basis.

PREFERRED STOCK
--------------------------------------------------------------------------------
In a June 2003 private placement, we sold 23,510 shares of our convertible preferred stock for an aggregate gross consideration of $2,351,000. For each share sold, the purchasers received five year warrants to purchase fourteen shares of our common stock at an exercise price of $7.00 per share (which has since been reduced to $3.46 pursuant to the terms of the Warrant). The preferred shares were convertible at an initial conversion price of $3.50 which has been reduced to $2.00 pursuant to performance standards. The price is subject to further anti-dilution provisions. Approximately 7,010 shares have been converted into shares of our common stock.

CONVERTIBLE DEBENTURES
--------------------------------------------------------------------------------
In December 2003, we received $500,000 from a small group of primarily institutional lenders. We issued to the lenders seven percent one year secured notes convertible into shares of our Common Stock at $4.00 per share. We also issued to the lenders five year warrants to purchase 62,500 shares of our common stock at an exercise price of $5.00 per share. Both the notes and warrants are subject to anti-dilution provisions, including price dilution, which as of September 30, 2004 have resulted in the reduction in the conversion rates and exercise prices to $2.39 and $4.09, respectively. The lenders have received a security interest but subject to certain conditions it is second to existing and future security interests. We have the right to compel conversion or exercise of a portion of the notes and warrants depending upon market condition and other factors.

2004 FINANCINGS
--------------------------------------------------------------------------------
We have received $7.5 million in new financings. Laurus Master Fund, Ltd. provided $5 million of this financing to us pursuant to a secured convertible term note, of which $1,930,000 was to be held in a restricted cash account under the sole control of Laurus and may be released upon the fulfillment of certain conditions.

The term note matures in May 2007 and is convertible at an initial fixed conversion price of $2.96. In connection with the issuance of the convertible term note, we also issued to Laurus seven year warrants to purchase up to 493,827 shares of our common stock at prices ranging from $4.05 to $4.66. Of these warrants, warrants to purchase 197,531 shares were originally non-exercisable until the cash in the restricted account was released.

The remaining $2,500,000 was raised through the private sale of convertible notes and common stock purchase warrants to accredited investors. Notes in the principal amount of $1,000,000 or "Bridge Notes" were convertible at a price of $2.37 per share and are secured. The holders of the remaining $1.5 million of convertible notes had the right to convert their notes into shares of our common stock at a price of $2.96 per share or receive the repayment of their principal amount, plus interest. We have repaid $925,000 of the principal of these notes with the balance converted into 195,552 shares of common stock.

In addition, the holders of the notes received five year warrants to purchase an aggregate of 136,073 shares of our common stock at initial exercise prices of between $5.05 and $4.66. The Bridge Notes and these warrants are required to be converted or exercised in certain circumstances.

We also issued placement agent warrants in connection with each of the above transactions. An aggregate of 254,316 shares of our common stock is subject to these warrants of which warrants to purchase approximately 67,564 shares was deferred until the restricted cash account referred to above is released. The terms of the placement agent warrants are varied, as a portion of these warrants were issued in connection with each transaction and the price and the number of shares were determined in connection with each such transaction.

The exercise and conversion prices of all the above securities are subject to price and other adjustment.

Each of the Notes contain restrictions on certain actions we may take, including restrictions on dividends, stock repurchases, incurring indebtedness, creating security interests in our assets and changing our business.

All the above-described securities are restricted and we have undertaken to file a registration statement covering the resale of shares of Common Stock issuable upon conversion of these notes and exercise of these warrants. Pursuant to a registration rights agreement entered into with the holders of the above convertible notes, beginning in October 2004, we must pay the holders of the notes $100,000 for every 30 days until such time that the registration statement covering the resale of the common stock issuable upon conversion of the notes and exercise of the warrants becomes effective.

Because of our continuing capital requirements, we were required to obtain release of amounts from some of the restricted or secured accounts pursuant to agreements with Laurus and / or the Bridge Note Holders. In August 2004, Laurus agreed to release $1,000,000 of the original proceeds of the Laurus Note placed in a restricted bank account for the reduction of both the conversion price of the Laurus Note and the exercise price of all Laurus' warrants to $ 2.15. All of Laurus' warrants were made immediately exercisable. We had also agreed to similarly reduce the exercise price of the placement warrants associated with the Laurus transaction. In September 2004, we received approximately $400,000 from Laurus previously held in a restricted reserve account securing in part notes held by Laurus and Bridge Note Holders aggregating $6,000,000. In consideration for the release, we (i) reduced the conversion price of these notes to $2.10 per share and (ii) granted new warrants to purchase 600,000 shares of our common stock at an exercise price of $2.15. The Laurus Note is convertible into 2,380,952 shares of our common stock. Laurus received 500,000 of the additional warrants. The Bridge Notes are now convertible into 476,190 shares of common stock and the holders received a pro rata amount of 100,000 of the additional warrants.

In connection with the purchase of equipment for our contact center business, on October 12, 2004, we borrowed $500,000 pursuant to a 6% note due December 15, 2004. We have reached an agreement in principle to extend this due date. We are in discussions to finalize and document our agreement. In connection with the loan, one of our stockholders agreed to transfer to the lenders warrants currently held by such stockholder to purchase 200,000 shares of our Common Stock at an exercise price of fifty cents per share.

Commencing October 15, 2004 we and our wholly owned subsidiary Voxx Corporation sold an aggregate of $3,097,500 principal amount of a new Joint 5% Unsecured Subordinated Convertible Promissory Note due May 2007. Voxx is the holding company for our subsidiaries that are operating our contact center business. Pursuant to the Note, in the event Voxx becomes a public company, the then outstanding Notes are immediately converted into shares of Voxx common stock. The rate of interest will be increased to 10% per annum if Voxx does not become a public corporation after one year. Until Voxx is a public company the holder may convert his entire Note into shares of our Common Stock for one year at a fixed conversion price related to market but not less than $2.25. Thereafter the exercise price will be $1.00 or the market price on the one year anniversary of the Notes. The Notes are subordinate in all respects to the Senior Debt. The notes are part of Units that are currently being offered in a private placement in an effort to raise up to $ 13,800,000. In addition to the note each Unit also consists of the right to receive in the future (i) warrants to purchase our Common Stock and/or (ii) warrants to purchase Common Stock of Voxx. If Voxx consummates a Voxx public transaction then any unexercised warrants to acquire shares of our common stock expires and the number of Voxx warrants to each holder may be adjusted to reflect any prior exercise of warrants to acquire our common stock. The securities sold have not been registered under the Securities Act of 1933 nor will the securities offered be registered. These securities may not be offered or sold in the United States by the investors absent registration under the Securities Act of 1933 or an applicable exemption from registration requirements.

OTHER FINANCING
--------------------------------------------------------------------------------
We have also financed our expansion with equipment leases and landlord financing for facility improvements. The latter are repayable through amortization payments added to or paid with the rent for the facility.

   COMPARISON OF CASH FLOWS FOR NINE MONTHS ENDED SEPTEMBER 30, 2004 WITH 2003

Our cash and cash equivalents as of September 30, 2004 were $1,723,305 compared to $2,538,193 as of September 30, 2003 and $1,342,186 as December 31, 2003.

We had negative cash flows from operations of $2,310,924 for the nine-month period of 2004 compared to a positive cash flow of $73,115 for the nine-month period of 2003. The negative cash flow for 2004 was the result of the $6,428,728 net loss offset by non-cash charges to income related to the amortization of beneficial conversion features and discounts on convertible debt of $2,412,722, depreciation expense of $788,895, a gain on extinguishment of debt of 1,140,537 and other non-cash charges amounting to $917,383. Uses of cash that did not affect net income included an increase in accounts receivable of $1,077,802, a decrease in accounts payable and accrued expenses of $1,204,126 and a decrease of deferred revenues of $674,908. These decreases in liabilities resulted from decreased ISP activity. Cash flows from operations, of $73,115 for the nine-month period in 2003, resulted from a $3,723,399 increase in accounts receivable during a period of increasing revenues from our ISP business. The $4,665,666 of net income was further offset by a decrease in deferred revenues of $1,518,178 due to a large amount of 2002 billings being recognized in 2003.

Net cash used in investing activities for the nine-month period in 2004 was $2,682,604 compared to $344,350 in 2003. The increase in capital spending is a result of the development of the Company's contact center business in the Philippines.

Net cash provided by financing activities for the nine-month period in 2004 was $5,373,356 compared to $1,868,328 in 2003. The increase in cash flows provided by financing activities for the nine months in 2004 is a result of the $7,500,000 of debt financing, net of loan costs and the repayment of $925,000 of the financing in 2004. In 2003, the cash provided by financing activities was a result of the sale of preferred stock.

     COMPARISON OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003 WITH 2002

Our cash and cash equivalents as of December 31, 2003 were $1,342,186 compared to $722,674 on December 31, 2002. This increase arose from financing activities which resulted in positive cash flow of $2,576,279 in 2003 compared to $272,983 in 2002. This increase arose from our preferred stock financing and convertible note financing resulting in gross proceeds of $2,351,000 and $500,000, respectively. This was offset by negative cash flow from investing activities and operating activities.

The negative cash flow from investing activities in 2003 arose primarily from the purchase of $1,058,814 of equipment and property for our new business.

Our operating activities had negative cash flow of $472,464 in 2003 compared to positive cash flow of $679,870 for 2002. The decrease resulted primarily from the effects of the FTC proceeding, which resulted in significant revenue loss, and expenditures for our new business.

SEASONALITY
--------------------------------------------------------------------------------
Generally, our operations are not subject to seasonal factors. However, in December 2002, we reduced our telemarketing activities because we believed potential customers would be preoccupied with holiday activities. For the same reason we did not resume our marketing efforts in late 2003 after we entered into the stipulated preliminary injunction in the FTC proceeding.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

FOREIGN CURRENCY RISK
--------------------------------------------------------------------------------
We are exposed to market risk associated primarily with changes in foreign currency exchange rates. We have operations in the Philippines; however, both revenue and expenses of those operations are typically denominated in the currency of that country, providing a natural hedge.

Our financial statements are presented in U.S. dollars and can be impacted by foreign exchange fluctuations through both (i) translation risk, which is the risk that the financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and (ii) transaction risk, which is the risk that the functional currency of cost and liabilities fluctuates in relation to the currency of our revenue and assets, which fluctuation may adversely affect operating margins.

With respect to translation risk, even though the fluctuations of currencies against the U.S. dollar can be substantial and therefore significantly impact comparisons with prior periods, the translation impact is recorded as a component of stockholders' equity and does not affect the underlying results of operations.

INTEREST RATE RISK
--------------------------------------------------------------------------------
A significant portion of our debt is subject to interest at rates that vary according to changes in the prime rate, which rate has been increasing recently. Accordingly, the Company's interest expense will increase with any future increase in prime rates.

                                    BUSINESS

Epixtar engages in two primary lines of business: Internet Service Provider
(ISP), and Business Process Outsourcing (BPO) concentrating on contact center activities. Historically, our revenues were mainly derived from the ISP business, which provides Internet services, including unlimited Internet access and email, to small business subscribers. In the fiscal year ended December 31, 2003, our ISP business generated substantially all of our revenues. As a result of ongoing interaction with the contact center industry as a result of our ISP business, combined with extensive analysis of the contact center industry, we have made the strategic decision to focus our energies and resources into developing and operating offshore contact center services. Consequently, we intend to maintain rather than expand our ISP business to concentrate efforts in the offshore contact center services area.

In this spirit, we recently reorganized and transferred the wholly owned subsidiary (Epixtar BPO Services Corp). to a newly formed, wholly owned subsidiary, Voxx Corporation. Epixtar BPO is the owner of our existing contact center subsidiaries and is expected to be the contracting party for service agreements, which will be performed by Epixtar Philippines IT Enabled Services Corporation and any other subsidiary that may operate a contact center. Voxx Corporation is the holding Company for our Philippines-based contact center business and is the indirect owner of Epixtar Philippines IT Enabled Services Corporation. Voxx or one of its subsidiaries will be the owner of any new subsidiaries formed for our contact center business. NOL Group, Liberty Online Services, Inc., Ameripages, Inc., and B2B Advantage, Inc. are our subsidiaries engaged in our ISP business (as described more fully below). All of these are owned by NOL Group and are entirely distinct from our contact center businesses.

We were organized as a Florida corporation in June 1994 under the name PastaBella, Inc. In 1997, we changed our name to Global Asset Holdings, Inc. We adopted our current name, Epixtar Corp., in 2002. We had no business until November 14, 2000, when we acquired an 80% membership interest in SavOnCalling.com, L.L.C. for 2,000,000 shares of our common stock. SavOn was engaged in the marketing and resale of domestic and international telecommunications services. It is no longer in business and in 2003 was reorganized under the federal bankruptcy law. We acquired NOL in March 2001 from then affiliated party for shares of our common stock.

--------------------------------------------------------------------------------
RECENT ACQUISITION

As of January 7, 2005 we completed the acquisition of all the shares of common stock of Innovative Marketing Strategies, Inc., a Florida corporation.

The acquisition was made pursuant to an Acquisition Agreement entered into on November 29, 2004 between Epixtar and the shareholders of IMS, Steven Rasmussen, Bradley Yeater and David Mullaney. The agreed purchase price was $7,500,000. The consideration to the Shareholders for the Acquisition also included the substitution of our guarantee of IMS debt previously guaranteed by the Shareholders. The amount of the purchase price payable at the Closing was approximately $5,100,000, after deducting advances previously made by us and agreed upon adjustments This amount is, payable pursuant to a non-interest bearing note in 24 equal monthly installments beginning 30 days after the closing. The Note is secured by a pledge of the shares of IMS acquired by us and a subordinated security interest in our assets. We anticipate that this note and a separate installment obligation to finder of $275,000 will be paid from operating revenues.

IMS has six years experience in providing contact center services to the financial services market. This expertise has yielded contracts with banking, credit card, and mortgage companies. These services are currently delivered from approximately 400 workstations at facilities located in Duluth, Minnesota; Wheeling, West Virginia; and Pittsburg, Kansas. Its wholly owned subsidiary, IMS International, Inc. (International), operates an additional 100 workstations located in a contact center in the Philippines. Information technology, client services, and select executive functions are conducted from a network operations center (NOC) in North Carolina. The U.S. centers provide us with operations expertise and geographic diversity for domain (financial services) knowledge and redundancy. We believe that this will enhance our competitiveness.

Two of IMS' shareholders have been engaged as consultants to a subsidiary of ours. The third shareholder has entered into an employment agreement with one of our subsidiaries. Epixtar has agreed to guaranty or satisfy existing indebtedness of IMS to one of the Shareholders through a cash payment and issuance of our stock forty five days from the closing.



--------------------------------------------------------------------------------
CONTACT CENTER BUSINESS
Since the beginning of 2004, we have placed our resources and energies in developing our contact center business rather than expanding our ISP business, which we no longer actively market.

OVERVIEW
--------------------------------------------------------------------------------
Business Process Outsourcing (BPO) involves contracting with an external organization to take responsibility for providing a particular business process or function. Companies initially used BPO to achieve cost savings in transaction-intensive, back office business processes. Beyond cost savings, BPO adoption is driven by opportunities to qualitatively improve a wide range of business processes and a desire to outsource certain activities so that management can focus on its core products and services. Call center services, also known as tele-services, are enabled on a global basis by the availability of quality communications bandwidth at reasonable costs to such English speaking countries as the Philippines.

The BPO market includes several functionally specific submarkets, such as human resources, procurement, sales and marketing, finance and accounting, customer management, facilities management, and training. Demand for BPO services has experienced strong growth in recent years. Presently, our efforts are directed toward the contact center portion of this market.

CURRENT TRENDS IN BPO
--------------------------------------------------------------------------------
The scope of outsourced customer interaction has expanded from outbound telemarketing calls to a broad spectrum of customer management services, including customer care, technical support, in-bound sales (direct response) and Internet-based interaction via e-mail and chat. The delivery platform has evolved from single facility, low technology call centers to large, high volume contact centers that use increasingly sophisticated networking, telephony and Customer Relationship Management (CRM) technologies. Companies now concentrate on brand building through improved customer care and increasing customer relationship value by "up-selling" and "cross-selling" additional products and services. Meanwhile global competition, downward price pressure, and rapid changes in technology make it increasingly difficult for companies to cost-effectively maintain the in-house personnel and infrastructure necessary to handle all of their customer management needs. These trends, combined with rapidly expanding consumer use of alternative communications, such as the Internet and e-mail, has resulted in increased demand for outsourced customer management services.

Among the factors that influence companies' outsource decisions include:

     o    Significant cost benefits

     o    Reallocation of resources and management to focus on core functions

     o    Increasing capital requirements associated with customer management

     o    Expenses associated with maintaining dedicated staff

     o    Increasing client expectations of corporate service levels

We expect corporations to continue to shift business processes from internal operations to outsourced partners. International Data Corporation estimates that the worldwide market for outsourced customer management services will grow from $44 billion in the year 2004 to $64 billion by the year 2007.

TREND TOWARD OFFSHORE DELIVERY OF BPO SERVICES
--------------------------------------------------------------------------------
To achieve improved BPO services at a reduced cost, many companies are moving selected front and back office processes to providers with offshore delivery capabilities. In recent years, fiber optic transport and Voice over Internet Protocol (VoIP) telecommunications services have become widely available at affordable rates. Simultaneously, offshore providers have become more accepted and continue to grow in recognition and sophistication. Consequently, BPO services companies have established offshore operations or operate exclusively offshore.

PHILIPPINE-BASED DELIVERY MODEL
--------------------------------------------------------------------------------
Based on extensive diligence we have elected to establish our contact centers primarily in the Philippines. The Philippines is an attractive and growing destination for offshore BPO with the third largest English speaking population in the world. The Philippines has a large pool of skilled, college-educated professionals who speak fluent English with minimal accents. Generally Filipinos are familiar with Western business practices and have an affinity for U.S. culture offering advantages to companies that provide services interacting with U.S. consumers and businesses combined with greater facility in processing U.S. business transactions. In addition, the Philippines has a well-developed telecommunications and utility infrastructure as well as an attractive business environment for BPO companies. We have leveraged the infrastructure via high-capacity fiber optic lines provided through leading communications companies to all of our locations in the Philippines.

The Philippine government has encouraged foreign investment and provided significant assistance to our industry through the abatement of corporate income taxes, changes to the country's educational curriculum and relaxation of certain regulatory restrictions. The personnel and infrastructure available in the Philippines enables us to provide BPO at a substantially lower cost than U.S. outsourcing providers and, we believe, at comparable or superior quality levels. We believe our educated, English-speaking workforce enables us to provide consistently high quality BPO services at costs comparable to other offshore locations and substantially lower than the United States.

Our offshore operations, particularly in the Philippines, have significant advantages as follows:

     o    Low cost and well educated English-speaking personnel

     o    Existing robust telecommunication infrastructure

     o Reduced operating costs, including lower fixed costs such as more economical lease payments

     o Historically lower personnel turnover rates which, in turn, reduces the cost of training

     o    Government incentives and programs

     o    American familiarity and personality to service U.S.-based clients

IMPLEMENTATION OF OUR CONTACT CENTER BUSINESS
--------------------------------------------------------------------------------
Voxx Corporation, Inc., a wholly owned subsidiary of Epixtar, operates and is the holding company for our foreign contact center and BPO businesses. We are in the process of aligning all of our foreign call center assets under Voxx, a new U.S. entity recently incorporated. Through expertise gained via the operation of our ISP business, hiring management talent, and acquisition activities, we have developed a desirable and efficient model for BPO services in our offshore operations. Through Voxx, we intend to take advantage of the growing market trend for United States enterprises to outsource marketing and other functions to offshore entities.

As part of our plan for success in this arena, we focused on gaining talent to develop, acquire, and operate our contact centers; building contact center seats through organic growth and acquisition; and expanding existing relationships. We have also gained substantial expertise and operations effectiveness in various aspects of our BPO business including product development, business development, fulfillment, and support.

Prior to the third quarter of FY 2003, we did not operate contact center seats. However, Epixtar trained contact center personnel, prepared scripts, and monitored operations for compliance with Unites States law and our policies in connection with customer acquisition campaigns for our own products and services sold through third parties.

We currently operate 1,000 contact center seats and are targeted for development of 5,548 contact center seats in Manila, Philippines. One of the facilities is in Alabang, a suburb of Manila, which we have been operating since September, 2003 and completed the acquisition of the call center's assets in the first quarter of FY 2004. The Alabang center currently has 150 operational seats. Our second center is in Eastwood City, Manila, which currently operates 750 seats and we expect to develop this, our flagship facility, to 1,862 seats. Eastwood also serves as our regional headquarters for the Philippines. With our IMS acquisition we operate 100 seats in a center in Makati, the central business district of Manila. We have recently entered into an arrangement with another call center operator to utilize the center at Alabang. Pursuant to this arrangement, this operator will absorb all costs of operating this center and pay us an additional $37,500 per month. The other operator shall have the right to acquire the seats at Alabang from us for nominal consideration after two years.

As we move forward with our seat development strategy, we plan to continue hiring additional supervisory and staff personnel to support our facilities as required. Additional capital equipment, by purchase or lease, in the Philippines and Miami will also be required for this expansion.

Our development progress also includes the following:

     o As set forth in "Business--Recent Acquisition" we have acquired all the shares of IMS, including its operating subsidiary in Manila, IMS International, with 100 operational seats. IMS and IMS International have a complement of Fortune 500 clients in the financial services sector whose contact center utilization is targeted to grow in the Philippines. IMS operates approximately 400 seats across three U.S. contact centers in Kansas, Minnesota, and West Virginia. In addition, IMS operates a network operations center (NOC) in South Carolina. The U.S. centers will remain in operation to source, test, and transition business to our offshore facilities.

     o We have signed five-year leases to occupy space in the Berthaphil Business Park located in the Clark Special Economic Zone (CSEZ), the former Clark Air Force base in the Philippines. The 31,280 square foot facility at the site of the former Base Exchange (BX) along with a newly constructed 21,011 square foot adjacent building will be renamed Epixtar Plaza and have 1,073 seats of contact center capacity when completed. We project to be fully operational at the site in the first quarter of 2005.

     o We have signed a lease approximately 5,500 square meters (about 59,201 sq. ft.) of new office space. The space represents the top level of a two-story building that should be ready for occupancy in the late second quarter of 2005. It is located in the Aseana area of Manila. We anticipate that the new facility, once completed, will add an additional 1,290 contact center seats to our Philippine operations.

     o We have targeted Subic Bay Freeport as our next site for our contact center operations in the Philippines. Subic provides a natural location due to its highly desirable infrastructure, tax and duty free exemptions on imported materials, supplies, capital equipment, and other tax related advantages. Further, unrestricted entry of foreign investments allows up to 100% equity in most economic activities. Subic also provides geographic diversity, which allows the company to gain access to additional labor pools.

The following chart contains a summary of current off-shore seats in operation and targeted for development:

    CENTER               CURRENT OPERATIONAL         TARGETED DEVELOPMENT
    ------               -------------------         --------------------
    Eastwood                     750                         1,862
    Alabang                      150                           150
    Clark                          0                         1,073
    Makati                       100                             0
    Aseana                         0                         1,290
    Subic Bay                      0                         1,073
                               -----                         -----
    TOTAL SEATS                1,000                         5,548
                               =====                         =====

--------------------------------------------------------------------------------
We anticipate that each contact center will have the capability to operate 24 hours per day, seven days per week. We are initially targeting full occupancy with the goal of two full shifts depending on availability of contracts. In addition, each contact center will employ administration and supervisory staff. Our contact centers are expected to have the capability for a variety of outsourcing purposes but will be primarily providing in-bound and out-bound services for our clients. Our contact centers are available to handle various other outsourcing services for clients, including data management, business processing, and fulfillment services.

The above description represents our present plans and is subject to change based upon the availability of financing and other factors. The absence of funds, construction and/or equipment delivery delays, and other factors could prevent us from fulfilling all our plans and/or prolong the timetable.

CURRENT SERVICE ARRANGEMENTS
--------------------------------------------------------------------------------
We, including IMS, currently have contracts to provide BPO contact center services including:


                     CUSTOMER                                                    PROGRAM
-------------------------------------------------------------------------------------------------------------------------
AT&T                                                 Sell a variety of Long Distance and access services
-------------------------------------------------------------------------------------------------------------------------
American Red Cross*                                  Set appointments for current Blood Donors
-------------------------------------------------------------------------------------------------------------------------
First National Bank Omaha*                           Sell Credit Card Secure Credit Debt Cancellation Plan
-------------------------------------------------------------------------------------------------------------------------
Metris Companies*                                    Sell Banco Popular, Western Union, and Direct Merchants bank Cards and upsell to Debt Waiver (loss of income protection) products
-------------------------------------------------------------------------------------------------------------------------
Metris Companies                                     Sell Debt Waiver (income protection) products to existing credit card customers for Metris
-------------------------------------------------------------------------------------------------------------------------
Metris                                               Companies Solicit and transfer people who have been preapproved for
                                                     Ameriquest loan to a loan sales person to complete the sale
-------------------------------------------------------------------------------------------------------------------------
Discover Financial Services*                         Offer current Discover card members a program to suspend payments and finance charges during times of financial difficulty (disabled, laid off, marriage, divorce, hospitalized, etc.)
-------------------------------------------------------------------------------------------------------------------------
Discover Financial Services                          Offer current Discover card members a program to help protect them from identity theft.
-------------------------------------------------------------------------------------------------------------------------
Discover Financial Services                          Credit card acquisition
-------------------------------------------------------------------------------------------------------------------------
Discover Financial Services                          Credit card acquisition - Student/ Campus
-------------------------------------------------------------------------------------------------------------------------
Bertlesman Music Group (BMG)*                        Re-enrollment program for past customers

The largest direct to customer music service
in the world with millions of club members.
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
Colwell Salmon Communications*                       Sell to annual NAMG club members to upgrade their memberships to lifetime memberships in a variety of clubs including health and wellness, hunting, fishing, etc.

Turnkey market research and BPO
marketing company
-------------------------------------------------------------------------------------------------------------------------
CompuCredit                                          Credit card acquisition

Credit Card Company that markets general purpose
credit cards for the under-served market
-------------------------------------------------------------------------------------------------------------------------
Tranzact (Cross Country Bank)*                       Credit card acquisition
-------------------------------------------------------------------------------------------------------------------------
Telco Global                                         Sell local/long distance service to customers in the United Kingdom.

Telecommunications Company recently purchased by
One.Tel, which is the leading alternative to
British Telecom providing services to over 1
million customers in the UK
-------------------------------------------------------------------------------------------------------------------------
Reed Business Information*                           Renew controlled circulation subscriptions/sign on new clients that meet set criteria, for various publications specifically target to a certain market in accordance to strict BPA standards.

The largest business-to-business publisher in the
U.S. Reed Business Institute, with more than 7
million subscribers
-------------------------------------------------------------------------------------------------------------------------
Juniper Bank*                                        Serve as the only current TM provider for Credit Card Acquisition

One of the top 40 credit card issuers in the
country, focused primarily on partnership Credit
Cards (such as AirTran, Midwest, Arbor Day,
Frontier, Orbitz, and various other partnership
organizations).
-------------------------------------------------------------------------------------------------------------------------
Apex-Cross Country Bank*                             Visa Gold acquisition calls
-------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
Technology Marketing Corporation* manages both the   Magazine subscription renewals
CIS magazine and Internet Telephony magazine. This
is a barter agreement and we provide calling hours
for free advertising in the CIS magazine.
-------------------------------------------------------------------------------------------------------------------------
Maple Life Financial                                 B-to-B program that includes calling life insurance advisors about using Maple Life Financial for their client's life settlement needs.

Premier and best capitalized life settlement
provider (formerly Stone Street Financial)
-------------------------------------------------------------------------------------------------------------------------
Thomas Register/Thomas Publishing world's            B-to-B program that includes several campaigns offering/renewing the
leading information and B2B e-commerce for           Thomas Register Print/CD editions.
manufacturers
-------------------------------------------------------------------------------------------------------------------------
Eli Research                                         B-to-B program, sell industry specific newsletters. Program is a
                                                     60-day free trial offer for newsletter, Customer must option out to cancel.

Information company providing high-quality
news and analysis for professionals who need
critical news and information to survive and
prosper.
-------------------------------------------------------------------------------------------------------------------------
Netsource Communications/SBC                         SBC West Long Distance Program involves the sale of long distance services to existing SBC local customers in the SBC West (PacBell)
                                                     territory and the sale of local win back and long distance to non-SBC customers.
-------------------------------------------------------------------------------------------------------------------------
Discount Communications - Top ten retailer for       B-to-C program, Dish Network/DirecTV sales
Dish Network in the US
-------------------------------------------------------------------------------------------------------------------------
Digital Video Vision/ Dish Network                   B-to-C program, Dish Network sales
-------------------------------------------------------------------------------------------------------------------------
Dow Jones/ Wall Street Journal                       B2B offer of 40 free issues of the Wall Street Journal as a trial that transcends into a 1 year subscription after the trial period
-------------------------------------------------------------------------------------------------------------------------
MCI                                                  MCI B2B bundled unlimited local and long distance
-------------------------------------------------------------------------------------------------------------------------

*As part of IMS acquisition

The above description represents our present plans and is subject to change based upon the availability of financing and other factors. The absence of funds, construction and/or equipment delivery delays and other factors could prevent us from fulfilling all our plans and/or prolong the timetable.

COMPLEMENTARY SERVICES
-------------------------------------------------------------------------------
Our centers are designed primarily to deliver teleservices -- services delivered through telephone or Internet. Although we are concentrating on developing processes and infrastructure for teleservices, our contact centers have the capability to deliver various other outsourcing services for clients. These services would be performed during hours of operation when calling to within the continental United States would not be feasible. These services include, but are not limited to:

     o    Transcription

     o    Data Entry

     o    Accounting

     o    Fulfillment Services

     o    Data Analysis

     o    Programming

SALES AND MARKETING
-------------------------------------------------------------------------------
The Company has assembled a team of veteran sales executives possessing vertical expertise and client services experience. Several call center service executives, along with a nationally respected Direct Response sales executive, have now joined the Company. This team, in addition to our executive team, we believe, positions the Company with significant knowledge assets as well as with an executive level, contact base in our targeted vertical markets consisting of communications services and financial services.

Sales and marketing activities for all accounts are managed from the Company's Miami headquarters. The Company views account management as a critical aspect of service delivery effectiveness. The Company trains its account management support team for each specific account, to monitor knowledge flow, and on reporting standards and tools to keep staff and customers informed on a regular basis.

Sales Strategy

The Company's sells its contact center services through a direct sales force focusing on large enterprise customers, and via channel sales to develop relationships with outside agents and brokers with direct entree into targeted enterprises with the acquisition of IMS through domestic contact centers intending to source programs offshore for existing clients with an expressed desire to move their programs out of domestic facilities.

The direct sales model targets the overall total lifetime value of our customers. This approach leverages existing client relationships by expanding campaigns and providing capacity to scale. This recognizes the tendency of large enterprises to run multiple campaigns concurrently and their willingness to patronize a vendor that has a pre-existing relationship with the organization. We also focus on gaining market share through developing business from potential new enterprise customers that are primarily within the communications and financial services vertical markets.

The Company sells and markets its clients' services while lowering their cost of customer acquisition, customer retention, and customer win-back. While our competitors focus on cost reduction and the benefits of labor arbitrage, we believe our strategy and competencies give us an advantage over other Philippines-focused players.

The Company offers its services at a far lower cost compared to U.S. service bureau prices, with the ability to provide comparable services at a 30-50% discount. These services will be continually developed and refined as market conditions dictate. This approach differs from the majority of our competitors that offer services based on operational efficiencies. This reflects the Company's overall strategy of customer alignment and extensive consultation to deliver services to meet each client's objectives.

The Company has created performance-based recruitment, training, and coaching programs to support our agents' understanding of client objectives. This is another source of differentiation in a market where the focus is generally on technology, rather than agent development.

Another point of differentiation is an aggressive expansion plan to provide the Company's clients with access to significant seat capacity to:

     o Address the needs of large corporations and enable them to transfer offshore, new and mature programs currently operating in the U.S.

     o Establish and reestablish previously non-economically feasible sales, marketing and other outbound campaigns.

The Company's economy of scale is an important factor leading to steadily improved margins. We will capitalize on our scale and internal seat capacity to achieve improved margins and reduce our per seat capital investments. The Company will concentrate its communication of these points of differentiation on industry verticals with the highest spending rates on teleservices. These industries include telecommunications, information technology (Internet services), financial services, and direct response. These industries historically represent large consumers of contact center services and are currently represented in the Company's current sales pipeline.

BPO REGULATION
-------------------------------------------------------------------------------
The BPO is subject to federal and state regulation, including regulations of the Federal Trade Commission. Depending on the nature of our telemarketing engagement we may be subject to regulations governing communications with consumers including regulations prohibiting misrepresentations in telephone sales. Since we are dealing with United States consumers we are subject to the various do not call regulations. In addition, limits on the transport of personal information across international borders such as those now in place in the European Union (and proposed elsewhere) may limit our ability to obtain customer data. Additional federal, state, local or international legislation, or changes in regulatory implementation, could further limit our activities or those of our clients in the future or significantly increase the cost of regulatory compliance.

BPO COMPETITION
-------------------------------------------------------------------------------
We believe that the principal competitive factors in our business include the ability to:

     o Provide high quality professionals with strong customer interaction skills, including English language fluency with neutral accents

     o    Offer cost-effective pricing of services

     o    Deliver value-added and reliable solutions to clients

     o    Provide vertical or industry specific knowledge and expertise

     o    Generate revenues and/or savings for clients

     o Provide a technology platform that offers a seamless experience to our clients and their customers

While we recently commenced our contact center business, we believe that we can compete effectively on all of the above factors in our service delivery areas.

The global BPO services companies with whom we compete include offshore BPO companies and U.S. based outsourcing companies. There are numerous BPO companies based offshore in locations such as India, the Philippines, China, Latin America, the Caribbean, Africa and Eastern Europe. Our contact centers will face competition from established firms in the Philippines such as eTelecare, Ambergris, Contact World, and GlobalStride Further, certain larger US based contact center companies have entered the Philippine local market. These companies also may have greater financial, personnel and other resources including longer operating histories, more recognizable brand names and more established client relationships. Most of these companies compete with us primarily on price and are often able to offer lower costs to potential clients. We seek to position ourselves as a service-focused company, with a workforce attuned to U.S. culture and a focus on revenue generation for our clients. In addition to our direct competitors, many companies choose to perform some or all of their own outsourcing services.

CONTACT CENTER TECHNOLOGY
-------------------------------------------------------------------------------
Our Network Operation Center (NOC) is housed in a collocation facility in Miami, Florida. This collocation facility is a secured, fully monitored, communications center that has redundant fiber optic lines, and multiple service and communication provider facilities. The NOC is the central point of our technology for our contact center business. It is the destination of all inbound calls, the originating point to the domestic phone network for outbound calls and the point of control for the CTI, or computer telephony integration. The NOC is our hub for our technology enabling monitoring of activities, calls, and network quality. The NOC is where the predictive dialer/ACD (automatic call distribution) technology resides. When we develop multiple centers the NOC will act as the hub for all global centers, enabling the operation of each center as part of a global virtual center. Such a virtual center allows for more efficient capacity management by directing spikes in utilization to any center connected on the network that has excess capacity. Calls are transmitted to and from the centers and agents via VoIP on leased broadband telecommunications lines to each center.

In addition, IMS operates a network operations center in North Carolina. This NOC complements our current NOC in Miami and provide additional facilities and personnel.

Every agent at each contact center location will be utilizing a personal computer and either an IP enabled phone, an analog or traditional phone or communicate directly through the PC enabled as an IP phone, depending upon the specific technology implemented in each case.

                       INTERNET SERVICE PROVIDER BUSINESS

Our Internet service provider, or ISP, services sold by several subsidiaries, all of which provide similar services including access to the Internet through dial-up networks of third parties. Each subsidiary includes a different item of additional value. For example, one of our subsidiaries, B2B Advantage, is an Internet service provider that combines an ISP service with portal access to a third party service which provides extensive accounting and legal resources, including legal forms. Other subsidiaries provide online yellow page listings and customizable websites. We no longer actively market this service but continue to service existing customers. The description below relating to customer acquisition and regulation is largely historical.

Our Internet service provider subsidiaries marketed their services exclusively to small business subscribers, much like America Online(R) markets membership primarily to residential customers. It is estimated that a substantial number of small businesses in the United States still do not have an online presence. We believe our subsidiaries meet the needs of this class of small business by providing nationwide unlimited Internet access and e-mail service; developing unique branded and customized web sites and hosting services; featuring the business prominently in the online True Yellow Pages directory; registering the member-business in several major search engines; and delivering simple online solutions for several areas of the member's business - all administered as one service for one monthly fee. The monthly fee covers the Internet provider services, yellow page listing and software and other valued-added services or products. The fee is billed to the customer's telephone bill and remitted to us by billing houses. Each of the local exchange carriers ("LECs") and billing houses charge us a fee for billing and collection.

Set forth below are the names of our ISP operating subsidiaries with the dates of each entity's original incorporation in Florida although each was subsequently reincorporated in Delaware and are wholly owned by our wholly owned Delaware subsidiary, NOL Group, Inc.

     ---------------------------------------------------------------
                 Corporation                 Date of Incorporation
     ---------------------------------------------------------------

     National Online Services, Inc.          February 22, 2001
     ---------------------------------------------------------------
     Liberty Online Services, Inc.           December 12, 2001
     ---------------------------------------------------------------
     Ameripages, Inc.                        February 13, 2002
     ---------------------------------------------------------------
     B2B Advantage, Inc.                     October 31, 2002
     ---------------------------------------------------------------
     Above are all Delaware corporations
     ---------------------------------------------------------------

ISP CUSTOMER ACQUISITION
--------------------------------------------------------------------------------
We utilized a form of marketing called "free to pay" conversion. This entails offering a free trial period for our services. If the customer does not cancel by the end of the trial period, the services will continue and the customer will be billed. The Direct Marketing Association sanctions this method of marketing and the Federal Trade Commission has published rules governing this type of marketing.

To qualify for the free-trial offer, the customer provides advance consent for billing should he or she choose to remain a customer after the free-trial period ends. The authorization for billing is recorded for compliance with federal rules and quality control purposes. A charge for the service or product is submitted to the customer's phone company for billing and collected every month thereafter on the anniversary of the conclusion of the free trial. Until recently our ISP subsidiaries primarily used unrelated third party call centers to market our services. The call center companies we utilized were located in the Philippines, the Caribbean, India and the United States. Our contract with these companies provided for the solicitation of customers in the United States solely with leads provided by us using our approved sales procedures, including required script and verification requests. The telemarketer is required to follow quality assurance procedures which are described under "Regulatory and Compliance Matters" in our Form 10-KSB for the year ended December 31, 2003 attached as Exhibit A hereto.

Some of the independent telemarketers used to acquire ISP customers were entitled to a fee when they obtained a customer even if the customer canceled after the trial period. However, we have withheld payments from these companies for customers improperly obtained. We have also suspended and/or terminated the arrangement for material breaches of our marketing agreements. During 2003, we retained $453,680 of payments. In the course of review of verification recording files by an independent company based in Manila, Philippines, improprieties were discovered at three of our call centers located in India. As a consequence, we suspended sales activities at these centers. After investigation, we implemented a series of measures to prevent future problems. At the same time, we suspended marketing of our One Nation Calling Plan provided through a separate tariff communications subsidiary because this product was sold through these centers.

THIRD-PARTY BILLING COMPANIES FOR ISP
--------------------------------------------------------------------------------
We utilize the services of independent third party billing houses to process billing and collections for our ISP subsidiaries. The independent clearinghouses perform several significant functions for our ISP subsidiaries on our behalf. We submit our ISP billing to one or more billing companies on a weekly basis. These bills are screened to eliminate customers who are not served with a LEC that accepts billing or otherwise does not qualify. The bills are then submitted to the respective LEC, which in turn bills the customer. Collected funds are typically remitted to us within 60 to 90 days. The billing agent may also have contact with the customer when questions arise concerning the bill. Some billing companies offer advance funding arrangements with the availability and extent of funding differing greatly. These arrangements are generally in the nature of a factoring arrangement. The billing house purchases the receivable due us giving us a percentage of the amount. The balances less fees and charges are paid upon collection. One of these billing companies terminated their relationship with us in early 2003. See "The Business Summary of Epixtar and Voxx -- Epixtar's Internet Service Provider Business -- ISP Regulatory and Compliance Matters." Our subsidiaries currently use three independent billing houses.

ISP CUSTOMER CARE
--------------------------------------------------------------------------------
At one point, our customer care had been outsourced to a call center in Manila. We have transitioned our operation to our Miami office. Customers might call customer care for a variety of reasons including technical questions about the Internet access, e-mail configuration or website editing; service questions such as what is their billing date or end of trial date; questions regarding phone card usage; premium redemption requests; cancellations; or other issues regarding the service or billing. We have full time trained customer care specialists who are subject to continuing formal and informal training.

Each customer care specialist has real time computer access to relevant customer data including direct access to a customer's website and account configuration to provide technical assistance, a chronological history of events including sales, fulfillment, billing and inquiries. Calls arrive at the center either directly from calling customers or are transferred from the relevant billing companies whose 800 numbers generally appear on the customers' phone bill. The customer care specialists are also engaged in our retention policy and are advised of regulatory issues and compliance matters.

ISP REGULATORY AND COMPLIANCE MATTERS
--------------------------------------------------------------------------------
We devote significant effort to complying with regulations governing the free to pay conversion program we offer. In order to maintain our ability to serve customers and collect revenue, we have taken a proactive approach to resolving regulatory complaints or inquiries in each of our lines of business. Our ISP Customer Care department has initial responsibility for inquiries and, if necessary, followed by consideration by our compliance department for those of our ISP subsidiaries. Most often, a resolution is achieved.

Most of the regulatory and compliance issues for the ISP subsidiaries revolve around allegations of unauthorized LEC billing arising from violations of the free to pay conversion rules. State Public Service Commissions, State Attorney General Offices, and the FTC attempt to prevent "cramming" or the addition of a specific charge or charges to a customer's local telephone bill without the proper authorization. We do not approve, or participate in, cramming. Our internal procedures reflect an absolute prohibition and zero tolerance for cramming. Through our billing agreements we have agreed to adhere to the highest disclosure standards. Our compliance policy includes the requirement that the telemarketer, among other things, uses an approved sales script and follows a prescribed verification procedure. We record each customer authorization and store the digital file for retrieval if needed to show compliance with the law.

We believe we have taken extraordinary steps to ensure that we do not violate regulations relating to cramming. We seek to avoid all sales in situations that a prospective customer may not realize a charge will be placed on the customer's phone bill after the trial period. Whether we are selling direct or through independent telemarketers, we do so by:

     o making certain that the required script provided by us is adhered to by spot checks by personnel at the site and by our ability to monitor calls directly from our headquarters;

     o making certain that the verification process has been adhered to by reviewing all verification recording by our personnel and by independent third parties;

     o rejecting any orders where we are not satisfied that our procedures have been adhered to; and

     o reminding the customers by mail prior to the end of the trial period that the customer has the right to cancel.

All sales that are not properly authorized are rejected. For sales that are properly authorized, we then take steps to make certain that the customer during the free trial period is aware that they will be billed at the end of the free period. We do this by including a warning in our welcome package. E-mail and a pre-billing notice follow this to the customer with the same information sent ten days prior to the billing date.

In 2003, inquiries were made based upon alleged violations of state restrictions on calling residences, popularly known as "do not call" lists. Our target market for our ISP business has been solely businesses. These "do not call" restrictions do not apply to business telephone numbers. These complaints mainly have originated from individuals conducting their businesses at home who had improperly placed their numbers on these lists. We have procedures in place to suppress non-business phone numbers.

Despite our substantial compliance efforts, we have received numerous complaints from governmental agencies and the Better Business Bureau. While complaints may be received informally, we are subject to formal regulatory inquires as well as formal proceedings in several states. When we ceased actively marketing ISP services we experienced a significant drop in complaints in 2004.

In July 2004, we settled an action in Missouri and investigative proceedings in Kansas and Florida. We settled these proceedings to avoid the projected litigation costs and diversion from our core business. There was no finding of wrongdoing in any settlement, and we paid no fines or penalties, other than those investigative costs and expenses set forth below. In connection with the injunctive action brought by the state of Missouri, we entered into a Stipulation for Consent Judgment and Permanent Injunction. Pursuant to the stipulation, we paid $7,500 for attorney's fees and costs incurred by the State of Missouri, and $1,770 for restitution for a total of $9,270. In Kansas, we entered into a Consent Judgment which prohibits deceptive acts and practices in connection with consumer transactions as prohibited by the Kansas Consumer Protection Act, details that the defendants deny committing unfair and deceptive practices, and calls for the payment of a total of $10,000 for investigative fees and expenses. We entered into an agreement with Florida which contained similar terms and conditions as the FTC preliminary agreement. A monetary settlement of $100,000 for investigative costs with no finding of wrongdoing has been reached.

While we believe our script is fully compliant with all regulations and not misleading, we have agreed to certain changes to our script as part of an ongoing policy of complying with all regulators, including those of state consumer protection agencies. In addition to these proceedings, customer complaints have resulted in the termination of arrangements with a billing house and a LEC. We do not believe these terminations have had a substantial impact on current revenues but future complaints may lead to further terminations. We therefore have increased our compliance efforts as discussed above.

On October 30, 2003, we and our subsidiaries, and an officer, William Rhodes, were sued and served with an ex parte temporary restraining order, asset freeze, order permitting expedited discovery, order appointing temporary receiver, and an order to show cause in an action commenced by the FTC in the United States District Court for the Southern District of New York. The order covers each of these entities, as well as their parents, subsidiaries, and affiliates. The proceeding arises out of alleged failures of our subsidiaries to comply with regulations relating to the conversion of a trial customer to a paying customer. We vigorously deny any wrongdoing and believe that our business practices are in compliance with all applicable laws. As of November 19, 2003, without any finding of wrongdoing, we agreed in principle to enter into a preliminary injunction with the FTC. As a result, we were able to resume our ISP business subject to the oversight of a monitor. See "Legal Proceedings" for additional information.

ISP COMPETITION
--------------------------------------------------------------------------------
Our Internet provider service subsidiaries face competition from other larger and more established providers such as AOL and Earthlink. In each case, many of the competitors are well established, have reputations for success in the development and sale of services and products and have significantly greater financial, marketing, distribution, personnel, and other resources than us. These resources permit these companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new services and products.

ISP INTERNET TECHNOLOGY
--------------------------------------------------------------------------------
Our ISP subsidiaries utilize the underlying dial-up network services of Qwest and UUNet as resold to us through other suppliers. Customers receive customizable web sites, dial-up Internet access and up to six e-mail accounts. Our core customer network infrastructure is maintained in colocation facilities in Florida. The web, e-mail, database and authentication servers are comprised of Microsoft based systems. All management of the systems of our present business takes place from offices in Florida.

                              OTHER PRIOR ACTIVITY

Financial Freedom, a product introduced in 2002, to create credit awareness and improvement product billed through bank account debits. We terminated the program during the fourth quarter of 2002 because of changes made to software relating to bank account debits. During 2002, we also introduced a long distance product, the One Nation Calling Plan, in what we believed was a competitive product targeted at small businesses for long distance, travel card, and toll-free access. Because of problems with call centers marketing this product and the need to reallocate expenses, we suspended marketing of this product in February 2003 and subsequently terminated this operation.

Our subsidiary One World Public Communications Corp. provided international direct dial service for coin telephones. In October 2003, we commenced the marketing of prepaid phone cards. Revenues from both had not been significant and both operations have been terminated.

                                    EMPLOYEES

As of December 21, 2004, we had 569 employees. Of that number, 11 employees are engaged in engineering and computer systems; 9 employees are engaged in marketing and sales; 17 employees are engaged in administration and finance, including officers of the Company 5 are in customer services, and 500 overseas employees in Manila, of which 446 are operational and 40 are administrative. The number of our employees will be substantially increased as we open additional contact centers seats.

                                    PROPERTY

Our office facilities consist of approximately 16,800 square feet of office space in total located at 11900 Biscayne Blvd., Miami, Florida, 33181, pursuant to a five-year lease expiring in 2008. The lease is at annual rentals ranging from approximately $328,000 to approximately $380,000 in the final year.

We have executed a seven-year lease with a build-out provision for a facility consisting of eleven floors to house our Manila Call Center, which is nearing completion. The facility consists of approximately 94,100 square feet for operations on eleven floors, and another 41,980 square feet for parking space. The rent on this lease is paid quarterly and commenced in July 2004. With value-added tax and other taxes, the rent (for parking and office space) is approximately $53,580 in the first year increasing to $76,840 in the final year. With a separate landlord we have leased the twelfth floor at this building consisting of 5,651 square feet for customer relations, as well as executive meeting and conference space. The rent for this lease is $2,178 per month. The foregoing amounts are based upon current currency exchange rates.

In connection with the acquisition of contact center assets in Alabang, Philippines, we received an assignment of a lease for the facility where the acquired assets are located. The assigned lease expires in 2006. The premises consist of two floors for a total of approximately 14,000 square feet. Base rent is presently $8,250 per month, which increases in increments to $9,100 in 12 months. We are also obligated to pay value-added taxes and increases in real property taxes and other charges. The foregoing amounts are based on a currency exchange rate of 56 Philippine Pesos to 1 U.S. Dollar. We have recently entered into an arrangement with a domestic contact center company to operate the Alabang facility. Pursuant to this arrangement, all costs of operating this center will be absorbed and we will receive $37,500 per month. This allows the Company to concentrate its efforts on larger, more desirable facilities.

We have entered into a sublease for a contact center located on the former site of the United States' former Clark Air force Base in the Philippines. The lease covers contact center facilities, and additional building for administration and parking, and is for a term ending December 31, 2009 subject to renewal for an additional five year period. The landlord also agreed to finance the build out of the space between $1,200,000 to $1,900,000 and amortize the amount through monthly payments during the initial term of this lease. The rent is approximately $127,000 per annum, which is increased in any renewal period. We also pay a monthly charge for parking.

We have signed a ten year renewable lease for approximately 5,500 square meters (about 59,201 sq. ft.) of new office space. The space represents the top level of a two-story building that should be ready for occupancy in the late second quarter of 2005. It is located in the Aseana area of Manila. We anticipate that the new facility, once completed, will add an additional 1,290 contact center seats to our Philippine operations The monthly rental,exclusive of utilities, escalation and parking, is approximately $53,675 in the first year to approximately $68,450 in the tenth year.

We may enter into additional leases as we find new locations to acquire or develop contact centers.

Our technology for both the ISP operations and our new call centers is based in a network operations center located in a Miami collocation facility where the equipment of numerous other voice and data carriers are also located. We occupy a 200 square foot "cage" at 100 North Biscayne Boulevard, Miami Florida pursuant to a Building Access License Agreement expiring in 2006 at an annual rent of $48,000.

                                LEGAL PROCEEDINGS

All our current proceedings arise out of our ISP business. We recently settled several governmental proceedings and investigations. We believe the proceedings and their settlement would not have a significant effect on our operations since we no longer actively market our ISP and in any event we believe we are in substantial compliance with the law.

GOVERNMENT ACTIONS RELATING TO ISP BUSINESS
--------------------------------------------------------------------------------
On October 30, 2003 we and our subsidiaries, and an officer, William Rhodes, were sued and served with an ex parte temporary restraining order, asset freeze, order permitting expedited discovery, order appointing temporary receiver, and an order to show cause in an action commenced by the Federal Trade Commission in the United States District Court for the Southern District of New York. The order covers each of these entities, as well as their parents, subsidiaries, and affiliates. The proceeding arises out of alleged failures of our subsidiaries to comply with regulations relating to the conversion of a trial customer to a paying customer. We vigorously deny any wrongdoing and believe that our business practices are in compliance with all applicable laws. As of November 19th, 2003 without any finding of wrongdoing, we agreed in principle to enter into a preliminary injunction with the Federal Trade Commission. As a result of the above action, we experienced substantial business disruption, incurred significant expense and reduction of our working capital. (It is impossible at this time to determine the full impact of the proceeding.)

In July 2004 we executed a Stipulated Final Judgment for Permanent Injunction in our FTC Proceeding. This stipulation was prepared by the Northeast Region staff of the FTC and must be approved by the Commission as required by the rules of the commission. We fully anticipate approval without material change. The Stipulation specifically noted that there was no finding of wrong doing on our part. Under the terms of the Stipulation we are required not to violate the free to pay conversion rules and to adhere to specific procedures to insure compliance including specific script requirements. We must record each call in its entirety. For a two-year period we must continue to refund all amounts to customers who were billed improperly. We have deposited $175,000 in escrow with our counsel to insure payment. There are also penalties if financials submitted were false. The monitor will continue to serve as a referee to insure compliance with the stipulation and to resolve disputes over refunds.

On January 17, 2003, the Attorney General of Missouri filed an application for a temporary restraining order and preliminary injunction against certain of our subsidiaries alleging "cramming." We entered into a negotiated consent to the entry of the temporary restraining order and preliminary injunction because the consent did not hinder the way our subsidiaries conduct their business. We filed an answer that vigorously denies any wrongdoing and that the allegations against us are without any basis in fact and without merit. In July 2004, we entered into a Stipulation for Consent Judgment and Permanent Injunction to settle this proceeding. Pursuant to the stipulation we paid $7,500 for attorney's fees and costs incurred by the state of Missouri, and $1,770 for restitution for a total of $9,270. The provisions of the preliminary injunction continued.

22, 2003, the Attorney General of North Carolina filed a complaint alleging "cramming" against certain of our subsidiaries, as well as a motion for temporary restraining order and preliminary injunction. As in the case with the Missouri action and for the same reasons, we entered into a negotiated consent to the entry of a temporary restraining order and preliminary injunction.

GOVERNMENT INVESTIGATIONS RELATING TO OUR ISP BUSINESS
--------------------------------------------------------------------------------
From time to time, we also have received investigative process from various other states. In 2003 The Attorney Generals of Florida, Texas, Minnesota and Kansas have issued process requesting certain information and documentary material concerning the operations of our ISP subsidiaries.

We recently settled the investigations in Florida and Kansas. In Kansas, we entered into a consent judgment that requires compliance with the Kansas Consumer Protection Act, contains a denial that we committed unfair and deceptive practices, and provided for payment of $10,000 for investigative fees and expenses. We entered into an agreement with Florida that contained similar terms and conditions as the FTC preliminary agreement and provided for a payment of $100,000 for investigative costs, with no finding of wrongdoing.

PRIVATE ACTION
--------------------------------------------------------------------------------
On January 30, 2004 Dixon Aviation, Inc. commanded an action in the Circuit Court of Alabama for Barbour County against an officer, NOL, Liberty, a billing house, a LEC and us. This litigation was brought as a class action complaint for declaratory and injunctive relief, alleging that the Defendants engaged in cramming. We deny all liability and believe we have valid defenses to these claims (including recorded verifications). Our motion to remove the action to federal court has been denied. Pursuant to our arrangement with the LEC and billing house defendant we are obligated to indemnify the LEC and billing company defendants for their legal costs and any liability.

SETTLED ARBITRATION PROCEEDINGS
--------------------------------------------------------------------------------
ETelecare International commenced an arbitration proceeding pursuant to an agreement amended from time to time to provide call center services to us. ETelecare has claimed that we have failed to pay for the service rendered. We have denied liability and did counterclaim for the return of $3,293,038 paid to eTelecare alleging eTelecare engaged in systemic fraudulent activity that caused us damage. This proceeding has been settled in principal by our payment of $85,000.

LAWSTAR, INC. commenced an arbitration proceeding to recover $1,000,000 in connection with an agreement to provide a legal service access plan, marketed in a private label environment to B2B Advantage, Inc.'s small business customer. Lawstar has claimed that B2B has breached the contract and failed to pay for the services rendered. B2B denies liability because the contract was terminated and claimant was fully paid pursuant to the terms of the contract settlement. We have agreed to settle the action for $225,000 payable in installments.



BANKRUPTCY OF SUBSIDIARY AND CONFIRMED PLAN OF REORGANIZATION
--------------------------------------------------------------------------------
In August 2002, our subsidiary, SavOn, filed a petition under Chapter 11 under the United States Bankruptcy code in United States Bankruptcy Court for the Southern District of Florida. SavOn was a defendant in a lawsuit brought by Global Crossing Bandwidth, Inc., a wholesale telecommunications carrier that had an agreement to provide service to SavOn. Global Crossing alleged $21,000,000 damages for breach of contract in its complaint, filed in the United States District Court for the Eastern District of Michigan.

SavOn had asserted counterclaims against Global Crossing for breach of the agreement and tortuous interference with customers. In conjunction with Global Crossing's pending Chapter 11 proceeding, our counterclaim was stayed. We therefore could not obtain a judgment against Global Crossing and at the same time we would incur substantial defense costs. SavOn therefore filed for protection under the bankruptcy code. In connection with the proceeding, we advanced $65,000 to SavOn to settle a claim in connection with alleged distribution of SavOn's assets for our benefit. The Bankruptcy Court has confirmed the Plan of Reorganization.

                       MANAGEMENT, OFFICERS, AND DIRECTORS

NAME                                  AGE                                      POSITION
----                                  ---                                      --------
Ilene Kaminsky                        39                 Chief Executive Officer, Director

David Srour                           43                 Chief Operations Officer, President and Director

Norman DePalantino                    52                 Executive Vice President Operations, Philippines Country Manager

Irving Greenman                       69                 Chief Financial Officer, Director

Todd Fisch                            43                 President - Epixtar Philippines IT Enabled Services Corporation

Deborah Gambone                       52                 Vice President, Corporate Counsel and Secretary

Ricardo Sablon                        44                 Vice President - Chief Technology Officer

Sneharthi Roy                         39                 Vice President - Chief Information Officer

William D. Rhodes                     56                 President National Online, and officer and director of
                                                         certain subsidiaries

Gerry Dunne                           44                 Executive Vice President, Sales

Scott Flacks                          46                 Executive Vice President, Marketing

Harry Fozzard                         39                 VP Investor & Public Relations

David Berman                          58                 Director

John W. Cooney                        68                 Director

Kenneth Elan                          52                 Director


ILENE KAMINSKY has served as Chief Executive Officer of Epixtar since November 2004. Prior to joining Epixtar Ms. Kaminsky spent four years with Cisco Systems driving business strategy both within Cisco and to its customers in the telecommunications service provider market. Preceding her tenure at Cisco, she spent 10 years focused on business development, corporate strategy, marketing, business planning, and raising capital in the public and private markets. Prior to Cisco, she served as Vice President of Marketing for HTE8 from 1999 to 2000, a fixed wireless broadband service provider. Ms. Kaminsky consulted for a number of service provider start-up companies where, in addition to developing corporate strategies and raising capital with venture capital firms and other investors, she also served as Chief Marketing Officer at yourorg.com, an affinity portal company, and as Senior Vice President of Marketing and Founder at The Intelesis Group/ FreeCaller Communications, a long distance and telephony provider. She served as Vice President of Marketing at Equalnet Communications in Houston, a facilities-based voice local and long distance provider marketing voice solutions to SMBs and Enterprises. There she played a primary role in diligence and acquisition of several ISPs and IT integration companies. Ms. Kaminsky holds a dual BA from University of Florida in English and Philosophy.

DAVID SROUR has served as our President since June 2003 and is now Chief Operating Officer. On April 16, 2004, he became our Chairman of the Board. He previously served as our Vice President and Chief Operating Officer from November 2001 through to June 2003. Prior to joining us, Mr. Srour was Senior Director of Information Service of Carr America Realty, a former client of his at KPMG Consulting in McLean, Virginia, where he was a Senior Manager from 2000 to 2001. At KPMG, Mr. Srour specialized in eCommerce, project management and process improvement consulting services. Beginning in 1997, he spent four years at Ernst and Young LLP, providing information systems and process improvement consulting services including back office and eCommerce implementations for such clients as General Motors, Lehman Brothers and Simon Property Group. Mr. Srour also has significant telecommunications experience, including roles as COO of Interactive Telecard Services, Inc. and SmarTel Communications. Mr. Srour holds a dual BS in Information Systems and Marketing from the Syracuse School of Management.

NORMAN DEPALANTINO was appointed our Chief Operating Officer on April 16, 2004 and held that position until he took on the role of Executive Vice President Operations and Philippines Country Manager in November of 2004. Previously, from March 2001, he was President of ePerformance Consulting, a call center and management consulting company, which serviced all facets of the direct response market. From January 2000 to March 2001, he served as Vice President of Operations at Priceline.com where he managed the productivity of three outsourced call centers. Prior to that from March 1998 to January 2000, he was Vice President for Operations and Support at Home Shopping Network, an operating business of IAC/InterActive Corp where he managed HSN's inbound and outbound sales services and back office processes for Ticketmaster, Espanol Network, MCI, First USA Visa, GE Capital as well as HSN's core television, Internet and catalogue sales initiatives. Mr. DePalantino has been engaged in the building of call center operational infrastructures in Hong Kong, Shanghai and Tokyo. He retired in 1992 from the U.S. Air Force after 23 years of service. During his service, he was also a Director of Sales for Air Force recruiting. Mr. DePalantino has a B.S. in marketing from Regents College of the University of the State of New York, Albany and an M.A. in Organizational Management from the University of Phoenix.

IRVING GREENMAN has, since June 2000, served in various executive positions for us, including our Chief Financial Officer and Chief Executive Officer. From 1998 through 1999, he was Chief Financial Officer for Kaleidoscope Media Group, Inc., an entertainment company. Prior to that, he was the Chief Financial Officer for Medica Media and Healthcare International, both of which were engaged in the healthcare industry. Mr. Greenman is a Certified Public Accountant licensed in New York and in Florida. Mr. Greenman graduated with a B.B.A. from City College of New York, which is now the Bernard Baruch School of Business.

TODD FISCH has been president of Epixtar Philippines IT Enabled Services Corporation since 2004. From 2000 through 2004 he has been a consultant directly or though entities for various business matters, telecommunications and call center fields. Most of his time was devoted to our predecessors and us. Mr. Fisch also has the entire beneficial interest in the firm that provides us with advice and services relating to the establishment of our contact center business and other business and administrative activities.

WILLIAM D. RHODES served as our President from January 2002 through June 2003 and is now President of the group comprised of our ISP subsidiaries. In February 2001, Mr. Rhodes was also the founding President of NOL Group, which is now one of our subsidiaries subsidiary, establishing corporate infrastructure for this new Internet service provider of "B-to-B". He remains the current President of NOL Group and has been employed by us since our acquisition of NOL Group in March 2001. Mr. Rhodes performed consulting services for us from September 2000 until February 2001. From February 1999 through July 2000, Mr. Rhodes served as Chief Operating Officer of Equalnet Communications Corp. in Houston, Texas with responsibility for all company operations including customer care, billing, provisioning and networks. From 1996 until 1999, Mr. Rhodes served as President and Chief Operating Officer of Valu-Line Communications in Longview, Texas. Mr. Rhodes has an MSEE and BSEE from the University of Missouri at Columbia and has been involved in state-of-the-art electronics, navigation and communication projects throughout his career including 20 years with Rockwell International.

RICARDO SABLON is our telephony engineer and vice president and has been employed by us since 2001. Mr. Sablon was previously vice president and chief telephony engineer for Equalnet Communications Corp. of Houston, Texas from 1998 to 2000. From 1994 through 2001, Mr. Sablon was the President of Dominator Technologies, Inc. of Miami, Florida that did telecommunications consulting. Mr. Sablon was also a founder of FreeCaller Communications, a patented advertiser-sponsored long distance service. From 1990 to 1993, Mr. Sablon was the chief executive of Telecaribe Communications, Inc., a company that provided the first post-embargo commercial direct-dial service to Cuba from the United States

SNEHARTHI ROY has been our Vice President of Call Center Operations since July 2003 and also serves as out Chief Information Officer. From 2001 to 2003, he was employed as head of Call Center Operations for HCL Information Systems Ltd. of India. From 2000 to 2001 he was General Manager of Globsyn Technologies Ltd. He was regional manager of Atlas Copco AB Sweden from 1995 to 2000. Mr. Roy holds a Bachelor of Technology degree from the Indian School of Mines, as well as an MBA from Jadavpur University.

DEBORAH GAMBONE has been our general counsel since December 2001 and was elected our Secretary and a Vice President of in November 2002. From 2000 to 2001 she was a contracts manager and corporate counsel for Telecomputing, Inc. of Ft. Lauderdale, Florida. She also worked as in-house counsel for International Research Group, Inc. of Boca Raton, Florida from 1999 to 2000. Prior to that, she was corporate counsel for Global Mindlink Foundation, a non-profit entity specializing in funding charitable events for children. Ms. Gambone holds her Juris Doctorate as a graduate of Nova University.

GERALD M. DUNNE, JR. has been our Executive Vice President in charge of Sales and Marketing since 2000. He was formerly the Chairman and Chief Executive Officer of Group Long Distance Inc., a NASDAQ traded long distance reseller from 1988 through 1999. Mr. Dunne led that company to over 200,000 residential and small business subscribers before leaving to become Chief Executive of our subsidiary, One World Public Communications Corp. Mr. Dunne also previously worked in the Accounting Department of Union Carbide Corporation in Danbury, Connecticut.

SCOTT FLACKS is the Company's Executive Vice President, Marketing and an expert in the direct response segment of contact center services of contact center services and serves our national sales manager. Previously, he was general manager of TVN Entertainment, a leader in the development of Video-On-Demand, Subscription On Demand and Pay-per-View Television. Also, he was vice president of business development at Century Media, Inc. a full-service direct response advertising company. Mr. Flacks holds a B.S. in Economics from the University of California, Los Angeles.

HARRY FOZZARD has been with Epixtar since 2002 and is the Company's VP of Investor and Public Relations. Previously he held the title of Vice President of Marketing heading up our marketing strategy in Manila. Before joining Epixtar, Mr. Fozzard was the chief executive of LeanForward, an eLearning company whose projects for enterprise clients included Sprint, the State of Florida, Sunglass Hut, Ford Motor Company, Shell, Texaco, and Pennzoil-Quaker State. Mr. Fozzard is a graduate of the University of Florida, and holds a Bachelors degree in Fine Art.

DAVID BERMAN is a practicing attorney in Miami, Florida and has been a director since 2002. Since 1983, Mr. Berman has been a partner in Berman & Berman, a partnership in Miami, Florida specializing in tax law and business planning. Prior to that he was a member of the firm of Bedzow & Korn of Miami.

KENNETH ELAN has been a director since June 2003. He has been a practicing attorney in New York City for over twenty-five years. He specializes in litigation concentrating in corporate and commercial litigation.

JOHN W. COONEY has been a director since July 2003. Since 2000, Mr. Cooney has been a Vice President for Lionstone Group, Inc., owner of the Seville and the Ritz-Carlton Hotels on Miami Beach, DuPont Plaza in Miami, Sheraton Curacao Resort, Princess Beach Resort Curacao, and Holiday Inn Aruba. From 1997 through 2000, he was President of Westbourne, Inc., an import-export company. He retired in 1997 from Coopers & Lybrand's Miami office where he served as Senior Tax Partner. While with Coopers & Lybrand, he served on several committees in the firm, having responsibility for review of all real estate tax oriented investments in which the firm was involved. Mr. Cooney provides tax and financial consulting services specializing in taxation, including foreign taxation, real estate and partnerships. Mr. Cooney has provided expert witness testimony in many proceedings involving real estate, condominium conversions and other related matters.

Executive officers are elected annually by the our Board of Directors to hold office until the first meeting of our Board of Directors following the next annual meeting of Shareholders and until their successors are chosen and qualified.


STAFF RELATIONSHIPS
--------------------------------------------------------------------------------

There are no family relationships among our executive officers or directors. Nevertheless, certain relationships exist between directors or significant stockholders and certain U.S. based non officer management and staff employees of Epixtar. One of our employees is the former spouse of our Chief Executive Officer, Ilene Kaminsky. A son of David Berman, a director, is an employee. Two children and a daughter-in-law of Stanley Myatt, an affiliate, are employees. A stepson of Martin Miller, an affiliate, is an employee. Messrs. Myatt and Miller are both emoloyees. The mother and spouse of Mr. Todd Fisch are also our employees.


                                 AUDIT COMMITTEE

Prior to August 14, 2003, the Board of Directors acted as the Audit Committee as permitted by the rules of the Securities & Exchange Commission. Effective August 14, 2003, however, we established an Audit Committee consisting of three independent directors. John Cooney is chairman of the audit committee and our financial expert under the rules of the Securities & Exchange Commission. Mr. Cooney has over thirty years experience as a partner of a leading public accounting firm. He does not have nor does any other director member of the committee, have a prior relationship with us and each is independent under the rules of the American Stock Exchange.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued by us or any of our subsidiaries for services rendered during the fiscal year ended December 31, 2003 by all persons who acted as a Chief Executive Officer and for the four highest paid officers earning in excess of $100,000 during 2003.



SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------
Annual Compensation                 Long-Term Compensation Securities Underlying

-------------------------------------------------------------------------------------------------------------
       NAME AND
       PRINCIPAL
       POSITION                 YEAR              SALARY ($)              AWARDS               OPTIONS
-------------------------------------------------------------------------------------------------------------

Martin Miller, Chief    2003                  None
Executive Officer
-------------------------------------------------------------------------------------------------------------
                        2002                  None
-------------------------------------------------------------------------------------------------------------
David Srour, Chief      2003                  $222,500                                   300,000
Operating Officer
-------------------------------------------------------------------------------------------------------------
                        2002                  $186,969             $50,000
-------------------------------------------------------------------------------------------------------------
                        2001                  $28,000                                    40,000
-------------------------------------------------------------------------------------------------------------
Irving Greenman,        2003                  $285,000                                   300,000
Chief Finanical
Officer
-------------------------------------------------------------------------------------------------------------
                        2002                  $300,000             75,000
-------------------------------------------------------------------------------------------------------------
                        2001                  200,000                                    200,000
-------------------------------------------------------------------------------------------------------------
Gerald Dunne Jr.,       2003                  $193,750                                   300,000
Vice President
-------------------------------------------------------------------------------------------------------------
                        2002                  $146,315             50,000
-------------------------------------------------------------------------------------------------------------
                        2001                  $50,000
-------------------------------------------------------------------------------------------------------------
Richard Sablon, Vice    2003                  $176,750                                   200,000
President
-------------------------------------------------------------------------------------------------------------
                        2002                  $141,219             25,000
-------------------------------------------------------------------------------------------------------------
                        2001                  $75,414                                    150,000
-------------------------------------------------------------------------------------------------------------

------------

(1) Mr. Greenman was Chief Executive Officer until October, 2002 when Mr. Martin Miller assumed that position.

                                     OPTIONS

Set forth below with respect to the Officers named above is further information concerning options to purchase common stock under our stock option plan.


                             OPTION GRANTED IN 2003


                                              Number of        Percent of total
                                             Securities        options/granted
                                             Underlying          to employees            Exercise or               Expiration
Name                                      options granted       in fiscal year            base price                   date
------                                    ---------------       --------------           ------------              --------

David Srour......................             300,000                7.7%                   3.50                      2008

Irving Greenman..................             200,000                5.1%                   3.50                      2008

Gerald Dunne.....................             300,000                7.7%                   3.50                      2008

Ricardo Sablon...................             200,000                5.1%                   3.50                      2008


All of the options have a term of five years and have the same vesting terms. One third of the shares subject to the option vest on the first anniversary of grant with an additional third vesting on the next two anniversary dates.

Options Exercised and Fiscal Year End Options Retained

No options were exercised by any above named officer in 2003. The market price our common stock on December 31, 2003 was above the exercise price of all outstanding options and consequently all these options were in the money.

Set forth below is certain information relating to options retained by the above named officers at December 31, 2003:


                                           Number of securities underlying     Value of unexercised in-the-money
                                           unexercised options at year end            options at year end
                                           -------------------------------     ---------------------------------
Name                                         Vested           Not Vested            Vested          Not Vested
----------                                 ----------         ----------          ----------        ----------

David Srour............................      26,667             313,333            $60,000          $705,000

Irving Greenman........................     133,333             266,667            300,000           600,000

Gerald Dunne...........................      33,333             313,667             75,000           705,750

Ricardo Sablon.........................     100,000             250,000            225,000           562,500


                               STOCK OPTION PLANS

We have adopted an option plan entitled the Global Asset Holdings 2001 Stock Option Plan (the "Option Plan"). The purpose of the Option Plan is to provide us with a vehicle to attract, compensate and motivate selected eligible persons, and to appropriately compensate them for their efforts, by creating a broad-based stock plan which will enable us, in our sole discretion and from time to time, to offer to or provide such eligible persons with incentives or inducements in the form of awards as such term is defined below, thereby affording such persons an opportunity to share in potential capital appreciation of our common stock.

The Option Plan was approved by the board of directors and shareholders. A total of 6,000,000 shares of common stock are available for issuance under the plan.

Under the Option Plan, an eligible person is any person who, at the applicable time of the grant or award under the Option Plan, is an employee, a director and/or a consultant or advisor of ours, or of any parent or subsidiary. An award can consist of. As of December 31, 2004, there were options outstanding to purchase 4,434,000 shares of common stock under the Option Plan.

The Option Plan provides for the granting of options which are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or as options which are not intended to meet the requirements of such section ("non-statutory stock options"). The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of our common stock). The aggregate fair market value (determined at the date of the option grant) of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

The Option Plan provides for its administration by the board of directors or a committee chosen by the board of directors, which has discretionary authority, subject to certain restrictions, to determine the number of shares issued pursuant to incentive stock options and non-statutory stock options and the individuals to whom, the times at which and the exercise price for which options will be granted.

The above description of the Option Plan is qualified in its entirety by reference to the full text of the Option Plan, as well as the terms and conditions of any award agreement governing the grant of an award under the Option Plan. A copy of the Option Plan is included as an exhibit.

ADDITIONAL OPTIONS IN 2004
--------------------------------------------------------------------------------
On May 28 2004, we have granted additional options to purchase 150,000 shares of our common stock at $3.55 per share to our employees and service providers including options to an officer to purchase 60,000 shares of our common stock.


DIRECTOR COMPENSATION
--------------------------------------------------------------------------------
Prior to 2004 we paid our outside directors $500 per meeting. In July 2002, we granted a stock option to David Berman pursuant to our Stock Option Plan to purchase 100,000 shares of our common stock at forty-two cents ($0.42) per share. In 2003, we issued options to purchase 50,000 shares to each of John Cooney and Kenneth Elan at exercise prices of $4.50 and $3.50 respectively. All of the foregoing options described in this paragraph are substantially similar to the options granted executive officers described above We recently initiated a new independent director compensation package. Each will receive $10,000 per annum and $5,000 for the audit committee.


                               SECURITY OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of the common stock as of, December 31, 2004 by,

o each stockholder known by us to be the beneficial owner of more than 5% of the outstanding common stock,

o        each director of ours,

o        each named officer,

o        and all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

  Name and Address of                                               Number of Shares           Approximate
   Beneficial Owner                                                Beneficially Owned          Percentage
--------------------                                               ------------------        --------------
Martin Miller (1)(2)........................................              2,873,921                24.9%
Stanley Myatt (1)...........................................              2,778,000                24.1%
Sheldon Goldstein...........................................                900,000                 7.8%
David Srour (3).............................................                140,000                 1.2%
Irving Greenman (3).........................................                266,667                 2.3%
David Berman (3)............................................                 51,466                 0.4%
Ricardo Sablon (3)..........................................                216,666                 1.8%
Gerald Dunne (3)............................................                150,000                 1.3%
John Cooney (3).............................................                 16,667                0.01%
Kenneth Elan (3)............................................                 16,667                0.01%
Directors & Officers as a group(1)(3).......................              2,071,465                15.2%

The address of each person is c/o Epixtar Corp. 11900 Biscayne Boulevard, Miami, Florida 33181.
------------
(1) Including shares, registered in the name of Trans Voice L.L.C. Each of Messrs. Miller and Myatt is deemed to beneficially own this percentage of shares of common stock owned by Trans Voice by virtue of their or their affiliate's 50% ownership of Trans Voice Investments Inc. which owns 98% of Trans Voice L.L.C. The balance of the shares of Trans Voice Investments are owned by these individuals.

(2) Includes 95,921 shares owned by Mr. Miller and his spouse. It does not include 122,500 shares owned by his spouse which Mr. Miller denies any beneficial ownership.

(3) Represents shares underlying options exercisable within 60 days. In addition to these options additional shares are subject to options not exercisable within 60 days as follows:

                     Irving Greenman.....................................          133,334
                     David Berman........................................           33,334
                     Kenneth Elan........................................           33,333
                     David Srour.........................................          200,000
                     John Cooney.........................................           33,333
                     Ricardo Sablon......................................          133,334
                     Gerald Dunne........................................          200,000
                     All officers and directors as a group...............        1,193,336

NON BENEFICIAL HOLDERS

Brookfield Investments Ltd. is the record owner of more than five percent of our common stock. Brookfield owns of record 770,000 shares and has warrants to purchase 3,550,000 shares of our common stock. We have been advised by Brookfield that all of our securities held by it are held as nominee for unrelated third parties none of whom have an interest equal to a five percent. Laurus owns a $5,000,000 principal amount Secured Convertible Term Note which is convertible into 2,380,952 shares of our common stock. It owns warrants to purchase 993,827 shares of our common stock. Both the note and warrant contain a provision that prohibits conversion or exercise, if upon such conversion or exercise Laurus would own 4.99% or more of the outstanding shares of common stock. This provision does not apply to defaults and may be waived by Laurus upon 75 days prior notice. Because of this prohibition, Laurus does not beneficially own more than 5% of our shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 14, 2000 we acquired the entire interest of Trans Voice Investment Ltd. in SavOn, a Florida limited liability company. Trans Voice Investment, Ltd.'s was an 80% interest in SavOn. The consideration for Trans Voice Investment Ltd.'s entire interest in SavOn was 2,000,000 shares of our common stock. The original agreement provided for the issuance of additional shares if during the six-month period from January 1, 2001 to June 30, 2002, the accumulated net after tax income of SavOn was greater than $1,200,000. For each $1.00 of any such excess of net after tax income, Trans Voice Investments Ltd. was to receive additional shares having a market value of $10.00. Due to the cancellation of SavOn's agreement with Global Crossing, SavOn discontinued its telecommunications business. Trans Voice Ltd. claimed that it was deprived of its right to additional shares as SavOn would have no earnings. In lieu of all claims of Trans Voice Investment, Ltd. against us, we paid an additional $225,000 that was treated as part of the purchase price.

On March 31, 2001, we acquired all the shares of NOL Group in exchange for 2,000,000 of our shares. At the time Trans Voice Investment Ltd. owned 80% of NOL Group, and was a principal stockholder (with the balance owned by Sheldon Goldstein.) Prior to the transaction, Trans Voice Ltd. also held 2,000,000 shares or thirty three and one third percent of our stock. As part of the transaction, we agreed to pay additional contingent consideration to the former shareholders of National Online. If, during the eighteen month period between April 1, 2001 and September 30, 2002, the accumulated net after tax income of NOL Group was $1,200,000 or greater. In that event, we were required to issue a number of our additional shares equal to any excess divided by ten. During 2001 the former owners of NOL Group claimed that we failed to commence National Online's operations timely and adequately fund it. As of November 30, 2001, the shareholders and we agreed to eliminate the contingent right and settle all claims in consideration for an additional 2,500,000 shares of our common stock. The value of the stock was $5,750,000 based on the market price at the time.

In April 2001 NOL Group, Inc. entered into an oral agreement to pay Trans Voice Investments, Inc. a monthly fee of $4.00 for each of its customers. On October 1, 2001, the agreement was modified because the parties agreed that the payments would become excessive and burdensome. (Trans Voice Inc. is unaffiliated with Trans Voice Ltd.) Pursuant to the Payment Agreement NOL Group and other subsidiaries are obligated to pay Trans Voice Inc $150,000 per month as long as NOL Group and affiliates operates their ISP programs. In addition, Trans Voice Investments, Inc. is to receive $1.00 for each additional customer in excess of 100,000 customers in any given month. NOL Group is also obligated to provide office space and services to Trans Voice Investments, Inc. The agreement constitutes consideration for services including services as a finder provided in connection with the organization of NOL Group. Messrs. Stanley Myatt and Martin Miller, or their affiliates, are the sole stockholders of Trans Voice Investments, Inc. This corporation, together with Messrs. Miller and Myatt, individually own the entire interest of Trans Voice L.L.C., which has been our principal shareholder since June 2002. Mr. Miller was our chief executive officer prior to the execution of the Payment Agreement and again thereafter from September 2002 to April 2004. The parties to the Payment Agreement agreed to limit the payment obligation to $4,200,000 in monthly installments of $300,000 per month from November 2004 through December 2005. Trans Voice L.L.C. has also entered into an agreement pursuant to which it will be compensated for any clients and acquisition candidates it introduces to us with whom we consummate a transaction.

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 As of April 2003 we determined to outsource many aspects of the development of our new business plan. We have entered into an agreement with Trans Voice L.L.C., our principal stockholder, to find, contract with, pay and supervise an entity to assist in the development of our new business, including assisting us in:

o Managing existing vendor relationships for sales campaigns and growth to meet and liven up new business needs.

o Managing site selection, lease negotiations, design, and build-out of Epixtar's offshore call centers.

o Negotiating incentive and financial assistance packages with government ministries and agencies on behalf of Epixtar.

o Identifying commercial opportunities for Epixtar to sell new services and developing new products for Epixtar to market.

o Identifying and negotiating merger and acquisition situations for Epixtar.

             The above described arrangement involing three parties was structured to enable Transvoice to supervise the subcontractor. As it turned out the amount of time required for supervision was negligible. As the amount of time necessary for the supervision was minimal we determined the value of Trans Voice's services was de minimus.

Mr. Todd Fisch, who is now one of our executive officers, owns the entire equity interest, in this subcontractor consulting firm. For Mr. Fisch's recent employment history reference is made to the section "Management, Officers, and Directors".

In the third quarter of 2002, we repaid loans aggregating $175,000 to Trans Voice Inc. and Stanley Myatt. The loans bore interest at seven percent per annum.

Commencing in 2004, Messrs. Miller and Myatt each received salaries of $300,000 as consultants to the Company. The salary to each of them has been reduced to $150,000 per annum beginning January 2005.

Based upon agreements in principle reached on November 20, 2002, we entered into an agreement on December 6, 2002 relating to the note to Brookfield Investments Ltd. The note is in the amount of approximately $2,454,000 and is due on demand. We obtained an agreement to defer demand for payment for over two years, and for Brookfield to subordinate its security interest in our and our subsidiaries' accounts receivable to certain types of lenders. We agreed to issue 3,000,000 shares of our restricted common stock and agreed to repay accrued interest by July 2003. We retained the right to prepay the loan without any penalty at any time. The stock was never issued pending negotiations that began in December 2002. After these negotiations, the agreement was amended to provide for issuance of warrants to Brookfield to purchase 4,000,000 shares of our common stock at an exercise price of $.50 per share in lieu of issuing the 3,000,000 shares to Brookfield. The warrants are exercisable during the period from May 31, 2003 until May 31, 2006. Subsequent to March 2003 Brookfield voluntarily agreed to surrender its security interest.

While we believe the transactions referred to were fair, they were not negotiated at arms length. Transactions with any of our principal stockholders, officers or directors must now be approved by the majority of our independent directors.

From time to time during 2003 and 2004, Messrs. Myatt and Miller or their affiliates and other officers and directors, have advanced amounts on our behalf or deferred amounts owed to them or their affiliates.

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                            DESCRIPTION OF SECURITIES

                                     General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

We are authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share, of which shares were issued and outstanding as of December 31, 2004. Our certificate of incorporation authorizes 10,000,000 shares of "blank check" preferred stock, of which we authorized the issuance of 250,000 Series A preferred Stock of which 16,500 shares are presently outstanding.

                                  Common Stock

Subject to the rights of holders of preferred stock, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversions or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

                                 Preferred Stock

Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

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


Series A Preferred Stock

In conjunction with the June 2003 financing, our board of directors created a new Series A Convertible Preferred Stock, with 250,000 shares of this series authorized. These shares have the following terms.

Conversion: Each share of Series A Preferred Stock will be convertible, at the option of the holder, at any time after the date of issuance into a number of shares of Common Stock determined by dividing $100 by the Series A Conversion Price which was initially $3.50 but was reduced to $2.00 as a result of our inability to meet performance standards described below.

Performance Adjustment: The conversion price may be adjusted based upon our performance in 2003 and 2004 and has already been adjusted to $2.00. It may be increased to $3.00 if our net income for 2004 exceeds $12,000,000, which is unlikely. The adjusted price, if any, will not be greater than 5% below market value at the time of the adjustment, but may not be below $2.00.

Anti-dilution Protection: With some exceptions including shares issued pursuant to a merger or acquisition, or a lease line or line of credit, if the Company issues or sells stock below the then current conversion price, then the conversion price shall be reduced to the price of the sale or issuance. The conversion price of the Preferred Stock will also be subject to adjustment to reflect stock dividends and stock splits.

Automatic Conversion: The Series A Preferred will be automatically converted into Common Stock upon the earlier to occur of: (1) the closing of a public offering of our common stock at ten dollars or more per share with gross proceeds of $50,000,000 or (2) the vote of the holders of a majority of the Series A Preferred voting separately as a single class.

Dividend Rights: Holders of Series A Preferred shall be entitled to receive cumulative dividends at an annual rate of $8.00 per share from legally available funds. A pro-rata portion of unpaid or understated dividends will be taken into account upon conversion or redemption

Liquidation Preference: In the event of any involuntary or voluntary liquidation, dissolution, or winding up of us, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, a liquidation payment in an amount equal to two times the Series A Price per share plus any unpaid dividends.

Voting Rights: Subject to any additional voting rights provided by law, the Series A Preferred vote on an as converted basis together with the Common Stock on all matters presented to stockholders.

Protective Provisions: We are required to obtain approval of Series A Preferred holders for actions that could have an adverse effect on the Series A Preferred including any actions resulting in:

o any change in the rights, preferences or privileges of the Series A Preferred advisor.

o        a change of control.

o a change in any business other than the business engaged in by the Company at the time of Closing.

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


Board Representation: The holders of the Series A Stock are entitled to one seat on our board, or at the option of the shareholders observer rights to the board. All related attendance expenses will be paid by us. The Preferred shareholders have not designated a person to act as director or observer.

Redemption Right: We have the right to repurchase the total aggregate amount outstanding of Series A Preferred Stock on each anniversary date of the closing of this financing at a price equal to $200 per share subject to the right of the holder to exercise before repurchase.

                                Convertible Notes

Secured Convertible Term Note

Amount Outstanding: The principal amount of this note is $5,000,000 of which $930,000 is held in a restrictive account by LAURUS. Unless converted the funds are to be released upon the fulfillment the following conditions:

(i) the effectiveness of a registration statement covering shares subject to the note and warrants issued to Laurus;

(ii) the entire $1,000,000 amount of Bridge Notes described below has either been fully converted into common stock and/or been repaid in full in cash and

(iii) Laurus shall have received written notification satisfactory to it from our special Federal Trade Commission ("FTC") counsel, that a stipulated order settling the existing FTC action has been executed by the Epixtar and FTC staff counsel, and has been forwarded to FTC headquarters in Washington D.C. for review and final approval by the FTC.

Interest: Interest on the portion of the note which is not restricted account at the "prime rate" published in The Wall Street Journal from time to time, plus two and one half percent (2.50%). The interest payable on the portion of the principal amount of note maintained in the Laurus Restricted Account shall be equal to 1% per annum

Term: Unless accelerated or converted the note is due May 14, 2007.

Conversion: The term note plus accrued interest is convertible at a fixed conversion price originally of $2.96 and presently $2.10 subject to adjustment.

Conversion Price Adjustment: If at any time prior to the conversion or repayment in full of the principal amount any shares of common stock or securities convertible into common stock are issued al less than the fixed conversion price in effect at the time of such issuance then the fixed conversion price shall be adjusted.

Repayment: Repayment of the principal amount of the unrestricted portion of the note shall be made in equal monthly installments of $90,909.09, together with any accrued and unpaid interest on the portion of the principal repaid. Payments shall begin on October 1, 2004 and shall continue to maturity. In addition, in the event that any funds are released from the Laurus restricted account for any reason other than as a result of a conversion the amount released shall be applied in equal amounts to each future monthly payment occurring after the 90th day following such release. Any principal amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

Method of Repayment: If the average closing price of our Common Stock for the five (5) trading days immediately preceding a payment was greater than or equal to 110% of the fixed conversion price, the holder shall convert all or a portion of the monthly installment, in lieu of cash payment, in shares of Common Stock the number of shares, however, converted may not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the five
(5) day trading period immediately preceding delivery of a Notice of Conversion. Any part of the monthly installment not converted into shares of Common Stock shall be paid in cash at the rate of 102% of the monthly payment.


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

Restrictions: The Notes contain restrictions on certain actions we or our subsidiaries may take, including restrictions on dividends, stock repurchases, incurring indebtedness, creating security interests in our assets and changing our business.

Security: The notes are secured by all our assets and the assets of our material operating subsidiaries.

Redemption Right: The Borrower will have the option of prepaying the Note by paying one hundred thirty percent (130%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due upon seven (7) business days prior notice.

Bridge Notes

Amount Outstanding: The principal amount of these notes is $1,000,000

Interest: Interest is at 8% per annum

Term: Unless accelerated or converted these notes are due April 22, 2005

Conversion: The notes are currently convertible by the holder at a conversion price of $2.10.

Conversion Price Adjustment: The Conversion Price, and the number of shares to be received upon conversion of the Notes will be subject to adjustment to reflect stock dividends, stock splits and stock combinations, as well as upon merger, sale of assets or reclassification. Standard weighted average anti-dilution protection will be applied for issuance of additional shares below.

Automatic Conversion: The notes are automatically converted upon the closing of an underwritten public offering of common stock pursuant to an effective registration statement with gross proceeds of $25,000,000 or more provided, that there is an effective registration statement with a current prospectus available covering the resale of the Common Stock underlying the Notes.

Required conversion: Provided there is an effective registration statement with a current prospectus available providing for resale of the Common Stock underlying the Notes, we may, at our option, require the conversion, of up to 20% of the original amount of the Notes, plus accrued and unpaid interest if the market price of the Common Stock is $6.00 or greater for twenty (20) consecutive trading days and the average daily trading volume of the Common Stock during that period is at least 30,000 shares a day. We may also, at it our option, require the conversion, of up to an additional 20% of the original amount of the Notes, plus accrued and unpaid interest if the market price of the Common Stock is $7.00 or greater for twenty (20) consecutive trading days and the average daily trading volume of the Common Stock during such twenty (20) day period is at least 50,000 shares a day.

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


Protective Provisions: The notes contain limitations on certain actions we may take including the incurrence of indebtedness on investments unrelated to our business, on dividends and distributions and repurchased asset sales on management and employee options

Security: These notes are covered by the same security as the Secured Convertible Term Note pursuant to an intercreditor agreement with that lender for one year.

7% secured convertible notes

Amount Outstanding: The principle amount of these notes is $500,000

Interest: The interest rate is 7% per annum

Term: These notes are due December 8, 2004

Note: We have reached an agreement in principle to extend the due date. We are in discussions to finalize and document our agreement.

Conversion: The note may be converted by the holder at a conversion price of $2.50 after a performance adjustment based on 2003 results similar to that contained in the terms of our preferred stock and described above.

Conversion Price Adjustment: The conversion price shall be adjusted if, with some exceptions, shares issued pursuant to a merger or acquisition, or a lease line or line of credit, we issue or sell stock below the then current conversion price.

Automatic Conversion: The notes are automatically converted into Common Stock upon the closing of a public offering of our common stock at ten dollars or more per share with gross proceeds of $50,000,000.

Required Conversion: We may require conversions if the notes at the current conversion price once each consecutive 90-day period until maturity, of up to 20% of the original principal amount plus accrued interest in the event that the market price of our common stock is $10.00 or greater for thirty (30) consecutive trading days prior to the date of any notes we may only do so if there is an effective registration statement covering the resale of the shares subject to the Note with current prospectus available.

Redemption Right: We have the right to repurchase the total aggregate amount outstanding of the notes at a price of 103% of the amount of the notes.

Security: The notes are collateralized by a security interest in accounts receivable which may be in effect subordinated to other security interests of ours as long as $1,000,000 is free of these prior interest.

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Joint Notes



Amount Outstanding:        The principal amount as of           is $2,772,500

Joint Obligors:            The note is a joint obligation Epixtar and wholly
                           owned subsidiary Voxx

Interest:                  The interest rate is five percent to increase to 10%,
                           in October 2005 if Voxx is not then a public corporation

Subordination:             The Notes are unsecured and are subordinated to the
                           Laurus and Bridge Notes.

Conversion The Notes automatically to Voxx shares upon Voxx becoming a public corporation in certain circumstances. At the option of holder to Epixtar shares at prices related to market until Voxx is public corporation

These notes are part of Units that are currently being offered in a private placement for a maximum gross proceeds of $13,800,000. The securities sold have not been registered under the Securities Act of 1933 nor will the securities offered be registered. These securities may not be offered or sold in the United States by the Investors absent registration under the Securities Act of 1933 or an applicable exemption from registration requirements. This statement shall not constitute an offer to sell or the solicitation of an offer to buy any of our securities.

                                    Warrants

Brookfield Warrants

We have issued warrants to Brookfield Investments Ltd. to purchase 4,000,000 shares of our common stock at fifty cent per share. The warrant expires in May 2006. The exercise price is adjusted based upon stock splits, reverse splits and similar occurrences. In connection with the transfer of 200,000 warrants, we extended the expiration date of the transferred warrants to October 2008.

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


Sands Bros Investment Banking Warrants

In April 2003, we issued warrants to purchase 130,000 shares of our Company stock to Sands Brothers & Co., Ltd. with whom we had entered into an investment banking arrangement. These warrants expire in October 2008 and are exercisable at $3.41 per share subject to antidilution provisions. These warrants were distributed to designees of Sands Brothers. The agreement with Sands Brothers has been terminated.

Private Placement Warrants:

In June 2003, we issued warrants to purchase 329,140 shares of our common stock pursuant to our private placement. These warrants expire in June 2008 and were initially exercisable at $7.00 per share. The registration rights agreement we entered into with these purchasers provided for a reduction of the warrant exercise price if we did not have an effective registration statement covering the sale of the shares upon conversion of the preferred stock and exercise of the warrants within 90 days of the grant of the warrants. As a result, the exercise price of the warrants has been reduced to $3.46 per share and may be further reduced to take in account antidilution provision. The exercise price of these warrants is also adjusted upon stock splits, reverse splits, reclassification and sales of stock below the exercise price.

We also issued warrants to purchase 64,243 shares of our common stock to Sands Bros. and Alpine Capital Parties Ltd. who provided services in connection with our private placement. These warrants expire in June 2008 and are exercisable at
5.00 per share.

Warrants Granted to Vendors

In July 2003, we issued five-year warrants to purchase 27,728 shares of our common stock at an exercise price of 5.00 per share to Alpine Capital Partners for services.

Warrants Granted to Investment Adviser

In September 2003 we have granted 100,000 five-year warrants to a Maximum Group L.L.C., an investment adviser in consideration for services to be rendered to us. The Warrants are exercisable at a price of $6.00 per share.

Warrants Issued to 7% Note holders

In connection with the 7% convertible debenture sale we issued to the note holders five year warrants to purchase 62,500 shares of our common stock at an exercise price of $5. The price is subject to dilution including price dilution Once each consecutive 90-day period until maturity, we may require the exercise, at the Exercise Price, of up to 20% of the original number of warrants in the event that the market price of the our common stock is $10.00 or greater for thirty (30) consecutive trading days, provided there is an effective registration statement covering the resale of the shares subject to the warrant with current prospectus available.

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


Bridge Warrants

In connection with the Bridge Notes we issued to the note holders five year warrants to purchase 34,722 shares of our common stock at an exercise price of $5.05. The exercise price has been reduced to $2.15 and an additional 100,000 warrants have been issued to these holders in connection with a release of a security interest restricted cash. The exercise price and number of shares is subject to price dilution and the number of shares may be increased if we do not timely file a registration statement covering the underlying shares to these warrants and the notes. Provided there is an effective registration statement with a current prospectus available providing for resale of the Common Stock issuable upon exercise of the warrant, we may, at our option, require the conversion, of up to 20% of the original amount of the Notes, plus accrued and unpaid interest if the market price of the Common Stock is $6.00 or greater for twenty (20) consecutive trading days and the average daily trading volume of the Common Stock during that period is at least 30,000 shares a day. We may also, at our option, require the conversion, of up to an additional 20% of the original number of warrants, plus accrued and unpaid interest if the market price of the Common Stock is $7.00 or greater for twenty (20) consecutive trading days and the average daily trading volume of the Common Stock during such twenty (20) day period is at least 50,000 shares a day.

Wedge Note holder Warrants

In connection with the wedge Notes sold after the sale of the Bridge Notes, we issued to the note holders five year warrants to purchase shares of our common stock at an exercise price of $4.05. The price is subject to dilution including price dilution. The number of warrants increases if we do not timely file our registration statement covering the shares subject to the notes and warrant. Provided there is an effective registration statement with a current prospectus available providing for resale of the Common Stock underlying the warrants, we may, at our option, require the exercise, of up to 20% of the original amount of the warrants, plus accrued and unpaid interest if the market price of the Common Stock is $6.00 or greater for twenty (20) consecutive trading days and the average daily trading volume of the Common Stock during that period is at least 30,000 shares a day. We may also, at our option, require the exercise of, of up to an additional 20% of the original amount of the warrants, plus accrued and unpaid interest if the market price of the Common Stock is $7.00 or greater for twenty (20) consecutive trading days and the average daily trading volume of the Common Stock during such twenty (20) day period is at least 50,000 shares a day.

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


Laurus Warrant

We issued two warrants to Laurus to purchase a total of 493,827 shares of common stocks in connection with our note transaction. These warrants expire in May 2011. One warrant was to purchase 296,297 shares of our common stock. The exercise prices ranged from $4.05 to $4.66. The second warrant was only exercisable if the restricted cash held by Laurus is released. This warrant is for the purchase of 197,531 shares. In connection with securing a release of funds restricted by our arrangements with Laurus, we (i) reduced the exercise price to $2.15 for all warrants (ii) made all warrants immediately exercisable and (iii) issued on an additional 500,000 shares at the same exercise price.

Placement Agent Warrants

In connection with our 2004 note transactions we issued warrants to purchase 254,318 shares of common stock. Of these, warrants to purchase 34,722 shares are exercisable at $5.55; warrants to purchase 219,596 shares were originally exercisable at $4.45, of which warrants to purchase 67,568 shares could not be exercised until the Laurus restrictive cash was released. The warrants are similar to the Bridge Note holders' warrants except these warrants provide for cashless exercise. The exercise price of warrants to purchase 168,920 shares has been reduced to $2.15 and all warrants are currently exercisable.


                                 Transfer agent

The transfer agent for our common stock is Interwest Transfer Company, Inc. of 1981 East 4800 South Street, Salt Lake City, Utah 84117. Their telephone number is (801)-272-7294.

            Disclosure of Commission Position on Indemnification for
                           Securities Act Liabilities

Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of, absent a finding of misconduct in the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above described provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission their indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


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

In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by any director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                     Anti-takeover Provision of Florida Law

Section 607.0902 of the Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors, unless the corporation's articles of incorporation or bylaws specifically state that this section does not apply. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power; (i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and, (iii) more than a majority of such voting power. Our bylaws do not negate this provision of the Florida law.

                        Shares Eligible for Future Resale

As of December 31, 2004, we had an aggregate of 11,544,119 shares of our common stock issued and outstanding, of which approximately 7,100,000 share are "restricted securities". These shares may be sold only in compliance with Rule 144 under the Securities Act 1933, as amended, or other exemptions from registration requirements of the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment there for may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations. Substantially all of our presently issued shares as well as over 825,000 shares subject to our preferred stock are or will be capable of sale pursuant to Rule 144 at years end subject to the foregoing limitations. In addition, the shares offered hereby and in the concurrent offerings including subject to these warrants and convertible securities, could add over 6,000,000 free trading shares. The sale of a significant number of these shares or the shares eligible for resale under Rule 144 in the public market may adversely affect prevailing market prices of our shares.


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

                              SELLING SHAREHOLDERS

Set forth below is a description of the transactions pursuant to which securities were issued to the selling stockholders as well as additional information.

In connection with the execution of an investment, advisory agreement between us and Sands Brothers & Co. Ltd., a broker dealer, we issued five year warrants to purchase 130,000 shares of our common stock to Sands Brothers. These warrants are exercisable at $3.39 at per share. These warrants were later distributed to persons associated with Sands Brothers. The Investment Advisor Agreement has been terminated. We had no relationship with Sands Brothers prior to this transaction.

Included in the number of shares of the selling stockholders are shares issuable (or issued) upon conversion of preferred stock and exercise of warrants in our Preferred Stock provide placation. In a June 2003, we sold 23,510 shares of our convertible preferred stock for an aggregate gross consideration of $2,351,000. For each share sold, the purchasers received five year warrants to purchase fourteen shares of our common stock or a total of 329,140 at an exercise price of $7.00 per share (which has since been reduced to $3.46 pursuant to the terms of the Warrant). The preferred shares are convertible at an initial conversion price of $3.50 which has been reduced to $2.00 for at least one year pursuant to performance standards. The conversion price and exercise price are both subject to anitdilution provisions.

In connection with the preferred stock, private placement we issued five year warrants to provide a total of 64,243 shares of our common stock at an exercise price of $5.00 per share to persons who assisted us, including Sands Brothers and Alpine Capital Partners Group. We also issued five year warrants to Alpine Capital Partners to acquire 27,728 shares of our Common stock at 5.00 per share. Designees of Sands Brothers have received warrants to purchase an additional 101,352 shares of our common stock in connection with a subsequent private placement. The resale of shares issuable pursuant to these warrants is included in the concurrent offering.

In July 2003 we issued 127,117 shares of our common stock in satisfaction of over an aggregate of $400,000 of indebtedness consisting of principal and interest of two notes, to unaffiliated telemarketing contractors. For services to us, one of these contact centers was Caribe Telesales Consultants, a selling stockholder.

We issued 100,000 five year warrants to acquire our shares of our common stock at $5.00 per share to Maxim Group LLC upon signing of an advisory agreement. The resale of shares issuable upon exercise of these warrants is included herein. Maxim Group has been issued warrants to purchase 169,857 shares of common stock for acting as a placement agent in our recent 2004 note offerings. The resale of these shares is subject to the concurrent offering. In addition an affiliate of Maxim owns an additional 250,000 warrants. Therefore, Maxim and its affiliates presently own 519,857 shares of common stock subject to warrants.

In December 2003, we sold our 7% convertible notes issued in connection with a loan to us of $500,000. The note is now convertible into 200,000 shares of our common stock. We also issued to the lenders five year warrants to purchase 62,500 shares of our common. The resale of these shares is included. An affiliate of some of these purchasers entered into a advisory agreement and acquired 50,000 shares of our common stock.

In April 2004 we purchased assets at a Philippines contact center and issued 64,035 shares of our common stock. These shares are included in the offering hereby.

The following table contains information concerning the beneficial ownership of our common stock by the selling stockholders. The table assumes all of the shares being offered will be sold and unless otherwise described these shareholders do not own any additional shares of our common stock. Because the selling stockholders may sell all, some or none of the shares that it holds, the actual number of shares that will be sold by the selling stockholders upon or prior to termination of this offering may vary. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.

Identity of                                                    Shares
Stockholderor Group Name                                       Offered
------------------------                                       -------

Michael R. Hamblett(1)                                           2,940
Wolverine Trading, L.L.C.(1)(8)(9)                              64,000
Truk Opportunity Fund, L.L.C.(1)(10)                            12,800
Abingdon Investments, L.L.C.(1)                                 66,700
SDS Merchant Fund, LP(1)(9)                                    303,300
Daniel A. Gooze(1)                                             128,000
Otape Investments L.L.C.(1)(11)                                192,000
Linda Smukler                                                   64,000
WEC Partners(1)(12)                                             14,000
James Ricchiardi(1)                                             66,700
Cristopher Fiore(1)                                             64,000
CD Investment Partners(1)(13)                                   21,000
Steven B. Rosner(1)                                            224,000
Judith Barclay(1)                                               14,000
Wayne Saker(1)                                                  14,000
MSS Children's Trust(2)                                         29,250
SSS Children's Trust(2)                                         29,250
Howard Sterling(2)                                              39,500
Edmund Belak                                                    19,000
Sands Brothers(3)                                               30,657
Alpine Capital Partners(4)                                      61,314
Caribe Telesales Consultants, Inc.(5)                           95,081
Maxim  Partners, L.L.C.(6)                                     100,000
Generation Capital Associates(7)(15)                           200,000
The Hart Organization Corp.(7)(16)                              26,250
HOWARD COMMANDER                                                26,250
I-Call(8)                                                       65,034
Bruce Silver(2)                                                 13,000
Sands Brothers                                                  30,657
Alpine Capital Partners                                         61,314
Caribe Telesales Consultants, Inc.(4)                           95,081
Maxim Partners, LLC(6)                                         100,000

(1) Shares issued or issuable in connection with securities acquired in our preferred stock private placement. These include shares subject to preferred stock and warrants. Except in the case of shares already issued upon conversion the foregoing does not reflect additional shares, which may be issued for accrued dividends.

(2) Shares issuable upon exercise of the advisory warrants originally issued to Sands Brothers. We understand each person had a relationship as employee, consultant or affiliate of Sands Brothers at the time they acquired these warrants.

(3) These shares are subject to warrants for services in our private placement.

(4) These shares are subject to warrants for services in connection with our Preferred Stock private placement and for future services.

(5) Shares acquired in satisfaction for telemarketing fees payable to these holders.

(6) Shares subject to warrants issued in connection with an investment advisory agreement. Maxim Partners LLC, owns 98% of Maxim Group LLC, a registered broker dealer. MJR Holdings LLC owns 72% of Maxim Partners LLC. Mike Rabinowitz is the sole manager of MJR Holdings and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC.

(7) Shares issued upon conversion if our 7% convertible secured notes and related warrants.

(8) Wolverine Trading Funding A, L.L.C. is owned by Robert Bellick, Christopher Gust and Eric Henchel.

(9) SDS Capital Partners, L.L.C. is the partner of SDS Merchant Fund, LP.
general.

(10) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, L.L.C., the managing member of Truk Opportunity Fund, L.L.C., exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling shareholder.

(11) OTAPE INVESTMENTS L.L.C. is owned by OJA Financial Group LP. The original Purchaser was a broker dealer affiliate.

(12) WEC PARTNERS L.L.C. is owned by Ethan Berkowitz, Jaime Hartman and Daniel Saks.

(13) John Ziegelman, as President of CD Capital Management, L.L.C., the investment manager of CD Investment Partners, Ltd., may be deemed to have beneficial ownership of the shares of Epixtar Corp. common stock underlying the Series A Preferred Stock and Warrants owned by CD Investment Partners, Ltd. Mr. Ziegelman disclaims beneficial ownership of such shares.

(14) This entity is beneficially owned by High Capital Funding which is managed by Frank Hart.

(15) The Hart Organization Corp. is beneficially owned by Frank Hart.

                              Plan of Distribution

Sale of the shares may be made from time to time by the selling stockholders, or subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made:

o on the over-the-counter market

o on foreign securities exchange

o in privately negotiated transactions or otherwise

o in a combination of transactions at prices

o at terms then prevailing

o at prices related to the then current market price

o at privately negotiated prices

Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions.

o A block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

o an exchange distribution in accordance with the rules of such exchange;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o face-to-face transactions between sellers and purchasers without a broker dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, are acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchasers any of the Shares from or through such dealer or broker.

We have advised the selling stockholders that during if at any time they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. The selling shareholders have acknowledged such advice by separate agreement and agree therein to comply with such regulation. In general, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods". Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such stockholder may be required to make in respect thereof.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Michael D. DiGiovanna, Esq., 212 Carnegie Center, Suite 206, Princeton, New Jersey 08540.

                                     Experts

Our financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their respective reports, have been audited by Rachlin Cohen & Holtz LLP and Liebman Goldberg & Drogin LLP independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

                              Available Information

We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Commission. The Commission also maintains a WorldWideWebsite that provides access to reports, proxy and information statements and other information regarding registrants that file electronically with the address http://www.sec.gov.

                         EPIXTAR CORP. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                         ----

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRMS          F-1 - F-2


CONSOLIDATED FINANCIAL STATEMENTS

   Balance Sheets                                                        F-3

   Statements of Operations                                              F-4

   Statements of Stockholders' Equity (Deficiency)                      F-5,6

   Statements of Cash Flows                                              F-7

   Notes to Financial Statements                                      F-8 - F-47

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRMS

The Board of Directors
Epixtar Corp. and Subsidiaries
Miami, Florida

We have audited the accompanying consolidated balance sheet of Epixtar Corp. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Epixtar Corp. and Subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 3, the Company is subject to certain profitability and liquidity issues. Management's plans with respect to those issues are also presented in Note 3.


                                             RACHLIN COHEN & HOLTZ LLP



Miami, Florida
March 17, 2004

The Board of Directors
Epixtar Corp. and Subsidiaries
Formerly Global Asset Holdings, Incorporated and Subsidiaries
Miami, Florida

We have audited the accompanying consolidated balance sheets of Epixtar Corp. and Subsidiaries formerly Global Asset Holdings, Incorporated and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Epixtar Corp. and Subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a negative working capital, which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are partially discussed in the Notes to financial statements.

The accompanying financial statements for the years ended December 31, 2002 and 2001 have been restated as discussed in Note 2.


Liebman Goldberg & Drogin, LLP
Garden City, New York
March 11, 2003, except for Note 2 as to which the date is April 5, 2004

                         EPIXTAR CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                    December 31,
                                                                            September 30,   ----------------------------
                                                                            ------------
                                                                                2004            2003            2002
                                                                            ------------    ------------    ------------
                            ASSETS                                          (Unaudited)                      (Restated)
                            ------
Current Assets:
     Cash and cash equivalents (includes amounts held in escrow
        of $1,082,116 in 2004 and $855,502 in 2003)                         $  1,723,305    $  1,342,186    $    722,674
     Restricted cash                                                             175,000         416,721            --
     Accounts receivable, net                                                  4,213,795       5,609,675       3,802,326
     Note receivable                                                             600,000            --              --
     Deferred loan costs, current portion                                        317,203            --              --
     Prepaid expenses and other current assets                                   293,690         227,203          59,940
     Deferred billing costs                                                       68,032         271,256         154,246
                                                                            ------------    ------------    ------------
           Total current assets                                                7,391,025       7,867,041       4,739,186
                                                                            ------------    ------------    ------------

Property and Equipment, Net                                                    4,949,249       1,263,844         406,971
                                                                            ------------    ------------    ------------

Other Assets:
     Goodwill                                                                  3,360,272       3,360,272       3,360,272
     Deferred loan costs, net of current portion                                 397,549            --              --
     Deposits and other                                                        1,164,222         491,637          76,716
                                                                            ------------    ------------    ------------
           Total other assets                                                  4,922,043       3,851,909       3,436,988
                                                                            ------------    ------------    ------------
           Total assets                                                     $ 17,262,317    $ 12,982,794    $  8,583,145
                                                                            ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
     Debt, current portion                                                  $  3,492,243    $    121,513    $    483,786
     Accounts payable                                                          2,907,887       3,009,932       3,211,934
     Accounts payable subject to compromise                                         --              --           385,401
     Accrued interest                                                            367,362         175,185         274,988
     Accrued expenses and taxes                                                1,240,334         146,566       1,123,676
     Deferred revenue                                                            784,749       1,459,657       2,897,693
     Note payable, stockholder                                                 2,447,838            --              --
                                                                            ------------    ------------    ------------
         Total current liabilities                                            11,240,413       4,912,853       8,377,478
                                                                            ------------    ------------    ------------

Long-Term Liabilities:
     Note payable, stockholder                                                      --         2,369,350       2,264,700
     Debt, net of current portion                                              3,552,345          23,603          88,451
     Common stock to be issued                                                      --           279,000            --
                                                                            ------------    ------------    ------------
           Total long-term liabilities                                         3,552,345       2,671,953       2,353,151
                                                                            ------------    ------------    ------------
Commitments and Contingencies                                                       --              --              --

Stockholders' Equity (Deficiency):
     Convertible preferred stock, $.001 par value;
        10,000,000 shares authorized; 16,500 and 23,510 shares issued and
        outstanding (liquidation preference of $3,300,000 and $4,702,000)             17              24            --
     Common stock, $.001 par value, 50,000,000 shares authorized;
        11,544,219, 10,643,734 and 10,503,000 shares issued
        and outstanding                                                           11,544          10,644          10,503
     Additional paid-in capital                                               21,985,297      18,442,395      13,391,873
     Accumulated Comprehensive Income                                              1,296            --              --
     Accumulated deficit                                                     (19,528,595)    (13,055,075)    (15,549,860)
                                                                            ------------    ------------    ------------
           Total stockholders' equity (deficiency)                             2,469,559       5,397,988      (2,147,484)
                                                                            ------------    ------------    ------------
           Total liabilities and stockholders' equity (deficiency)          $ 17,262,317    $ 12,982,794    $  8,583,145
                                                                            ============    ============    ============


                 See notes to consolidated financial statements

                         EPIXTAR CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Nine Months Ended
                                                                September 30,                    Years Ended December 31,
                                                        ----------------------------   --------------------------------------------
                                                            2004            2003           2003            2002            2001
                                                        ------------    ------------   ------------    ------------    ------------
                                                        (Unaudited)     (Unaudited)                     (Restated)      (Restated)
Revenues                                                $ 13,529,770    $ 30,192,199   $ 36,404,803    $ 26,250,851    $  1,189,723
                                                        ------------    ------------   ------------    ------------    ------------
Cost of Sales                                              3,869,367      13,446,849     16,725,774      17,781,967       1,684,615
                                                        ------------    ------------   ------------    ------------    ------------
Gross Profit (Loss)                                        9,660,403      16,745,350     19,679,029       8,468,884        (494,892)
                                                        ------------    ------------   ------------    ------------    ------------

Expenses:
     Selling, general and administrative                  11,263,494       7,333,044      9,797,541       6,038,823       1,673,048
     Consulting fees and reimbursements-related party      2,025,945       1,918,167      3,537,618       2,111,438         625,000
     Provision for doubtful accounts                         318,078       1,892,451      1,533,983       2,083,268            --
     Depreciation                                            788,895         128,380        214,299          98,557           6,817
                                                        ------------    ------------   ------------    ------------    ------------
                                                          14,396,412      11,272,042     15,083,441      10,332,086       2,304,865
                                                        ------------    ------------   ------------    ------------    ------------
Income (Loss) from Operations                             (4,736,009)      5,473,308      4,595,588      (1,863,202)     (2,799,757)
                                                        ------------    ------------   ------------    ------------    ------------

Other Income (Expense):
     Interest expense                                     (2,825,443)       (316,470)      (542,280)       (497,702)        (90,597)
     Gain on settlement of debts                                --              --          324,966            --              --
     Other income                                             (7,813)           --              886            --              --
     Gain (loss) on debt extinguishment                    1,140,537            --             --        (9,550,700)           --
     Amortization of purchased intangibles                      --              --             --              --          (361,434)
                                                        ------------    ------------   ------------    ------------    ------------
                                                          (1,692,719)       (316,470)      (216,428)    (10,048,402)       (452,031)
                                                        ------------    ------------   ------------    ------------    ------------
Income (Loss) from Continuing Operations                  (6,428,728)      5,156,838      4,379,160     (11,911,604)     (3,251,788)
Gain (Loss) from Discontinued Operations                        --              --             --           (43,318)        267,190
                                                        ------------    ------------   ------------    ------------    ------------
Income (Loss) Before Income Taxes                         (6,428,728)      5,156,838      4,379,160     (11,954,922)     (2,984,598)
Provision for Income Taxes                                      --           491,172           --              --              --
                                                        ------------    ------------   ------------    ------------    ------------

Net Income (Loss)                                       $ (6,428,728)   $  4,665,666   $  4,379,160    $(11,954,922)   $ (2,984,598)

Cumulative dividends on preferred stock                     (176,852)        (54,857)      (188,080)           --              --

Beneficial conversion feature of preferred stock                --        (1,884,375)    (1,884,375)           --              --
                                                        ------------    ------------   ------------    ------------    ------------
Income (Loss) Available to Common Stockholders          $ (6,605,580)   $  2,726,434   $  2,306,705    $(11,954,922)   $ (2,984,598)
                                                        ============    ============   ============    ============    ============

Net Income (Loss) Per Common Share:
     Basic:
        Continuing operations                           $      (0.62)   $       0.26   $       0.22    $      (1.13)   $      (0.42)
        Discontinued operations                                 --              --             --              --              0.03
                                                        ------------    ------------   ------------    ------------    ------------
        Net income (loss)                               $      (0.62)   $       0.26   $       0.22    $      (1.13)   $      (0.39)
                                                        ============    ============   ============    ============    ============

     Diluted:
        Continuing operations                           $      (0.62)   $       0.19   $       0.17    $      (1.13)   $      (0.42)
        Discontinued operations                                 --              --             --              --              0.03
                                                        ------------    ------------   ------------    ------------    ------------
        Net income (loss)                               $      (0.62)   $       0.19   $       0.17    $      (1.13)   $      (0.39)
                                                        ============    ============   ============    ============    ============


                 See notes to consolidated financial statements

                         EPIXTAR CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                  (Continued)

                                                                 Preferred Stock                Common Stock            Additional
                                                           ---------------------------   ---------------------------     Paid-in
                                                              Shares         Amount         Shares         Amount        Capital
                                                           ------------   ------------   ------------   ------------   ------------
Balance, January 1, 2001 (Restated)                                --     $       --        6,000,000   $      6,000   $      1,000

Year Ended December 31, 2001 (Restated):
   Issuance of shares in acquisition                               --             --        4,500,000          4,500      3,617,376
   Distribution in connection with acquisition                     --             --             --             --             --
   Issuance of shares for services                                 --             --            3,000              3         13,497
   Net loss                                                        --             --             --             --             --
                                                           ------------   ------------   ------------   ------------   ------------

Balance, December 31, 2001 (Restated)                              --             --       10,503,000         10,503      3,631,873

Year Ended December 31, 2002 (Restated):
   Warrants issued in connection with debt extinguishment          --             --             --             --        9,760,000
   Net loss                                                        --             --             --             --             --
                                                           ------------   ------------   ------------   ------------   ------------

Balance, December 31, 2002 (Restated)                              --             --       10,503,000         10,503     13,391,873

Year Ended December 31, 2003:
   Issuance of common stock for services                           --             --           13,617             14         84,986
   Issuance of common stock in settlement of liabilities           --             --          127,117            127        444,785
   Issuance of preferred stock, net of offering costs            23,510             24           --             --        2,136,376
   Beneficial conversion feature of convertible debt               --             --             --             --          326,619
   Warrants issued with convertible debt                           --             --             --             --          173,381
   Beneficial conversion feature of preferred stock                --             --             --             --        1,884,375
   Net income                                                      --             --             --             --             --
                                                           ------------   ------------   ------------   ------------   ------------

Balance, December 31, 2003                                       23,510             24     10,643,734         10,644     18,442,395

Nine Months Ended September 30, 2004 (Unaudited):
   Issuance of common stock                                        --             --           33,333             33          8,967
   Issuance of common stock for services                           --             --          125,000            125        334,250
   Issuance of shares in acquisitions                              --             --          168,664            169        743,439
   Conversion of convertible debt                                  --             --          195,552            195        578,637
   Conversion of preferred shares into common stock              (7,010)            (7)       377,936            378         44,421
   Beneficial conversion feature of convertible debt               --             --             --             --        1,567,470
   Warrants issued with convertible debt                           --             --             --             --        1,152,390
   Warrants issued for loan costs                                  --             --             --             --          253,865
   Gain on extinguishment of convertible debt                      --             --             --             --       (1,140,537)
   Comprehensive Loss                                              --             --             --             --             --

   Net loss                                                        --             --             --             --             --
                                                           ------------   ------------   ------------   ------------   ------------

Balance, September 30, 2004 (Unaudited)                          16,500   $         17     11,544,219   $     11,544   $ 21,985,297
                                                           ============   ============   ============   ============   ============


                                                                           Accumulated
                                                           Accumulated    Comprehensive
                                                             Deficit           Loss           Total
                                                           ------------    ------------   ------------
Balance, January 1, 2001 (Restated)                        $   (385,340)   $       --     $   (378,340)

Year Ended December 31, 2001 (Restated):
   Issuance of shares in acquisition                               --              --        3,621,876
   Distribution in connection with acquisition                 (225,000)           --         (225,000)
   Issuance of shares for services                                 --              --           13,500
   Net loss                                                  (2,984,598)           --        2,984,598)
                                                           ------------    ------------   ------------

Balance, December 31, 2001 (Restated)                        (3,594,938)           --           47,438

Year Ended December 31, 2002 (Restated):
   Warrants issued in connection with debt extinguishment          --              --        9,760,000
   Net loss                                                 (11,954,922)           --      (11,954,922)
                                                           ------------    ------------   ------------

Balance, December 31, 2002 (Restated)                       (15,549,860)           --       (2,147,484)

Year Ended December 31, 2003:
   Issuance of common stock for services                           --              --           85,000
   Issuance of common stock in settlement of liabilities           --              --          444,912
   Issuance of preferred stock, net of offering costs              --              --        2,136,400
   Beneficial conversion feature of convertible debt               --              --          326,619
   Warrants issued with convertible debt                           --              --          173,381
   Beneficial conversion feature of preferred stock          (1,884,375)           --             --
   Net income                                                 4,379,160            --        4,379,160
                                                           ------------    ------------   ------------

Balance, December 31, 2003                                  (13,055,075)           --        5,397,988

Nine Months Ended September 30, 2004 (Unaudited):
   Issuance of common stock                                        --              --            9,000
   Issuance of common stock for services                           --              --          334,375
   Issuance of shares in acquisitions                              --              --          743,608
   Conversion of convertible debt                                  --              --          578,832
   Conversion of preferred shares into common stock             (44,792)           --             --
   Beneficial conversion feature of convertible debt               --              --        1,567,470
   Warrants issued with convertible debt                           --              --        1,152,390
   Warrants issued for loan costs                                  --              --          253,865
   Gain on extinguishment of convertible debt                      --              --       (1,140,537)
   Comprehensive Loss                                              --             1,296          1,296

   Net loss                                                  (6,428,728)           --       (6,428,728)
                                                           ------------    ------------   ------------

Balance, September 30, 2004 (Unaudited)                    $(19,528,595)   $      1,296   $  2,469,559
                                                           ============    ============   ============


                 See notes to consolidated financial statements

                         EPIXTAR CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS CASH FLOWS

                                                                Nine Months Ended
                                                                  September 30,                    Year Ended December 31,
                                                           ---------------------------   ------------------------------------------
                                                               2004           2003           2003           2002           2001
                                                           ------------   ------------   ------------   ------------   ------------
Cash Flows from Operating Activities:                      (Unaudited)    (Unaudited)                   (Restated)      (Restated)
   Net income (loss)                                       $ (6,428,728)  $  4,665,666   $  4,379,160   $(11,954,922)  $ (2,984,598)
   Adjustments to reconcile net income (loss) to net
      cash and cash equivalents provided by (used in)
      operating activity:
      Depreciation and amortization                             788,895        128,380        219,209        140,224        368,251
      Provision for doubtful accounts                           318,078      1,892,451      1,533,983      2,083,268           --
      (Gain) loss on extinguishment of debt                  (1,140,537)          --             --        9,550,700           --
      Stock-based compensation                                  158,208        125,446        260,000           --           13,500
      Interest paid with issuance of common stock                  --           40,446         40,446           --             --
      Amortization of beneficial conversion feature of
         convertible debt                                     1,812,434           --           27,218           --             --
      Amortization of discount on convertible debt              600,288           --           14,448           --             --
      Amortization of loan costs                                362,609           --             --             --             --
      Amortization of discount on stockholder loan               78,488           --          104,650           --             --
   Changes in assets and liabilities:
      (Increase) decrease in:
         Accounts receivable                                  1,077,802     (3,723,399)    (3,281,101)    (5,154,083)      (716,215)
         Prepaid expenses and other                             (54,987)       243,225       (158,740)       (58,274)           897
         Deferred billing costs                                 203,224       (488,519)      (117,010)      (118,746)       (35,500)
         Deposits                                              (130,207)      (336,657)      (366,611)       (42,720)       (30,973)
      Increase (decrease) in:
         Accounts payable and accrued expenses                1,204,126     (1,446,918)    (1,304,679)     3,306,330        960,455
         Accounts payable - subject to compromise                  --             --         (385,401)       385,401           --
         Deferred revenues                                     (674,908)    (1,518,178)    (1,438,036)     2,542,692        355,001
         Income taxes payable                                      --          491,172           --             --             --
                                                           ------------   ------------   ------------   ------------   ------------
            Net cash and cash equivalents (used in)
               provided by operating activities              (1,825,215)        73,115       (472,464)       679,870     (2,069,182)
                                                           ------------   ------------   ------------   ------------   ------------

Cash Flows from Investing Activities:
   Cash paid for acquisition of Phoneboy, net of cash
      acquired                                                     --             --           (8,768)          --             --
   Cash paid for acquisition of  Philippines call center       (269,745)          --             --             --             --
   Cash paid for acquisition of property and equipment       (2,540,294)      (344,350)    (1,058,814)      (304,062)      (102,957)
   Investment in note receivable                               (600,000)          --             --             --             --
   Cash released (restricted) by governmental agency            241,721           --         (416,721)          --             --
                                                           ------------   ------------   ------------   ------------   ------------
            Net cash and cash equivalents used in
               investing activities                          (3,168,318)      (344,350)    (1,484,303)      (304,062)      (102,957)
                                                           ------------   ------------   ------------   ------------   ------------

Cash Flows from Financing Activities:
   Acquisition of goodwill                                         --             --             --             --         (225,000)
   Proceeds from issuance of preferred stock, net                  --        2,136,400      2,136,400           --             --
   Proceeds from the issuance of debt, net of loan costs      6,671,499           --          500,000        624,282      2,424,375
   Repayment of notes payable and capital lease
      obligations                                            (1,298,143)       (60,886)       (74,121)      (351,299)          --
   Proceeds from exercise of stock options                         --           14,000         14,000           --             --
                                                           ------------   ------------   ------------   ------------   ------------
            Net cash and cash equivalents provided
               financing activities                           5,373,356      2,089,514      2,576,279        272,983      2,199,375
                                                           ------------   ------------   ------------   ------------   ------------

Net Effect of Exchange Rates on Cash                              1,296         (2,760)          --             --             --
                                                           ------------   ------------   ------------   ------------   ------------

Net Increase in Cash and Cash Equivalents                       381,119      1,815,519        619,512        648,791         27,236

Cash and Cash Equivalents, Beginning                          1,342,186        722,674        722,674         73,883         46,647
                                                           ------------   ------------   ------------   ------------   ------------


Cash and Cash Equivalents, Ending                          $  1,723,305   $  2,538,193   $  1,342,186   $    722,674   $     73,883
                                                           ============   ============   ============   ============   ============

Supplemental Disclosure of Cash Flow Information:
   Income Tax Paid                                                   --             --             --             --             --
   Interest Paid                                           $    220,543   $    588,282   $    355,518   $    497,702   $      6,925
                                                           ============   ============   ============   ============   ============


                 See notes to consolidated financial statements

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         Epixtar Corp. (the "Company") was incorporated in Florida in June 1994. The Company, previously known as Global Asset Holdings ("Global"), changed its name on November 25, 2002. The Company was originally known as Pasta Bella, Inc. and changed to Global in 1997. The Company was originally formed to acquire other entities or businesses.

         On November 14, 2000, the Company acquired an 80% interest in SavOnCalling.com, L.L.C.: ("SavOn") held by Transvoice Investment, Ltd. ("Transvoice"). Transvoice's original interest of 51% ownership in SavOn increased to 80% on November 14, 2000, pursuant to an acquisition agreement dated May 1, 2000 between Transvoice and Teltran International, Inc. ("Teltran"). SavOn was engaged in the marketing and resale of domestic and international telecommunications services. During the year 2001, SavOn discontinued its business operations. On August 28, 2002, SavOn filed for reorganization under Chapter 11 of the federal bankruptcy code. Teltran held a minority interest of 20% in SavOn, until its remaining interest was transferred to the Company as part of the bankruptcy settlement during 2003.

         On March 31, 2001, the Company acquired all of the outstanding shares of National Online Services, Inc. ("NOL"). Transvoice and a non-related party owned 80% and 20% of the outstanding shares respectively. NOL was incorporated in February 2001 as a provider of subscription based "yellow pages" internet directory services. In July 2003, NOL was merged into a newly formed subsidiary incorporated in Delaware under the same name and continued to provide the same services.

         On June 1, 2001, the Company formed a wholly owned subsidiary, incorporated in Florida; One World Public Communications, Corp. ("One world"). One World was formed to provide low-rate pay phone service for international calls. In September 2003, the Company formed a new wholly owned subsidiary of the same name, incorporated in Delaware. In January 2004, the Florida Corporation was merged into the surviving Delaware Corporation of the same name and purpose.

         In December 2001, the Company formed two additional subsidiaries; Merchant Internet Services Corp. ("Merchant") and Liberty On-Line Services, Inc. ("Liberty"), formerly Bell America Communications, Corp. Merchant was formed to provide customer care service to customers of NOL. Merchant changed its name to Epixtar Account Services, Inc. ("EAS") in June 2003. Liberty was formed to offer small business solutions such as internet access, web-site design and hosting, and telecommunication services to customers obtained by using direct customer contact ("telemarketing"). In July 2003, EAS and Liberty were merged into two newly formed subsidiaries incorporated in Delaware under the same names and continue to provide the same services and perform the same functions.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Additionally, during 2002, the Company formed seven additional wholly owned subsidiaries incorporated in Florida. These subsidiaries provide various internet, telecommunication, and telemarketing services as well as internal management functions. In July 2003, these subsidiaries, were merged into newly formed subsidiaries incorporated in Delaware under the same names and continue to provide the same services and perform the same functions.

         In August 2002, the Company formed a wholly owned subsidiary, incorporated in Florida, Epixtar Prepaid Communications Corp. ("Prepaid") for the purpose of selling prepaid telephone services. In August 2003, Prepaid was merged into a newly formed subsidiary incorporated in Delaware under the same name and continues to provide the same services and perform the same functions.

         In October 2003, Prepaid acquired the assets and certain liabilities of Phoneboy Prepaid, Inc., a Florida Corporation, for $10,000 cash and 15,652 restricted shares of the common stock of the Company valued at $90,000. Phoneboy Prepaid, Inc. sold prepaid phone cards through retail outlets throughout the United States. The purchase price was allocated to the fair value of the net assets acquired with the excess of $34,330 assigned to identifiable intangibles (non-compete agreement). The operations of Prepaid are included in the accompanying consolidated financial statements from the date of acquisition. In May 2004, the operations of Prepaid were sold. The Company does not consider the acquisition, the operations or the sale to be significant or material.

         In February 2003, the Company formed a wholly owned subsidiary, incorporated in Florida, Epixtar Marketing Services Corp. ("Marketing") for the purpose of providing marketing services for its in-house call centers. In August 2003, Marketing was merged into a newly formed subsidiary incorporated in Delaware under the same name and continues to provide the same services and perform the same functions.

         In June 2003, the Company formed a wholly owned subsidiary, Epixtar Group, Inc. ("Group"). Group was formed to own the Company's four wholly owned internet service providers and EAS. In August 2003, Group was merged into a newly formed subsidiary incorporated in Delaware under the same name and continues to provide the same services and perform the same functions. In January 2004, Group changed its name to NOL Group, Inc.

         On July 24, 2003, the Company formed a wholly owned subsidiary, Epixtar Philippines IT-Enabled Services Corporation, incorporated in the Philippines. The Company was formed to engage in the business of operating contact centers for the purpose of fielding and managing incoming calls related to customer services, and making and managing outgoing calls for sales, customer service, direct response, back office support, and other similar functions (see Note 20).

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         In August 2004, the Company created a wholly owned subsidiary, Voxx Corporation ("Voxx"), incorporated in Florida. Voxx is parent company of all the company's wholly owned subsidiaries that operate in the contact center business.

         In 2003, the Company operated primarily in one segment - business solutions which are internet based. In 2004, the Company began material operations in a second segment - contact center outsourcing services.

         PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of Epixtar Corp. (formerly Global Asset Holdings, Inc.), and its wholly-owned subsidiaries; SavOnCalling.com, L.L.C; NOL Group, Inc.; National Online Services, Inc.; One World Public Communications, Corp.; Epixtar Account Services Corp. (formerly Merchant Internet Services, Inc.); Liberty On-Line Services, Inc.; Ameripages, Inc. (formerly Amerilinc, Inc.); Epixtar Communications Corp.; Epixtar Financial Corp.; Epixtar Management Corp.; Epixtar Solutions, Corp.; Epixtar Prepaid Communications Corporation, Inc.; Epixtar Philippines IT-Enabled Services Corporation; Epixtar Marketing Services Corp.; Epixtar BPO Services Corporation; Epixtar International Contact Center Ltd.; Epixtar Information Technology, Private, Ltd.; Epixtar Direct Response, Corp.; Epixtar Direct Sales Corp.; Voxx Corporation,; and B2B Advantage, Inc. (formerly SBA Online, Inc.). All significant intercompany accounts and transactions have been eliminated.

         REVENUE RECOGNITION

                  INTERNET SERVICE PROVIDER SERVICES

                  National Online Services, Inc., Liberty On-line Services, Inc., B2B Advantage, Inc., and Ameripages, Inc. are providers of subscription based "yellow pages" internet directory services. The Company, through these subsidiaries, provides small businesses with internet access, websites, and e-mail addresses through the resale of dial-up technology. Customers are obtained utilizing outside professional telemarketing call centers and in-house telemarketers. Each sale is evidenced by a recorded acceptance, which is reviewed by a third party quality control provider before the company processes an order. Each customer is entitled to a free thirty-day trial period, during which the customer can cancel the service at no charge. The customers are billed monthly, a predetermined fixed amount, for one month in advance. Revenue is recognized during the period in which services are provided and revenue is deferred for the portion of the advance billings that is attributed to the following accounting period. The amount of deferred revenue is determined by multiplying the advance billing amounts by the percentage of days during the preceding thirty-day service period that occur during the subsequent accounting period. All billing and collecting is done by third party billing services. Collections are remitted on a weekly or monthly basis for billings that occurred approximately sixty to ninety days prior.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         REVENUE RECOGNITION (Continued)

                  PAY PHONE SERVICES

                  One World Public Communications Corp. provides low rate long distance international pay phone service. Its revenues in 2003 and 2002 have been minimal. The pay phone operators are billed monthly, based upon actual usage at each pay phone. When a call is initiated, revenues are earned. Revenue is based upon contracts with the pay phone operator at stated rates.

                  CONTACT CENTER SERVICES

                  Revenues from contact center operations are derived from telemarketing and verification services provided to customers based on customer-specific terms. Depending on the contract under which telemarketing services are provided, the company may earn revenues on a commission or hourly basis, or both.

                  In certain instances, the Company is compensated on an hourly basis, regardless of success rates, for the initial phase-in of a pre-determined number of seats, or telemarketers. The revenues generated under these types of arrangements are billed on a weekly basis, for the preceding week, and are recognized as revenue during the period in which the services were provided. Additionally, the Company is compensated on a per-verified-sale basis based on the number of sales generated. The company is also compensated on an hourly basis for verification services related to the sales generated. The revenues generated under these types of arrangements are billed on a weekly basis, for the preceding week, and are recognized as revenue during the period in which the sales were generated and verified. Customers are required to remit payment to the Company within seven days of invoicing.

                  In other instances, the Company is compensated based on the percentage of sales revenue generated for its customers over a predetermined period of time. The Company's customers report billings for sales generated by the Company on a monthly basis, at which time the Company invoices the customer for the preceding month's activity. The customer is required to remit payment within 60 days of the close of the month in which the billings occur. The Company recognizes revenue during the periods in which its customers bill for the services sold through the telemarketing efforts. The Company also earns an additional "bonus commission" equal to a predetermined percentage of estimated annual sales for each sale generated. The Company receives the payment within 60 days of the initial sale and may be required to return a pro rata portion of the payments in the event a customer cancels the service sold within a one-year period. The Company recognizes the revenue related to these commissions over a one year period beginning with the date the initial sale was made. The portion of the payments received that are subject to be returned to the customer are recorded as deferred revenue.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         REVENUE RECOGNITION (Continued)

                  OTHER

                  Revenues derived from the operations of Phoneboy Prepaid, Inc., which was acquired in October 2003 and disposed of in May 2004, were immaterial to total consolidated revenues.

         USE OF ESTIMATES

                  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         UNAUDITED FINANCIAL INFORMATION

                  The accompanying financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are unaudited. However, in the opinion of management, such financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. Results of interim periods are not necessarily indicative of results to be expected for an entire year.

         PROPERTY AND EQUIPMENT

                  Property and equipment are recorded at cost. Depreciation is computed principally using the straight-line method for financial reporting purposes and using accelerated methods for income tax purposes. Estimated useful lives for financial reporting purposes range from five to seven years. Expenditures which significantly increase value or extend useful asset lives are capitalized.

         CASH AND CASH EQUIVALENTS

                  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         ADVERTISING EXPENSE

                  The cost of advertising is expensed as incurred. The Company incurred advertising costs of $91,399 (unaudited) and $16,191 (unaudited) for the nine months ended September 30, 2004 and 2003, respectively. The Company incurred $70,686, $4,744 and $19,419 in advertising costs during 2003, 2002 and 2001, respectively.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The amounts reported for cash, accounts receivable, prepaid expenses, loans payable, accounts payable and accrued expenses approximate their fair value because of their short maturities. The amount of the note payable - stockholder has been presented at its estimated fair value (see Note 10).

         CONCENTRATION OF CREDIT RISK

                  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's investment policy is to invest in low risk, highly liquid investments. At various times during the year, the Company had cash balances in excess of federally insured limits. The Company maintains its cash balances with high quality financial institutions, which management believes reduces such risk.

                  The Company utilizes the services of outside third-party billing houses. Since the Company's receivables collected by clearing agents are not segregated, there is a concentration risk and possible loss upon the bankruptcy or defalcation of any clearing agent. There is no substantial dependency on any billing house as they are utilized for better cash flow management and compliance issues.

                  Historically, the Company has depended on third-party vendors for its telemarketing and fulfillment operations. Substantially, all of the Company's telemarketing vendors operated their facilities outside the United States. As of December 31, 2003, no third-party telemarketers were being utilized and the Company plans to perform these functions internally for the foreseeable future.

         STOCK-BASED COMPENSATION

                  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations, in accounting for its employee and board of director stock options rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation". APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option.

                  SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company follows SFAS No. 123 in accounting for stock options issued to non-employees.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         EARNINGS (LOSS) PER SHARE

                  The Company has adopted SFAS Statement No. 128, "Earnings per Share". The statement establishes standards for computing and presenting earnings per share (EPS). It requires dual presentation of basic and diluted EPS on the face of the income statement. There is no presentation of diluted loss per share in 2002 or the nine months ended September 30, 2004 (unaudited) as the effect of common stock options, warrants and convertible debt amounts were antidilutive. Note 19 discusses the computation of earnings (loss ) per common share.

                  Notes 9, 14, and 15 discuss the issuance of warrants issued as consideration for debt restructuring, compensation for consulting services, in connection with the issuance of preferred stock, and in relation to the issuance of convertible debt. Note 17 discusses options issued through the Company's incentive stock option plan.

                  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rates of 3.04%, 4.08% and 3.12%, dividend yields of 0%, 0% and 0%, volatility factors of the expected market price of the Company's common stock of 214%, 209% and 65%; and a weighted average expected life of the options of 5 years.

                  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                  No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income (loss) and income (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         EARNINGS (LOSS) PER SHARE (Continued)

                                  Nine Months
                                     Ended                    Years Ended December 31,
                                 September 30,    -----------------------------------------------
                                     2004             2003             2002             2001
                                 -------------    -------------    -------------    -------------
                                  (Unaudited)                       (Restated)       (Restated)
Net income (loss) available to
   common shareholders           $  (6,605,580)   $   2,306,705    $ (11,944,922)   $  (2,984,598)
Deduct: total stock-
   based compensation
   expense determined
   under fair value based
   method for all awards,
   net of related tax effects       (2,303,717)      (2,527,813)        (815,629)        (459,540)
                                 -------------    -------------    -------------    -------------
Pro forma net income (loss)      $  (8,909,297)   $    (221,108)   $ (12,760,551)   $  (3,444,138)
                                 =============    =============    =============    =============

Loss per share:
  Basic:
    As reported                  $       (0.62)   $        0.22    $       (1.13)   $       (0.39)
                                 =============    =============    =============    =============
    Pro forma                    $       (0.80)   $       (0.02)   $       (1.21)   $       (0.44)
                                 =============    =============    =============    =============
  Diluted:
    As reported                  $       (0.62)   $        0.17    $       (1.13)   $       (0.39)
                                 =============    =============    =============    =============
    Pro forma                    $       (0.80)   $       (0.02)   $       (1.21)   $       (0.44)
                                 =============    =============    =============    =============

         GOODWILL

                  Goodwill represents the excess acquisition cost over the fair value of the tangible and identified intangible net assets of the NOL acquisition in 2001. Goodwill was being amortized over an estimated useful life of five years. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets", the Company no longer amortizes goodwill, but reviews goodwill for impairment.

                  SFAS No. 142 requires the Company to compare the fair value of goodwill to the carrying amount and determine if impairment occurred. Impairment occurs when the fair value of the goodwill is lower than the carrying value. For the years ended December 31, 2003 and 2002, fair value was determined based on discounted cash flows, market multiples or appraisal value as appropriate. For the years ended December 31, 2003 and 2002, there was no impairment.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         INTANGIBLE ASSETS

                  The Company's intangible assets consist of a non-competition agreement entered into as part of the acquisition of Phoneboy Prepaid, Inc. (see above). The non-competition agreement is stated on the basis of cost and is amortized on a straight-line basis over two years (see Note 8). There were no intangibles with indefinite lives as of September 30, 2004 (unaudited) or December 31, 2003 or 2002. Intangible assets are included in "Deposits and Other" in the accompanying consolidated financial statements.

         INCOME TAXES

                  The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. Under SFAS No. 109, deferred taxes are provided for temporary differences between the carrying values of assets and liabilities for financial reporting and tax purposes at the enacted rates at which these differences are expected to reverse.

         DISCONTINUED OPERATIONS

                  In March 2001, the Company discontinued the operations of SavOn. In 2002, SavOn had no operations, sales or other significant transactions.

         BUSINESS SEGMENTS

                  SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas, and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The required segment information is contained in Note 21.

         RECENT ACCOUNTING PRONOUNCEMENTS

                  In 2002, the Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure (an amendment to FASB Statement No. 123)." SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

                  In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51." In December 2003, the FASB issued FIN No. 46R, which clarified certain issues identified in FIN 46. FIN 46R requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of this statement apply at inception for any entity created after January 31, 2003. For an entity created before February 1, 2003, the provisions of this interpretation must be applied at the beginning of the first interim or annual period beginning after March 1, 2004. The Company does not have any interest in variable interest entities and therefore the adoption of this standard has not had an impact on the Company's financial position and results of operations.

                  In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on the Company's financial position, results of operations or cash flows.

                  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance were recorded as equity, be recorded as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets, and certain obligations that can be settled with shares of stock. The Company adopted SFAS No. 150 on June 1, 2003. The adoption of this statement did not have any effect on the Company's financial position, results of operations or cash flows.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

                  In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, 57, and 107 and rescission of SFAS Interpretation No. 34. This statement addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee. The adoption of this statement did not have a significant impact on the Company's financial position or results of operations.

NOTE 2.  RESTATEMENT OF PRIOR CONSOLIDATED FINANCIAL STATEMENTS

         The prior consolidated financial statements of the Company have been restated as a result of management re-evaluating the accounting treatment of three previously recorded transactions. Those transactions are as follows:

         SAVON L.L.C.: ACQUISITION

                  In November 2000, the Company exchanged 2,000,000 shares of Company common stock for 80% of the outstanding member interests of SavOn L.L.C.: Transvoice Investments Ltd., the seller, received 33% of the outstanding common stock of the Company through this acquisition. Pursuant to SEC Staff Accounting Bulletin No. 48, this acquisition should have been recorded at historical cost of SavOn because of the significance of the ownership interest that the Transvoice stockholder interests had following this acquisition. However, the Company recorded the transaction at the fair value of the Company common stock exchanged for the interest and, as a result, goodwill was recorded in connection with this acquisition which should not have been recorded. The Company has restated the prior consolidated financial statements to record this acquisition at historical cost of SavOn at the date of purchase and, consequently, removed all goodwill, goodwill amortization and impairment charges previously recorded relating to this transaction.

         NATIONAL ON LINE ACQUISITION

                  On March 31, 2001, the Company acquired 100% of the outstanding equity interests of National OnLine, in a transaction involving two payments, for a total of 4,500,000 shares of Company common stock. Due to the fact that Transvoice Investments Ltd. owned 80% of National On Line prior to the acquisition and 56% of the outstanding Company common stock following the acquisition, the purchase of the 80% interest should have been recorded at historical cost of National OnLine, pursuant to the guidelines of SEC Staff Accounting Bulletin No. 48. Rather than record the 20% interest at fair value and the 80% interest at historical cost, the Company recorded the

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 2.  RESTATEMENT OF PRIOR CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         NATIONAL ON LINE ACQUISITION (Continued)

                  entire acquisition at the fair value of the 4,500,000 shares of Company common stock exchanged. As a result, goodwill was recorded in connection with the purchase of the 80% which should not have been recorded. The Company has restated the prior consolidated financial statements to reflect the acquisition of the 80% interest at historical cost of National OnLine at the date of purchase and, consequently, removed the goodwill and goodwill amortization related thereto.

         LOSS ON EXTINGUISHMENT OF DEBT

                  On October 31, 2001, the Company entered into a loan agreement to borrow up to $5,000,000 from a then unrelated entity. The note provided for interest at 7%, was collateralized by accounts receivable and was due on demand. In August and September 2002, the creditor became a stockholder of the Company when the entity acquired a total of 770,000 common shares. In November 2002, the Company entered into an agreement, which was executed on December 6, 2002 and amended on March 3, 2003, whereby the creditor released the collateral and agreed not to demand payment before January 2005 in exchange for certain consideration. That consideration consisted of warrants to purchase 4,000,000 shares of Company common stock at an exercise price of $.50 per share for a term of three years beginning in May 2003. Pursuant to EITF 96-19, management has determined that the transaction should have been treated as an extinguishment of the original instrument and an execution of a new note at December 6, 2002. The fair value of the warrants, determined on the grant date (March 3, 2003), should have been treated as a component of the calculation of the loss associated with that extinguishment and should have been recognized in the statement of operations in December 2002. In addition, the new note should have been recorded at fair value on the date that it was entered into (December 6, 2002).

                  In 2002, the Company recorded the fair value of the warrants at the date the agreement was negotiated (November 2002) as deferred financing costs and began amortizing those costs over the new life of the loan (two years). The 2002 consolidated financial statements have been restated to reflect the loss on debt extinguishment in 2002, measured by the fair value of the warrants on the date of grant, reduced by the discount on the note required to reflect that note at fair value at the date it was executed. The discount is being amortized over the life of the new note, approximately two years. The fair value of both the warrants and the note payable was determined by appraisal.

         SUMMARY

                  As a result of the transactions described above, the previously reported net loss for the year ended December 31, 2002 has increased by approximately $9,509,000 to approximately $11,955,000. Net loss per share as previously reported for 2002 ($.23) was restated to a net loss per share of $(1.13). In addition, stockholders' equity as of

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 2.  RESTATEMENT OF PRIOR CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         SUMMARY (Continued)

                  December 31, 2002 of approximately $12,043,000 as previously reported was reduced to a stockholders' deficiency of approximately $2,147,000.

                  The previously reported net loss for the year ended December 31, 2001 has decreased by approximately $13,534,000 to approximately $2,985,000. Net loss per share for 2001 as previously reported ($2.13) was restated to net loss per share of $(0.39). In addition, stockholders' equity as of December 31, 2001 of approximately $13,489,000 has been reduced to approximately $47,400.

                  The restated balance sheet as of December 31, 2002 is as follows:

                                                        As
                                                    Previously
                                                     Reported      Adjustments       Restated
                                                   ------------    ------------    ------------
ASSETS

Debt restructuring costs - current portion         $    500,000    $   (500,000)   $       --
Other current assets                                  4,739,186                       4,739,186
Property and equipment, net                             406,971            --           406,971
Debt restructuring costs - non-current portion          458,333        (458,333)           --
Goodwill                                             16,801,359     (13,441,087)      3,360,272
Other Assets                                             76,716            --            76,716
                                                   ------------    ------------    ------------
         Total assets                              $ 22,982,565    $(14,399,420)   $  8,583,145
                                                   ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                $  8,377,478    $       --      $  8,377,478
                                                   ------------    ------------    ------------
Long-Term Debt:
   Capital lease obligation                              88,451            --            88,451
   Note payable                                       2,474,000        (209,300)      2,264,700
                                                   ------------    ------------    ------------
        Total long-term debt                          2,562,451        (209,300)      2,353,151
                                                   ------------    ------------    ------------
Stockholders' Equity (Deficiency):
   Common stock                                          10,503            --            10,503
   Additional paid-in capital                        31,757,997     (18,366,124)     13,391,873
   Accumulated deficit                              (19,725,864)      4,176,004     (15,549,860)
                                                   ------------    ------------    ------------
         Total stockholders' equity (deficiency)     12,042,636     (14,190,120)     (2,147,484)
                                                   ------------    ------------    ------------
         Total liabilities and stockholders'
          equity (deficiency)                      $ 22,982,565    $(14,399,420)   $  8,583,145
                                                   ============    ============    ============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 2.  RESTATEMENT OF PRIOR CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         SUMMARY (Continued)

                  The restated statement of operations for the year ended December 31, 2002 is as follows:

                                     As Previously
                                       Reported       Adjustments       Restated
                                     -------------    ------------    ------------
Revenues                              $ 26,250,851    $       --      $ 26,250,851

Cost of sales                           17,781,967            --        17,781,967
                                      ------------    ------------    ------------
Gross profit                             8,468,884                       8,468,884

Selling, general and administrative     10,332,086            --        10,332,086
                                      ------------    ------------    ------------

Loss from operations                    (1,863,202)           --        (1,863,202)
Other (expense):
   Interest expense                       (539,369)         41,667        (497,702)
   Loss on debt extinguishment                --        (9,550,700)     (9,550,700)
                                      ------------    ------------    ------------
Loss from continuing operations         (2,402,571)     (9,509,033)    (11,911,604)

Loss from discontinued operations          (43,318)           --           (43,318)
                                      ------------    ------------    ------------
Net Loss                              $ (2,445,889)   $ (9,509,033)   $(11,954,922)
                                      ============    ============    ============
Net Loss Per Common Share
   Basic and Diluted:
      Continuing operations           $      (0.23)   $      (0.91)   $      (1.13)
      Discontinued operations                (0.00)          (0.00)          (0.00)
                                      ------------    ------------    ------------
      Net loss                        $      (0.23)   $      (0.91)   $      (1.13)
                                      ============    ============    ============

Weighted Average Number of Common
   Shares Outstanding                   10,503,000            --        10,503,000
                                      ============    ============    ============


              The restated balance sheet as of December 31, 2001 is as follows:

                                            As Previously
                                              Reported      Adjustments       Restated
                                            -------------   ------------    ------------
ASSETS

Total current assets                        $    842,560    $       --      $    842,560
Property and equipment, net                      201,466            --           201,466
Goodwill                                      16,801,359     (13,441,087)      3,360,272
Other Assets                                      33,996            --            33,996
                                            ------------    ------------    ------------
         Total assets                       $ 17,879,381    $(13,441,087)   $  4,438,294
                                            ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                         $  4,338,130    $       --      $  4,338,130
                                            ------------    ------------    ------------

Total Long-Term Debt                              52,726            --            52,726
                                            ------------    ------------    ------------
Stockholders' Equity
   Common stock                                   10,503            --            10,503
   Additional paid-in capital                 30,757,997     (27,126,124)      3,631,873
   Accumulated deficit                       (17,279,975)     13,685,037      (3,594,938)
                                            ------------    ------------    ------------
      Total stockholders' equity              13,488,525     (13,441,087)         47,438
                                            ------------    ------------    ------------
      Total liabilities and stockholders'
       equity                               $ 17,879,381    $(13,441,087)   $  4,438,294
                                            ============    ============    ============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 2.  RESTATEMENT OF PRIOR CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         SUMMARY (Continued)

         The restated statement of operations for the year ended December 31, 2001 is as follows:

                                            As Previously
                                              Reported      Adjustments       Restated
                                            -------------   ------------    ------------
Revenues                                     $  1,189,723    $       --      $  1,189,723

Cost of sales                                   1,684,615            --         1,684,615
                                             ------------    ------------    ------------
Gross profit (loss)                              (494,892)           --          (494,892)

Selling, general and administrative             2,298,048            --         2,298,048
                                             ------------    ------------    ------------

Loss from operations                           (2,792,940)           --        (2,792,940)
                                             ------------    ------------    ------------
Other (expense):
   Interest expense                                90,597            --            90,597
   Loss on debt extinguishment                      6,817            --             6,817
   Amortization of purchased intangibles        1,950,241      (1,588,807)        361,434
                                             ------------    ------------    ------------
                                               (2,047,655)     (1,588,807)       (458,848)
                                             ------------    ------------    ------------
Loss from continuing operations                (4,840,595)      1,588,807      (3,251,788)
Income (loss) from discontinued operations    (11,678,492)     11,945,682         267,190
                                             ------------    ------------    ------------
Net Loss                                     $(16,519,087)   $ 13,534,489    $ (2,984,598)
                                             ============    ============    ============
Net Loss Per Common Share
   Basic and Diluted:
      Continuing operations                  $      (0.62)   $       0.20    $      (0.42)
                                             ------------    ------------    ------------
      Discontinued operations                       (1.51)           1.54           (0.03)
                                             ------------                    ------------
      Net loss                               $      (2.13)           1.74           (0.39)
                                             ============    ============    ============
Weighted Average Number of  Common
   Shares Outstanding                           7,758,693                       7,758,693
                                             ============                    ============

NOTE 3.  PROFITABILITY AND LIQUIDITY

         At December 31, 2003, the Company reflected an accumulated deficit of approximately $13,000,000 as a result of net losses in each year of operation except 2003. In the first quarter of 2003 the Company began to report profitable operations. However, cash flows from operations for the year ended December 31, 2003 were negative. In the nine months ended September 30, 2004, the Company reported a net loss of approximately $6,429,000 (unaudited). The Company continues to experience certain liquidity issues.

         In October 2003, the Federal Trade Commission ("FTC") served a complaint in which the FTC alleged that the Company and certain subsidiaries were misleading potential customers of the internet service business. Specifically, the FTC alleged that the Company was signing customers for a free thirty day trial period without appropriate consent and was failing to inform those customers that unless the service was cancelled before the end of the thirty day trial period the customer would be billed for the service in future periods. At the same time it served the complaint, the Court issued a temporary restraining order, asset freeze, order permitting expedited discovery, order appointing a temporary receiver and an order to show cause in an action temporary receiver and an order to show cause in an action commenced by the FTC.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 3.  PROFITABILITY AND LIQUIDITY (Continued)

         In November 2003, without any finding of wrongdoing, the Company agreed in principle to enter into a preliminary injunction with the FTC. As a result, the Company was allowed to resume business and the asset freeze was lifted. As part of the agreement, the Company was required to establish an escrow account for the payment of future customer refunds and other amounts subject to future resolution of the dispute with the FTC, into which approximately $1,702,000 was deposited. As of December 31, 2003, the amount held in escrow was approximately $856,000. During 2003, the Company paid $75,000 in fees and fines and received released funds of approximately $772,000 from the escrow funds. In addition, the Company can not utilize approximately $417,000 of cash held in Philippine and U.S. bank accounts until they receive approval by the FTC. As a result, this cash is reflected as restricted in the accompanying balance sheet. The action by the FTC, and the Company's resulting defense against such action, caused the Company to experience business interruption and incur substantial costs. Commencing on October 30, 2003, the Company was unable to market its internet product and has not yet returned to marketing at a level equivalent to that before the injunction. All of this has had a significant negative impact on the financial position and results of operations of the Company which has not yet been fully measured. Also, although the Company believes that it is operating within the current laws and regulations, there can be no assurance that there will be no further action by the FTC or any other governmental agency in the future.

         In part as a result of the actions of the FTC, the Company decided to expedite the implementation of a business plan previously developed, which involves moving into an additional business segment. The Company intends to sell outsourcing services to customers through call centers which the Company will own and/or operate. This business plan calls for the Company to acquire or establish call center operations in foreign countries. This business expansion will require substantial working capital commitments on the part of the Company.

         In addition, the Company currently operates an internet based business which could be subject to technological obsolescence in the future. While the Company intends to continue to operate the internet provider service business, the Company also intends to expend significant resources developing the previously described call center operations. As a result, there may not be sufficient resources available to allow the internet provider service business to maintain or increase its customer base.

         In order to maintain profitability, the Company needs to be able to retain customers in the internet provider service segment as well as develop customers in the call center segment. Management believes that the steps it is taking to implement the new business plan will allow the Company to maintain profitability. These steps include:

         o hire additional management personnel with call center experience

         o enter into preliminary agreements to acquire call center assets in the Philippines

         o enter into a lease in Manila for space to be developed as a call center

         o enter into agreements for outsourcing services

         o prepare a private placement offering for debt or equity funding

         o renegotiate the maturity date of debt instrument (see Note 10)

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 3.  PROFITABILITY AND LIQUIDITY (Continued)

         Although management believes that the actions currently being taken provide the opportunity for the Company to maintain profitability and liquidity, there can be no assurances that management's plans will be achieved.

NOTE 4.  ACCOUNTS RECEIVABLE

                                                                      December 31,
                                             September 30,   -------------------------------
                                                 2004             2003             2002
                                            --------------   --------------   --------------
                                              (Unaudited)                       (Restated)
         Accounts receivable - gross        $    1,905,389   $    3,424,963   $    2,018,256
         Holdbacks and reserves                  5,975,815        5,733,290        4,285,564
         Unbilled receivables                      300,223          114,834          420,763
                                            --------------   --------------   --------------
                                                 8,181,427        9,273,087        6,724,583
         Allowance for doubtful accounts        (2,226,876)      (2,178,035)      (2,132,371)
         Estimated settlement liabilities       (1,740,756)      (1,485,377)        (789,886)
                                            --------------   --------------   --------------
         Accounts receivable - net          $    4,213,795   $    5,609,675   $    3,802,326
                                            ==============   ==============   ==============

         The Company's accounts receivable include the determined collectible portion of receivables based upon reconciliation with the outside billing services and local exchange carriers (LEC). Additionally, as is common business practice in the

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         telecommunications industry, the billing services remit collections reduced by a "holdback or reserve". The holdback or reserve represents anticipated uncollectible billings, disputed billings or adjustments to a customer's account and are included in accounts receivable net of an allowance for collectibility. While holdbacks and reserves are expected to be collected, the Company has established an allowance of approximately fifty percent of such amounts as of September 30, 2004 (unaudited) and December 31, 2003 and 2002. The Company writes off accounts considered uncollectible against the allowance upon notification from the billing companies that amounts are uncollectible. Additionally, based upon notification from the billing companies, the Company recorded $1,740,756, $1,485,377 and $789,886 at September 30,
         2004, and December 31, 2003 and 2002, respectively, in anticipated adjustments due the billing companies as future settlements. Unbilled receivables represent amounts billed subsequently for services provided in the current period. Estimated liabilities represent billing costs related to prior billings performed by an unrelated third party billing company, which the company discontinued use of in 2003. The billing company is holding reserves and holdbacks related to previous billings and these reserves will be remitted to the company net of the costs that the estimated liabilities represent. Therefore, the estimated settlement liabilities are offset against the holdbacks and reserves included in accounts receivable. The 50% allowance for uncollectible amounts is recorded equal to 50% of the holdbacks and reserves, less the estimated liabilities.

         The Company's accounts receivables serve as collateral for certain debt of the Company (see Note 9).

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 4.  ACCOUNTS RECEIVABLE (Continued)

         FACTORING AGREEMENTS

            In April 2003, a subsidiary of the Company entered into a factoring and security agreement with a non-related party. Under the terms of the agreement, a maximum of $2,000,000 of accounts receivable could be factored at a 50% advance rate for an initial discount fee of 1.25% of the purchased receivable. For accounts receivables uncollected after 30 days, the Company was charged an additional 0.625% for every 15 day period up to 90 days. Thereafter, for the next two 15-day periods, the Company was charged an additional 0.75%. This agreement was terminated during 2004. Accounts receivable are also factored through a billing company under similar terms with a maximum advance of $500,000. The total amount of factored accounts receivable was $397,886 (unaudited) and $1,001,752 as of September 30, 2004 and December 31, 2003, respectively. Factoring charges amounted to $311,346 during 2003 and $371,000 (unaudited) for the nine months ended September 30, 2004. Accounts receivable are presented net of factored amounts.

         DEFERRED REVENUE

            The Company's customers are billed on a thirty day cycle. Deferred revenue represents the pro-rata portion of billings to customers that have not been earned. Customers are billed monthly for one month in advance. The amount of deferred revenue is determined by multiplying the advance billing amounts by the percentage of days during the preceding thirty-day service period that occur during the subsequent accounting period.

NOTE 5.  NOTE RECEIVABLE

            In July 2004 the Company advanced $600,000 to an entity with which the Company entered into a letter of intent to acquire. The note was payable in July 2005 and accrued no interest. During the fourth quarter of 2004, the Company entered into an agreement to purchase the entity in January 2005, at which time, the note will be applied to the purchase price (See Note 23) The Company advanced and additional $300,000 in November 2004.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 6.  DEFERRED BILLING COSTS

         The Company's billing costs consist of transaction charges from its third party billing companies and LEC's. Billing costs are deducted by the billing companies in advance by reducing amounts collected on the Company's behalf before remitting the net amount. Since the Company bills its customers one month in advance, a portion of the billing costs deducted from remittances from the billing companies relate to transaction charges for revenues that are deferred (see Note 4). The amount of deferred billing costs is determined by multiplying the advance billing amounts by the percentage of days during the preceding thirty-day service period that occur during the subsequent accounting period.

NOTE 7.  PROPERTY AND EQUIPMENT

                                                                                  December 31,
                                            Estimated    September 30,   -----------------------------
                                          Useful Lives       2004             2003            2002
                                          ------------   -------------   -------------   -------------
                                                          (Unaudited)
         Equipment                         5-7 years     $   2,780,720   $   1,012,682   $     353,284
         Construction in progress             n/a            1,407,643               -               -
         Software                           3 Years            200,000         200,000               -
         Furniture and fixtures             7 years            478,584         241,193         141,434
         Vehicles                           5 years            179,211               -               -
         Leasehold improvements             5 years          1,011,434         129,583          17,628
                                                         -------------   -------------   -------------
                                                             6,057,592       1,583,458         512,346
         Less: accumulated depreciation
          and amortization                                  (1,108,343)       (319,614)       (105,375)
                                                         -------------   -------------   -------------
                                                         $   4,949,249   $   1,263,844   $     406,971
                                                         =============   =============   =============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         Depreciation expense was $214,299 and $98,557 for the years ended December 31, 2003 and 2002, respectively, and $417,230 (unaudited) for the nine months ended September 30, 2004.

NOTE 8.  INTANGIBLE ASSETS

                                                 September 30,    December 31,
                                                     2004            2003
                                                 -------------   -------------
                                                 (Unaudited)
         Balance of non-competition agreement:
           Gross                                 $      39,237   $      39,237
           Accumulated amortization                     19,628           4,907
                                                 -------------   -------------
           Net balance                           $      19,609   $      34,330
                                                 =============   =============

         The Company had no amortizable intangible assets at December 31, 2002. Amortization expense for intangible assets was $4,907 for the year ended December 31, 2003

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         and $14,721 (unaudited) for the nine months ended September 30, 2004.

         Estimated amortization expense for the succeeding years ending December 31 is as follows:

            2004                         $  19,619
            2005                            14,711

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 9.  DEBT

                                                                          December 31,
                                                 September 30,   -----------------------------
                                                     2004            2003            2002
                                                 -------------   -------------   -------------
                                                  (Unaudited)
         In July 2002, National Online
         Services, Inc. issued notes to two
         telemarketing vendors in the amounts
         of $302,532 and $101,934. The notes
         were payable in one year, bearing
         interest at 10% per annum and were
         given in settlement of outstanding
         accounts payable balances. The notes
         were satisfied with the issuance of
         stock in 2003.
                                                 $           -   $           -   $     404,466

         In October 2003, the Company acquired
         the assets and certain liabilities of
         Phone Prepaid, Inc., which included a
         revolving line of credit in the
         amount of $10,000 bearing annual
         interest at 3.25% above prime. The
         prime rate was 4.00% on December 31,
         2003. The line of credit was repaid
         and terminated upon the sale of the
         assets of Phone Prepaid, Inc. during
         the second quarter of 2004.
                                                             -           9,800               -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         In December 2003, the Company issued
         a convertible debenture in the amount
         of $500,000 to unrelated parties. The
         debenture accrues interest at 7%
         annually and matures in December
         2004. The outstanding principal and
         interest on the debenture is
         convertible at any time into shares
         of the Company's common stock. On the
         date of the issuance of the
         convertible debenture, Company's
         common stock had a closing price per
         share on the Over-the Counter
         Bulletin Board of $5.15. Based on the
         terms of the conversion associated
         with the debenture, there was an
         intrinsic value associated with the
         beneficial conversion feature
         estimated at $326,619, which was
         recorded as deferred interest and
         presented as a discount on the
         convertible debenture, net of
         amortization to be taken over the
         one-year term of the debenture. Also,
         as part of the convertible debenture,
         the company issued detachable
         warrants to purchase 62,500 shares of
         the Company's common stock for $5.00
         per share exercisable at any time
         over a five year period from the date
         of issuance. Using the Black-Scholes
         model the Company estimated the fair
         value of the warrants and allocated
         $173,381 of the proceeds from the
         debenture to the warrants which was
         recorded as deferred interest and
         presented as a discount on the
         convertible debenture, net of
         amortization to be taken over the
         one-year term of the debenture. The
         note is collateralized by the
         Company's accounts receivables.
                                                       416,667          41,666               -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 9.  DEBT (Continued)

                                                                          December 31,
                                                 September 30,   -----------------------------
                                                     2004            2003            2002
                                                 -------------   -------------   -------------
                                                  (Unaudited)
         In April and May 2004, the Company
         issued unsecured convertible
         promissory notes in the amount of
         $2,500,000 to unrelated parties. The
         notes accrue interest at 8% annually
         and mature in April 2005. The
         outstanding principal and interest on
         the notes are convertible at any time
         into shares of the Company's common
         stock. On the date of the issuance of
         the convertible notes, the Company's
         common stock had a closing price per
         share on the Over-the Counter
         Bulletin Board ranging from $4.25 to
         $4.75. Based on the terms of the
         conversion associated with the notes,
         there was an intrinsic value
         associated with the beneficial
         conversion feature estimated at
         $1,817,787, which was recorded as
         deferred interest and presented as a
         discount on the convertible
         debenture, net of amortization to be
         taken over the one-year term of the
         notes. Also, as part of the
         convertible notes, the company issued
         detachable warrants to purchase
         136,749 shares of the Company's
         common stock for $5.05 per share
         exercisable at any time over a five
         year period from the date of
         issuance. Using the Black-Scholes
         model the Company estimated the fair
         value of the warrants and allocated
         $401,852 of the proceeds from the
         notes to the warrants which was
         recorded as deferred interest and
         presented as a discount on the
         convertible notes, net of
         amortization to be taken over the
         one-year term of the notes. In May
         2004, certain holders of the
         convertible notes exercised their
         rights to convert principal and
         accrued interest valued at $578,833
         into 195,552 shares of common stock.
         $925,000, plus accrued interest was
         repaid in cash in May 2004. In August
         2004, the terms of the convertible
         notes were significantly modified,
         resulting in the elimination of the
         deferred interest related to the
         intrinsic value of the beneficial
         conversion feature (see note below).
                                                       922,286               -               -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 9.  DEBT (Continued)

                                                                          December 31,
                                                 September 30,   -----------------------------
                                                     2004            2003            2002
                                                 -------------   -------------   -------------
                                                  (Unaudited)
         In May 2004, the Company issued a
         secured convertible term note in the
         amount of $5,000,000 to an unrelated
         party. As of June 30, 2004,
         approximately $1,930,000 of the
         principal amount of the note is held
         in a restricted account pursuant to
         the terms of the note and will be
         released upon the effectiveness of a
         registration statement filed with the
         Securities Exchange Commission
         covering the securities underlying
         the note. Interest accrues on the
         unrestricted principal balance of the
         note at an annual interest rate equal
         to the prime rate plus 2.5%, and
         shall not exceed 8%. Interest accrues
         on the restricted balance of the note
         at 1% annually. The note matures in
         May 2007 with equal monthly principal
         payments of $90,900 beginning in
         October 2004 until the maturity date.
         The outstanding principal and
         interest on the note is convertible
         at any time into shares of the
         Company's common stock. On the date
         of the issuance of the convertible
         note, the Company's common stock had
         a closing price per share on the
         Over-the Counter Bulletin Board of
         $4.10. Based on the terms of the
         conversion associated with the notes,
         there was an intrinsic value
         associated with the beneficial
         conversion feature estimated at
         $3,089,585, which was recorded as
         deferred interest and presented as a
         discount on the convertible
         debenture, net of amortization to be
         taken over the three-year term of the
         note. Also, as part of the
         convertible note, the company issued
         detachable warrants to purchase
         492,827 shares of the Company's
         common stock at exercise prices
         ranging from $4.05 to $4.65 per share
         exercisable at any time over a
         seven-year period from the date of
         issuance. Using the Black-Scholes
         model the Company estimated the fair
         value of the warrants and allocated
         $1,163,910 of the proceeds from the
         note to the warrants which was
         recorded as deferred interest and
         presented as a discount on the
         convertible note, net of amortization
         to be taken over the three-year term
         of the note. In August 2004, the
         terms of the convertible notes were
         significantly modified, resulting in
         the elimination of the deferred
         interest related to the intrinsic
         value of the beneficial conversion
         feature (see note below).
                                                     4,395,575               -               -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 9.  DEBT (Continued)

                                                                          December 31,
                                                 September 30,   -----------------------------
                                                     2004            2003            2002
                                                 -------------   -------------   -------------
                                                  (Unaudited)
         In April 2004, a subsidiary of the
         Company issued a non-interest bearing
         note in the amount of $191,230 to a
         vendor in payment of outstanding
         accounts payable of the same amount.
         The note is payable in 30 equal
         monthly payments of $6,374. Pursuant
         to the note, the Company made four
         payments totaling $25,496 during the
         first month of the note.
                                                       140,235               -               -

         In May 2004, the company acquired the
         net assets of a call center located
         in the Philippines. As of June 30,
         2004, the Company owed the selling
         party $88,966 payable within 60 days
         of the date of purchase agreement.
         The balance due is non-interest
         bearing.
                                                        89,285               -               -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

                                                                          December 31,
                                                 September 30,   -----------------------------
                                                     2004            2003            2002
                                                 -------------   -------------   -------------
         At various times during 2004 the
         Company purchased equipment related
         to its call center operations from a
         vendor that allows payments to be
         made over 18 months and charges
         interest at an annual rate of 11%.
                                                       309,309               -               -

         In September 2004, the Company issued
         a promissory note in the amount of
         $485,714, payable over a period of
         one-year. The note was executed in
         conjunction with the purchase of
         software licenses related to the
         Company's call center business and
         bears no interest. The licenses will
         be delivered to the Company as the
         Company determines the need for such
         licenses and principal payments will
         occur in proportion to the number of
         licenses delivered compared to the
         total number of licenses purchased.
                                                       485,714               -               -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

                                                                          December 31,
                                                 September 30,   -----------------------------
                                                     2004            2003            2002
                                                 -------------   -------------   -------------
         In August 2004, the Company issued a
         promissory note in the amount of
         6,064,380 Philippines pesos
         (approximately US$ $108,293 as of
         September 30, 2004) payable over 36
         months in monthly installments of
         principle and interest of
         approximately US$3,000. The notes are
         secured by automobiles.
                                                       105,362               -               -

         The Company leases certain equipment
         under capitalized leases with monthly
         payments ranging from $120 to $3,300
         and interest ranging from 7% to 14%
         annually. The leases expire in years
         ranging from 2004 to 2007. Minimum
         future lease payments total $218,013,
         consisting of $65,114 in 2004,
         $105,849 in 2005, and $47,050 in
         2006. $37,858 of the minimum future
         lease payments represents interest.
                                                       180,155          93,650         167,771
                                                 -------------   -------------   -------------
                                                     7,044,588         145,116         572,237
         Less current portion                       (3,492,243)        121,513         483,786
                                                 -------------   -------------   -------------
                                                 $   3,552,346   $      23,603   $      88,451
                                                 =============   =============   =============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 9.  DEBT (Continued)

         Annual maturities of long-term debt are as follows:



                                                 As of           As of
                                             September 30,   December 31,
For the years ending December 31,                 2004            2003
                                             -------------   -------------
                                              (unaudited)

   2004                                      $   1,465,811   $     579,847
   2005                                          2,524,749          17,828
   2006                                          1,246,985           5,775
   2007                                          2,572,426               -
   Total payments due                            7,809,970         603,450
   Less unamortized discount                      (765,472)       (458,334)
                                             $   7,044,588   $     145,116

         EXTINGUISHMENT OF DEBT (UNAUDITED)

            In August 2004, the Company agreed to reduce the conversion prices of the convertible notes issued in April and May of 2004 and the exercise prices of the related detachable warrants to $2.10 and $2.15 per share, respectively, as consideration for the release of $400,384 of funds held in escrow. Also, as additional consideration, the Company issued, to the holders of the notes, additional five-year warrants to purchase 600,000 shares of common stock at an exercise price of $2.15 per share. The modification of the terms of the convertible notes was accounted for as an extinguishment of the original notes and the issuance of new notes in accordance

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

            with the requirements of EITF 96-19: Debtor's Accounting for a Modification or Exchange of Debt Instruments ("EITF 96-19"). On the date of the modification of the terms of the convertible notes, the Company's common stock had a closing price per share on the Over-the Counter Bulletin Board of $.90. Based on the terms of the conversion associated with the notes, there was no longer beneficial conversion features associated with the notes. In accordance with EITF 96-19, the notes are reflected on the balance sheet as if they were originally issued on the date of modification, resulting in the elimination of the discounts related to the intrinsic value of the beneficial conversion features of the notes on the dates of issuance. The elimination of the discounts was offset by a charge to additional paid-in capital. Using the Black-Scholes model, the Company estimated the fair value of the additional and original warrants as of the date of modification and allocated $711,688 of the proceeds from the notes to the warrants which was recorded as deferred interest and presented as a discount on the convertible notes, net of amortization to be taken over the period from the modification date to the maturity dates of the notes.

         SUBSEQUENT ISSUANCES OF DEBT (UNAUDITED)

            In October 2004, in connection with the purchase of equipment related to the contact center business, the Company issued a note in the amount of $500,000, which accrues interest at an annual rate of 6% and matures in December 2004.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 9.  DEBT (Continued)

         In October 2004, the Company issued an unsecured subordinated convertible note in the amount of $550,000. The note accrues interest at 5% annually and matures in May 2007. The outstanding principal and accrued interest on the note are convertible at any time into shares of the Company's common stock. The outstanding principal and interest on the note are subject to automatic conversion upon the occurrence of certain events as set forth in the note agreement. Contingent upon the occurrence, or non occurrence, of certain events, the holder may be entitled to receive warrants to purchase a number of shares of the Company's common stock at variable exercise prices as defined in the agreement.

NOTE 10. NOTE PAYABLE - STOCKHOLDER

         On October 31, 2001, the Company entered into a loan agreement to borrow up to $5,000,000 from a then unrelated entity. In August 2002, the creditor became a stockholder of the Company. The note provided for interest at 7%, was collateralized by accounts receivable and was due on demand. In November 2002, the Company entered into an agreement, which was executed on December 6, 2002 and amended on March 3, 2003, whereby the creditor released the collateral and agreed not to demand payment before January 2005 in exchange for certain consideration. That consideration consisted of warrants to purchase 4,000,000 shares of Company common stock at an exercise price of $.50 per share for a term of three years beginning in May 2003. Pursuant to EITF 96-19, management accounted for this transaction as an extinguishment of the original instrument and an execution of a new note at December 6, 2002. The fair value of the warrants was recorded as a component of the calculation of the loss associated with that extinguishment. The new note was recorded at fair value on the date that it was entered into (December 6, 2002). The resulting discount on the note is being amortized over the life of the new note, approximately two years. The fair value of both the warrants and the note payable was determined by appraisal.

         As part of the agreement, the creditor also agreed to release its security interest in the Company's accounts receivable to the extent required to secure additional debt financing. Except for the demand deferral and the release of the security interest, all other terms of the note stayed in effect. The outstanding principal balance was $2,369,350 and $2,264,700 as of December 31, 2003 and 2002,
         respectively. Interest of $255,334 was paid in July 2003.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 11. ACCOUNTS PAYABLE - SUBJECT TO COMPROMISE

         As discussed in Note 1, 2 and 17, the Company's subsidiary, SavOn, filed for bankruptcy protection under Chapter 11. At the time of filing, SavOn had $385,401 in liabilities of which $351,263 was due to its telecommunications carrier and related to a lawsuit initiated by the carrier. Pre-petition liabilities are required to be segregated from post-petition liabilities. Upon completion of a plan of reorganization as part of Chapter 11 or change in bankruptcy status, liabilities subject to compromise are adjusted. During 2003, a bankruptcy settlement was reached, resulting in a forgiveness of the liabilities amounting to $324,966.

NOTE 12. NON-CASH INVESTING AND FINANCING ACTIVITIES

         During June 2003, the Company issued warrants to purchase 329,140 shares of common stock at an exercise price of $7.87 per share, exercisable over five years, relating to the issuance of preferred stock (see Note 14). The exercise price of the warrants has been reduced to $3.46 per share due to the non-occurrence of certain events in accordance with a registration rights agreement entered into with the purchasers of the preferred stock, and may be further reduced in accordance with anti-dilution provisions contained in the purchase agreements. Based upon the Black-Scholes option price calculation, the value of each warrant was $6.63 and the transaction was valued at $2,183,157, which was accounted for as offering costs, resulting in offsetting charges to additional paid-in capital.

         In August 2003, the Company entered into a consulting agreement, providing for the issuance of 50,000 shares of common stock as compensation for services valued at $175,000 as specified in the agreement. The total amount was charged to expense during 2003. The shares were issued during the second quarter of 2004.

         In September 2003, the Company issued 127,117 shares of common stock in settlement of debt and accrued interest totaling $404,506 and $40,406, respectively. The shares were valued based upon the outstanding amounts related to the loan and

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         were accounted for as a reduction in debt and a charge to accrued interest.

         In October 2003, the Company issued 13,617 shares of common stock as compensation for consulting services valued at $85,000. The shares were valued based upon the value of services provided as provided for in the agreement. The total amount was charged to expense during 2003.

         In October 2003, the Company agreed to issue 15,652 shares of common stock as consideration valued at $90,000 related to the acquisition of the net assets of Phoneboy Prepaid, Inc. (see Note 1). The shares were valued based upon the terms of the purchase agreement and recorded in accordance with the allocation of the purchase price to the assets and certain liabilities as specified in the purchase agreement with the excess of the total purchase price over the net assets purchased allocated to the non-compete agreement included in the purchase agreement. The non-compete agreement is included in "Deposits and other" in the "Other assets" section of the balance sheet. As of December 31, 2003, these shares had not been issued and as a result, are included in common stock to be issued in the accompanying balance sheet. The shares were issued during 2004.

         In December 2003, the Company issued convertible debt, convertible into shares of the Company's common stock at a conversion rate as defined. Purchasers of the convertible debt also received warrants to purchase 62,500 shares of the Company's common stock at an exercise price of $5.00 per share, exercisable over five years. The accounting treatment of the beneficial conversion feature and the detachable warrants resulted in discounts against the debt, net of amortization of $41,666 in 2003 and $375,00 for the nine months ended September 30, 2004, which was charged to interest expense (see Note 9).

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 12. NON-CASH INVESTING AND FINANCING ACTIVITIES (continued)

         In April, 2004, accounts payable of $191,230 (unaudited) was settled with the issuance of a non-interest bearing note payable over 30 months.

         In April 2004, the Company issued 75,000 shares of common stock as compensation for consulting services valued at $159,375. The services were valued based on the closing price of the shares as listed on Over-the-Counter Bulletin Board on the date of the agreement. The total amount was charged to expense during 2004.

         In May 2004, the Company issued 65,030 shares of common stock as consideration valued at $296,554 related to the acquisition of the net assets of a call center located in the Philippines. The shares were valued based upon the terms of the purchase agreement and recorded in accordance with the allocation of the purchase price to the assets and certain liabilities as specified in the purchase agreement.

         In May and July 2004, holders of the Company's preferred stock converted 7,010 shares of preferred stock into 377,926 shares of the Company's common stock. The holders of the preferred stock originally purchased the shares for $701,000. Pursuant to the preferred stock purchase agreement, cumulative dividends were added to the original purchase price and the adjusted value was converted into common stock using a conversion price of $2.00 per share.

         In connection with the convertible debt issued in April and May 2004, private placement agents received warrants to purchase 254,317 shares of the Company's common stock at exercise prices ranging from $4.45 to $5.55 per share, exercisable over five years. As part of the modification of the terms of the convertible debt in July 2004, the exercise prices of the warrants were reduced to $2.15 per share. Based upon the Black-Scholes option price calculation, the value of the warrants on the date of modification was $183,108, which was accounted for as loan costs, and is being amortized over the period from the modification date to the maturity dates of the notes.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         In May 2004, certain holders of the convertible debt exercised their rights to convert principal and accrued interest valued at $578,833 into 195,552 shares of common stock.

         In July 2004, the Company issued 87,982 shares of common stock pursuant to an agreement related to the March 2004 acquisition of certain assets and assumption of certain liabilities of I-Call Global Services Corporation (I-Call). The shares were valued at $357,054 based on the value of services provided as specified in the agreement. The additional value was allocated to the assets originally purchased in March 2004 (See Note 20).

         During the nine months ended September 30, 2004, the Company purchased equipment valued at $808,869 through capital leases, promissory notes, and arrangements with vendors that allow for payment over 18 months.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 13. INCOME TAXES

         The components of the Company's provision (benefit) for income taxes are as follows:

                                              September 30,                        December 31,
                                      ---------------------------   ------------------------------------------
                                          2004           2003            2003          2002           2001
                                      ------------   ------------   ------------   ------------   ------------
                                       (Unaudited)   (Unaudited)                    (Restated)     (Restated)
            Current:
              Federal                 $          -   $    415,412   $          -   $          -   $          -
              State                              -         75,759              -              -              -
                                      ------------   ------------   ------------   ------------   ------------
                                                 -        491,171              -              -              -
                                      ------------   ------------   ------------   ------------   ------------
            Deferred:
              Federal                            -              -              -              -              -
              State                              -              -              -              -              -
                                      ------------   ------------   ------------   ------------   ------------
                                                 -              -              -              -              -
                                      ------------   ------------   ------------   ------------   ------------
                                      $          -   $    491,171   $          -   $          -   $          -
                                      ============   ============   ============   ============   ============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         A reconciliation of income tax computed at the statutory federal rate to income tax expense (benefit) is as follows:

                                              September 30,                        December 31,
                                      ---------------------------   ------------------------------------------
                                          2004           2003            2003          2002           2001
                                      ------------   ------------   ------------   ------------   ------------
                                       (Unaudited)   (Unaudited)                    (Restated)     (Restated)
            Tax provision at the
              statutory rate of 35%   $ (2,250,055)  $  1,804,893   $  1,532,600   $ (4,184,223)  $ (1,044,609)

            State income taxes,
              net of federal
              income tax                  (145,109)       210,371        175,730       (443,194)      (102,011)

            Change in valuation
              allowance                  1,447,366     (1,607,147)    (1,752,797)     4,638,135      1,017,498

            Permanent items                947,798         28,862         44,467         11,093        129,122

            Other                                -         54,192              -        (21,811)             -
                                      ------------   ------------   ------------   ------------   ------------
                                      $          -   $    419,171   $          -   $          -   $          -
                                      ============   ============   ============   ============   ============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                       September 30,            December 31,
                                                       -------------   -----------------------------
                                                            2004           2003             2002
                                                       -------------   -------------   -------------
                                                        (Unaudited)                      (Restated)
            Deferred tax assets:
              Net operating loss carry forward         $   4,317,934   $   1,548,735   $   1,418,369
              Deferred financings costs                      442,475       1,783,307       3,566,613
              Allowance for doubtful accounts                866,255         847,256         829,492
                                                       -------------   -------------   -------------
                Total gross deferred tax assets            5,626,664       4,179,298       5,814,474
            Less valuation allowance                      (5,509,044)     (4,061,678)     (5,814,474)
                                                       -------------   -------------   -------------
                Total net deferred tax assets                117,620         117,620               -

            Deferred tax liabilities:
              Depreciation on fixed assets                  (117,620)       (117,620)              -
                                                       -------------   -------------   -------------
            Net deferred tax asset                     $           -   $           -   $           -
                                                       =============   =============   =============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 13. INCOME TAXES (Continued)

         Because of the historical earnings history of the Company, the net deferred tax assets have been fully offset by a 100% valuation allowance. The valuation allowance for the net deferred tax assets was approximately $4.1 million and $5.8 million as of December 31, 2003 and 2002, respectively.

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

         At December 31, 2003 and 2002, the Company had net operating loss carryforwards available for US tax purposes of approximately $3.9 million and $3.6 million respectively. These carryforwards expire through 2023.

         Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards is limited under the change in stock ownership rules of the Code. As a result of ownership changes, which occurred in June 2002, the Company's operating tax loss carryforwards are subject to these limitations.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         Future ownership changes could also further limit the utilization of any net operating loss carryforwards as of that date.

NOTE 14. CONVERTIBLE PREFERRED STOCK

         During 2003, the Company issued 23,510 shares of Series A Convertible Preferred Stock and warrants to 16 investors for aggregate consideration of $2,351,000. Each share of Preferred Stock has a par value of $.001 and is convertible into shares of the Company's common stock at an initial conversion price of $3.50. However, the terms of the sale stated that, should the Company's net income for the year ended December 31, 2003 not exceed $5,000,000, the conversion price would be adjusted to $2.00 per share. Accordingly, the conversion price in effect as of December 31, 2003 was $2.00 per share. Additionally, the conversion price will be adjusted based upon the company's net income in 2004 to $2.00 if the net income is less than $10,000,000, $3.00 if net income is between $10,000,000 and $12,500,001, and $3.50 if net income exceeds $12,500,000. The shares are to be automatically converted, at the then effective conversion price, in the event of an offering in which the Company's common shares are listed on the New York or American Stock Exchange or quoted on NASDAQ, or any combination thereof; the minimum gross proceeds from such offering is at least $50,000,000; and the offering price of such offering is at least $10.00 per share. The shares are also subject to automatic conversion at the election of the holders of a majority of the preferred shares. The conversion price is also subject to anti-dilution adjustments as set forth in the purchase agreement.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 14. CONVERTIBLE PREFERRED STOCK (Continued)

         Based on the terms of the conversion associated with the preferred stock, there was an intrinsic value associated with the beneficial conversion feature estimated at $1,884,375, which was recorded as a dividend and therefore as a reduction of retained earnings. Additionally, each purchaser of the Preferred stock received, for each share of preferred stock purchased, one warrant to purchase 14 shares of the company's common shares at an exercise price of $7.87 per share over a five year period. Using the Black-Scholes model the Company estimated the fair value of the warrants to be $1,749,845.

         The Company engaged certain consultants in connection with the offering of the preferred stock. The consultants were compensated with $214,000 in cash and the issuance of warrants to purchase 284,471 shares of the Company's common shares at exercise prices ranging from $3.41 to $5.00 per share for a period of five years.

         In the event of liquidation, the holders of the preferred shares are entitled in preference over holders of common shares to be paid first out of the assets of the corporation available for distribution to holders of the Company's capital stock of all classes, an amount equal to two (2) times the original purchase price paid for the preferred stock, or $4,702,000.

         The holders of the preferred stock are also entitled to receive equally, share for share, as and when declared by the Board of Directors of the Company, cumulative dividends at an annual rate of 8% of the original issue price. Such dividends, if declared, are payable annually on each anniversary date of original issuance. Cumulative dividends earned as of December 31, 2003 were $188,080. No dividends can be declared or paid to holders of common shares unless all cumulative dividends are paid to preferred stockholders.

         After one year from the date of issuance of the preferred stock, the Company may, at its discretion, repurchase all, but not less than all, of the preferred stock issued for a price of $200 per share plus 8% cumulative dividends.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 15. COMMON STOCK WARRANTS

         A summary of warrants issued and outstanding in connection with convertible debentures and equity transactions as discussed above is presented below. Upon exercise, warrants are convertible into an equal number of the Company's common stock. The warrants are exercisable immediately.

                                                Nine Months    Weighted-                   Weighted-
                                                   Ended        Average                     Average
                                                 September     Exercise                     Exercise
                                                  30, 2004       Price          2003         Price
                                                -----------   -----------   -----------   -----------
                                                (unaudited)   (unaudited)
            Outstanding at beginning of year      4,713,611   $      1.36             -             -

            Granted                               1,848,893   $      2.35     4,713,611   $      1.36

            Exercised                                     -             -             -             -

            Forfeited                                     -             -             -             -
                                                -----------                 -----------
            Outstanding at end of year            6,562,504   $      1.62     4,713,611   $      1.36
                                                ===========                 ===========
            Warrants exercisable at year-end      6,562,504   $      1.62     4,713,611   $      1.36
                                                ===========                 ===========

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 15. COMMON STOCK WARRANTS (Continued)

         The following table summarizes information for warrants outstanding at December 31, 2003:

                            Warrants Outstanding at September 30, 2004       Warrants Outstanding at December 31, 2003
                           ---------------------------------------------   ---------------------------------------------
                                            (unaudited)
              Range of        Number         Weighted-       Weighted-        Number         Weighted-       Weighted-
              Exercise      Outstanding       Average         Average       Outstanding       Average         Average
               Prices        at 9/30/04      Remaining       Exercise       at 12/31/03      Remaining       Exercise
                                             in months         Price                         in months         Price
            ------------   -------------   -------------   -------------   -------------   -------------   -------------
                .50            4,000,000              20   $         .50       4,000,000              29   $         .50

            2.15 - 3.40        1,382,866              56            2.15               -               -               -

            3.41 - 5.00          284,471              46            4.27         284,471              55            4.27

            5.01 - 6.00          531,167              48            5.29         429,140              55            5.35

NOTE 16. RELATED PARTY TRANSACTIONS

         The Company has entered into two agreements with Transvoice Investment, Inc. ("Transvoice"), the managing member of Transvoice Investment L.L.C.., the Company's majority stockholder. The two stockholders of Transvoice are also employees of the Company.

         In October 2001, the Company entered into an agreement with Transvoice, whereby Transvoice had provided certain services related to the development of the Company's internet service provider business. Under the terms of the agreement, the Company is to pay Transvoice $150,000 per month plus $1.00 for each customer in excess of

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         100,000 customers computed monthly, until such time that the Company is no longer generating revenues from its internet service provider business. The Company incurred expenses of $2,637,618, $2,111,438 and $625,000 during 2003, 2002 and 2001, respectively, for services under this agreement. The Company incurred expenses of $1,350,000 (unaudited) during the nine month period ended September 30, 2004.

         In April 2003, the Company entered into an agreement with Transvoice, whereby Transvoice provides consulting services related to the development of marketing and telemarketing aspects of the Company. Transvoice is not compensated for its services but is reimbursed for payments made to a related party subcontractor performing services related to the agreement. The subcontractor is 100% owned by employees of the Company. The Company incurred expenses under this agreement in the amount of $1,050,000 during the year ended December 31, 2003. The Company incurred expenses of $675,000 (unaudited) under this agreement for the nine months ended September 30, 2004.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 17. STOCK OPTION PLAN

         Options granted under the 2001 incentive stock option plan are exercisable at the market price at the date of grant and, subject to termination of employment, expire five years from the date of grant, are not transferable other than on death, and vest in three equal annual installments commencing one year from the date of grant.

         A summary of the Company's stock option plan is presented below:

                          Nine Months Ended
                          September 30, 2004                             Year Ended December 31,
                       -----------------------   ---------------------------------------------------------------------------
                             (Unaudited)            2003                      2002                     2001
                                     Weighted                  Weighted                  Weighted                  Weighted
                                      Average                   Average                   Average                  Average
                                     Exercise                  Exercise                  Exercise                  Exercise
                         Shares        Price       Shares       Price        Shares        Price       Shares       Price
                       ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Outstanding at the
 beginning of the
 period                 4,709,667   $     3.45    1,030,000   $     2.50    1,050,000   $     2.50

Granted at fair
 value                    150,000   $     3.55    3,895,000         3.72            -            -

Forfeited                                          (182,000)        4.40       20,000         2.50

Exercised                                           (33,333)         .42            -            -
                                                 ----------                ----------

Outstanding at the
 end of the period      4,859,667   $     3.45    4,709,667   $     3.45    1,030,000   $     2.50
                       ==========                ==========                ==========

Options exercisable
 at the end of the
 period                 1,157,998                   644,661                   338,997
                       ==========                ==========                ==========

Weighted average
 fair value of
 options granted                    $     3.45                $     3.01                $     2.46

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         The following table summarizes information for stock options outstanding at December 31, 2003:

                                      Options Outstanding                   Options Exercisable
                           ------------------------------------------   --------------------------
                                           Weighted-       Weighted-                    Weighted-
              Range of        Number        Average        Average         Number        Average
              Exercise      Outstanding    Remaining       Exercise     Exercisable     Exercise
               Prices       at 12/31/03     in years        Price        at 12/31/03      Price
            ------------   ------------   ------------   ------------   ------------   -----------
             0.00 - 0.42         66,667           2.83            .42             -

             2.50 - 3.50      4,118,000           2.13           3.26        611,328          2.50

             4.50 - 5.00        525,000           2.60           4.80             -             -

         The following table summarizes information for stock options outstanding at September 30, 2004 unaudited:

                                     Options Outstanding                  Options Exercisable
                          ------------------------------------------   ---------------------------
                                           Weighted-       Weighted-                    Weighted-
              Range of        Number        Average        Average         Number        Average
              Exercise      Outstanding    Remaining       Exercise     Exercisable     Exercise
               Prices       at 9/30/04     in years         Price        at 9/30/04       Price
            ------------   ------------   ------------   ------------   ------------   -----------
            0.00 - 0.42         66,667            2.83            .42             -              -

            2.50 - 3.50      4,118,000            2.13           3.26       611,328           2.50

            3.51 - 4.50        150,000            3.55           3.55             -              -

            4.51 - 5.00        525,000            2.60           4.80             -              -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 18. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

         SAVON

            During 2001, the Company's subsidiary (SavOn) and the minority interest owner of SavOn were named as defendants in a lawsuit instituted by SavOn's wholesale telecommunications carrier. The lawsuit alleged breach of contract as well as other related theories and damages. Subsequent to the initiation of the lawsuit, the plaintiff filed Chapter 11 under the federal bankruptcy code. SavOn had filed what it believed to be valid counterclaims, which were stayed when the plaintiff filed Chapter 11. In August 2002, SavOn filed Chapter 11 to stay the plaintiff's possible judgment as well as continuing legal fees it was incurring. During 2003, claims subject to the lawsuit were settled as a result of the bankruptcy reorganization, resulting in payment of $65,000 by the Company.

         STATE PROCEEDINGS AND INQUIRIES

            As previously discussed, the Company uses telemarketing services to obtain customers. During the normal course of business, the Company has received inquiries or complaints from regulatory agencies. Despite its attempts to minimize complaints, certain states have issued fines or temporary restraining orders. While the ultimate outcome of these matters cannot be ascertained, the Company believes that there will not be a material adverse effect on the Company's financial position, results of operations or cash flows.

            In January 2004, a Class Action Complaint for Declaratory and Injunctive Relief was filed, alleging that the Company engaged in the improper practice of cramming, or assessing charges against a customer without the customer's consent. In February 2004, the Company's legal counsel filed a Notice of Removal to Federal Court. The Company's legal counsel anticipates that the matter will proceed to Federal Court, where it is believed that the class action will not be certified. The relief sought

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

            shall not exceed $75,000. In August 2004, a United States District Court remanded the case back to the county circuit court.

            In March 2003, a subsidiary of the Company was subject to complaints from the Attorney General of Florida related to its ISP business. In the third quarter of 2004, the Company entered into an agreement with Florida which contained similar terms and conditions as the FTC agreement and a monetary settlement of $100,000 which paid during the third quarter of 2004.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 18. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         FEDERAL TRADE COMMISSION

            During 2003, the Company was the subject of a proceeding by the Federal Trade Commission ("FTC"). The FTC complaint brought in the United States District Court for the Southern District of Florida alleged that the Company was misleading potential customers of their internet service businesses through the use of third party telemarketers. Specifically, the FTC alleged that the Company was signing up customers for free thirty day trial periods without appropriate consent and failing to inform these customers that unless the service is cancelled before the end of the thirty day trial period, the customers would be billed through their local phone companies. As part of the proceeding, the Company was subject to a temporary restraining order, asset freeze, order permitting expedited discovery, order appointing temporary receiver, and order to show cause as part of the proceeding. In November 2003, without any finding of wrongdoing, the Company entered into a preliminary injunction with the FTC. As a result, the Company was allowed to resume its business and the asset freeze was partially lifted. As part of the agreement, the Company was required to establish an escrow account for the payment of future customer refunds and amounts subject to further resolution of the dispute with the FTC into which $1,701,684 of collections were deposited.

            As of December 31, 2003, the total amount held in escrow was $ 855,502 and the total amount of cash still restricted totaled $416,721. During 2003, $771,182 was returned to the Company and $75,000 was charged to the Company as fees and fines. In January 2004, the Company received approximately $755,000 of the funds remaining in escrow as reimbursement for monies refunded to customers under the stipulation agreement. Approximately $105,000 of the escrowed amount was charged to the Company as fees and fines. There were no amounts remaining in escrow as of June 30, 2004. In July 2004, a final resolution of the matter resulted in the release of the restricted funds, with the exception of $175,000, which continued to be restricted and was designated for consumer refunds over a two-year period.

         OTHER LITIGATION (UNAUDITED)

            In October 2004, the Company reached a settlement with eTelecare International ("eTelecare"), which provided call center services to the Company related to its ISP business. eTelecare claimed that $167,167 was due from the Company for services rendered. The parties agreed in writing that the Company would pay eTelecare $85,000 in settlement of all claims. The Company has accrued the excess of the settlement payment over the existing accounts payable balance as of September 30, 2004.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 18. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         OTHER LITIGATION (Continued)

            In November 2004, the Company reached a settlement with Lawstar, Inc. ("Lawstar"), which provided a legal services access plan, marketed in a private label environment to a subsidiary's small business customer base. Lawstar claimed that the Company's subsidiary failed to pay for services rendered and was seeking $1,000,000 plus attorney's fees. The settlement will result in the Company paying Lawstar $225,000 (unaudited) in settlement of all claims. The Company has accrued the settlement amount as of September 30, 2004.

            In November 2004, a subsidiary of the Company filed a complaint in the Federal District Court for the Southern District of Florida against a former customer of its call center business, demanding payment of $1,263,706 for services rendered between March 2004 and September 2004, including interest and attorneys fees. The Company cannot determine the likelihood of the outcome of this matter and has not recorded these amounts as revenue.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         LEASES

            The Company and its subsidiaries lease office space in Miami, Florida under operating leases ending on September 30, 2006 [The correct termination date is April 31, 2008]. Rent expense related to these leases amounted to $232,850, $218,273 and $61,970 for the years ended December 31, 2003, 2002 and 2001, respectively, and $149,329 (unaudited) for the six months ended June 30, 2004.

            During 2003, a subsidiary of the Company leased corporate residences and approximately 32,000 square feet of office space in the Philippines under operating leases expiring in years ranging from 2004 to 2013. Rent expense related these rentals amounted to $63,235 for the year ended December 31, 2003 and $179,577 (unaudited) for the six months ended June 30, 2004.

         2004 OPERATING LEASES (UNAUDITED)

            During 2004, the Company's Philippines subsidiary entered into a lease agreement for residential property to be utilized by its traveling employees. The lease requires monthly payments of $4,500 and is for a one-year period beginning in June 2004. In July 2004, the Company entered into a lease agreement for a facility to be utilized as a call center in the Philippines. The agreement is for a five-year period beginning in January 2005 and calls for monthly payments of $11,088.

            In July 2004, the Company entered into a lease agreement for a facility to be utilized as a call center in the Philippines. The agreement is for a five-year period beginning in January 2005 and requires monthly payments of $11,088.

            In September 2004, the Company entered into a lease agreement for approximately 4,990 square feet of space to be constructed in Dumaquete City, Philippines. The agreement requires the completion of construction by August 2005 and is for a five-year term beginning three months after the delivery of the premises to the Company. The company is not proceeding with this transaction.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 18. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         LEASES (Continued)

            The lease is renewable at the option of the Company with written notices at least ninety days prior to the end of the lease term. The lease requires to the Company to pay a security deposit of 1,368,900 pesos within 15 days of the execution of the lease and monthly rental payments of 456,300 pesos commencing three months after delivery of the property. Pursuant to the lease, rental payments and required security deposit will increase 5% per year beginning with the third year of the lease term.

            Annual rental commitments for the years ending December 31 are as follows:

                 2004                                  $   434,000
                 2005                                      429,000
                 2006                                      446,000
                 2007                                      464,000
                 2008                                      255,000
                 Thereafter                                378,000
                                                       -----------
                                                       $ 2,406,000
                                                       ===========

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

         INVESTOR CLAIM (UNAUDITED)

            In 2004, the Company received notification from an investor in the preferred stock private placement of a claim to rescind that investment. Upon advice of legal counsel, the Company believes the claim is without basis. The amount of the investment is $150,000. The investor's money was refunded by the Company.

NOTE 19. EARNINGS (LOSS) PER COMMON SHARE

         The Company has adopted SFAS Statement No. 128, "Earnings per Share". The statement establishes standards for computing and presenting earnings per share (EPS). It requires dual presentation of basic and diluted EPS on the face of the income statement. There is no presentation of diluted loss per share in 2002 as the effects of stock options, warrants and convertible debt amounts were antidilutive.

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 19. EARNINGS (LOSS) PER COMMON SHARE (Continued)

         The following table sets forth the reconciliation of the numerator and denominator of the basic and diluted EPS computations:

                                                September 30,                          December 31,
                                      ------------------------------  ----------------------------------------------
                                           2004            2003            2003            2002            2001
                                      --------------  --------------  --------------  --------------  --------------
                                        (Unaudited)    (Unaudited)                     (Restated)       (Restated)
Numerator:
  Net income (loss)                   $   (6,428,728) $    4,665,666  $    4,379,160  $  (11,944,922) $   (2,984,598)
  Preferred stock dividends                 (176,852)     (1,939,232)     (2,072,455)              -               -
                                      --------------  --------------  --------------  --------------  --------------
  Numerator for basic income
   (loss) per share -
   income (loss) available to
   common stockholders                    (6,605,580)      2,726,434       2,306,705     (11,944,922)     (2,984,598)
  Effect of dilutive securities:
    Interest on convertible debt                   -               -          43,670               -               -
                                      --------------  --------------  --------------  --------------  --------------
  Numerator for diluted income
    (loss) per share - income
     available to common
     stockholders after
     assumed conversions              $   (6,605,580) $    2,726,434  $    2,350,375  $  (11,944,922) $   (2,984,598)
                                      ==============  ==============  ==============  ==============  ==============
Denominator:
  Denominator for basic income
   (loss) per share - weighted
   average shares                         11,006,346      10,524,689      10,554,450      10,503,000       7,758,693
  Effect of dilutive securities:
    Stock options                                  -       1,005,505       1,132,362               -               -
    Warrants                                       -       2,811,289       3,018,160               -               -
    Convertible debt                               -               -          16,667               -               -
                                      --------------  --------------  --------------  --------------  --------------
  Dilutive potential common shares:
    Denominator for diluted
     income (loss) per share --
     adjusted weighted-average
     shares and assumed conversion        11,006,346      14,341,483      14,721,639      10,503,000       7,758,693
                                      ==============  ==============  ==============  ==============  ==============
Basic income (loss) per share         $        (0.62) $         0.26  $         0.22  $        (1.13) $        (0.39)
                                      ==============  ==============  ==============  ==============  ==============
Diluted income (loss) per share       $        (0.62) $         0.19  $         0.17  $        (1.13) $        (0.39)
                                      ==============  ==============  ==============  ==============  ==============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 20. PHILIPPINE OPERATIONS (UNAUDITED)

         In the fourth quarter of 2003, the Company began operating a call center located in the Philippines for its benefit. In accordance with the terms of an Asset Purchase Agreement (the "Agreement") dated March 2, 2004, a subsidiary of the Company, Epixtar Philippines IT-Enabled Services Corporation (EPISC), agreed to acquire certain assets and assume certain liabilities of I-Call Global Services Corporation (I-Call). This acquisition took place in May 2004. The purchase price of approximately $821,000 was payable $55,000 upon execution of the Agreement; $150,000 at closing subject to certain conditions as defined in the Agreement, plus 65,030 common shares of Epixtar Corp.; and a total of $196,000 at various times up to sixty days after closing date. In July 2004, the Company issued an additional 87,983 shares of common stock as consideration valued at $357,054 pursuant to a consulting agreement directly related to the acquisition. The shares were valued based upon the terms of the purchase agreement and allocated the purchase price of the net assets, resulting in a total purchase price of $1,178,054. The acquisition of I-Call is not considered by the Company to be a significant acquisition and is not considered a business combination in accordance with generally accepted accounting principles.

NOTE 21. BUSINESS SEGMENTS

         The Company operates primarily in two segments - internet provider services (ISP) and contact center operations. The majority of the Company's revenue is derived from the ISP segment which provides small businesses with internet access and other services.

         Information concerning the revenues and operating income for the six months ended June 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, and the identifiable assets for the two segments in which the Company operates are shown in the following tables:

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

                                       Nine Months
                                          Ended                     Years Ended December 31,
                                       September 30,    --------------------------------------------------
                                           2004              2003              2002             2001
                                      --------------    --------------    --------------    --------------
                                        (Unaudited)                         (Restated)        (Restated)
      Operating revenues:
        Internet provider services    $   12,290,827    $   35,367,050    $   26,079,789    $    1,175,890
        Contact centers                    1,019,980           682,064                 -                 -
        Other revenues                       218,963           355,689           171,062            13,833
                                      --------------    --------------    --------------    --------------
                                      $   13,529,770    $   36,404,803    $   26,250,851    $    1,189,723
                                      ==============    ==============    ==============    ==============

      Income (loss) from operations
        Internet provider services         2,402,598         5,896,070        (1,863,504)       (1,166,947)
        Contact centers                   (6,862,536)       (1,089,312)                -                 -
        Other                               (276,071)         (427,591)      (10,048,100)       (1,632,810)
                                      --------------    --------------    --------------    --------------
                                          (4,736,009)        4,379,167       (11,911,604)       (2,799,757)
                                      ==============    ==============    ==============    ==============

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 21. BUSINESS SEGMENTS (CONTINUED)

                                       Nine Months
                                          Ended                     Years Ended December 31,
                                       September 30,    --------------------------------------------------
                                           2004              2003              2002             2001
                                      --------------    --------------    --------------    --------------
                                        (Unaudited)                         (Restated)        (Restated)
      Income (loss) from
       continued operations               (6,428,728)        4,379,160       (11,911,604)       (3,251,788)
      Gain (Loss) from
       discontinued operations                     -                 -           (43,318)          267,190
      Income taxes                                 -                 -                 -                 -
                                      --------------    --------------    --------------    --------------
      Net income (loss)               $   (6,428,728)   $    4,379,160    $  (11,954,922)   $   (2,984,598)
                                      ==============    ==============    ==============    ==============

      Identifiable Assets:
        Internet provider services         4,286,520         7,288,991         5,045,550         1,043,947
        Contact centers                    5,361,307         1,973,403                 -                 -
        Corporate                          7,614,490         3,720,400         3,537,595         3,394,350
                                      --------------    --------------    --------------    --------------
      Consolidated totals                 17,358,435        12,982,794         8,583,145         4,438,297
                                      ==============    ==============    ==============    ==============

      Capital Expenditures:
        Internet provider services               740                 -           261,643            70,154
        Contact centers                    4,212,100           684,873                 -                 -
        Corporate                            261,460           386,238            42,417            32,803
                                      --------------    --------------    --------------    --------------
      Total expenditures                   4,474,300         1,071,111           304,060           102,957
                                      ==============    ==============    ==============    ==============

      Depreciation and Amortization:
        Internet provider services            83,691           111,353            91,778             5,144
        Contact centers                      576,628            31,097                 -                 -
        Corporate                            128,576            71,849             6,779             1,673
                                      --------------    --------------    --------------    --------------
      Total depreciation and
       amortization                          788,895           214,299            98,557             6,817
                                      ==============    ==============    ==============    ==============

      Geographic Revenues:
        United States                     12,509,880        35,752,739        26,250,851         1,189,723
        Philippines                        1,019,890         1,368,538                 -                 -
                                      --------------    --------------    --------------    --------------
                                          13,529,770        37,121,277        26,250,851         1,189,723
                                      ==============    ==============    ==============    ==============

      Long-Lived Assets:
        United States                      4,097,034         4,345,947         3,767,243         3,561,740
        Philippines                        4,212,487           278,169                 -                 -

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

NOTE 22. QUARTERLY INFORMATION (UNAUDITED)

         The following is a summary of the Company's unaudited quarterly results of operations for the quarter in years ended December 31, 2003 and 2002.

                                                        March 31           June 30,         September 30,      December 31,
                                                          2003               2003               2003               2003
                                                    ----------------   ----------------   ----------------   ----------------
            Revenues                                $     12,366,775   $      9,268,098   $      8,557,326   $      6,929,078
            Income from operations                         2,622,443          1,626,647          1,224,217           (877,719)
            Net income (loss)                              1,976,550          1,370,029          1,104,324            (71,743)
            Net income (loss) per share - basic                 0.19               0.13               0.10              (0.01)
            Net income (loss) per share - diluted               0.16               0.10               0.08              (0.00)
            Weighted average common
             stock outstanding - basic                    10,503,000         10,507,539         10,524,689         10,554,450
            Weighted average common
             stock outstanding - diluted                  12,167,359         13,600,964         14,083,470         14,453,655

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

                                                       March 31            June 30,         September 30,      December 31,
                                                         2002                2002               2002               2002
                                                    ----------------   ----------------   ----------------   ----------------
                                                       (Restated)         (Restated)         (Restated)         (Restated)
            Revenues                                       1,901,451          2,910,420          7,749,645         13,689,335
            Income from operations                        (1,083,908)        (2,255,458)          (869,804)        (2,355,967)
            Net income                                    (1,171,874)        (2,359,376)        (1,017,223)        (7,396,449)
            Net income per share - basic                       (0.11)             (0.23)             (0.10)             (0.70)
            Net income  per share - diluted                    (0.11)             (0.23)             (0.10)             (0.70)
            Weighted average common
             stock outstanding - basic                    10,503,000         10,503,000         10,503,000         10,503,000
            Weighted average common
             stock outstanding - diluted                  10,503,000         10,503,000         10,503,000         10,503,000

         Quarterly operating results are not necessarily representative of operations for a full year for various reasons.

NOTE 23. SUBSEQUENT EVENTS (UNAUDITED)

         ACQUISITION (UNAUDITED)

         In November 2004, the Company entered into an agreement to purchase all of the

                         EPIXTAR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Continued)

            outstanding common shares of IMS Marketing Strategies, Inc. for a purchase price of $7,500,000. The Company previously advanced $600,000 (See Note 5) and advanced an additional $300,000 in November 2004 to IMS Marketing Strategies, Inc. to be applied toward the purchase price. The remaining $6,600,000 is due in cash on the agreed upon closing date of January 3, 2005. [Note: The update to this note is that $300,000 will be paid on the closing date anticipated to be January 3, 2005 with the balance less other negotiated deductions paid in 24 equal monthly installments.]

            DEBT ISSUANCES (UNAUDITED)

            In October 2004, the Company obtained additional financing, the terms of which are disclosed in Note 9.

---------------------------------------     ------------------------------------
---------------------------------------     ------------------------------------

You should rely only on the information
contained in this document. We have not
authorized anyone to provide you with
information that is different. This
document may only be used where it is
legal to sell these securities. The
information in this document may only be
accurate on the date of this document.                ----------------

Additional risks and uncertainties not
presently known or that are currently
deemed immaterial may also impair our                    PROSPECTUS
business operations. The risks and
uncertainties described in this document
and other risks and uncertainties, which
we may face in the future, will have a                ----------------
greater impact on those who purchase our
common stock from the Selling
stockholder. These purchasers will
purchase our common stock at the market                 EPIXTAR CORP.
price or at a privately negotiated price
and will run the risk of losing their
entire investment.
                                                      ----------------
Until ___________________, 2005, all
dealers that effect transactions in
these securities, whether or not
participating in this offering, may be
required to deliver a prospectus. This
is in addition to the dealers'
obligation to deliver a prospectus when
acting as underwriters and with respect
to their unsold allotments or
subscriptions.

---------------------------------------     ------------------------------------
---------------------------------------     ------------------------------------

                [Alternative page for note financing prospectus]




                                   PROSPECTUS





 4,987,588                                               Shares of Common Stock



                                  EPIXTAR CORP


Stockholder of Epixtar Corp. named under the caption "Selling Stockholder" may offer and sell up to 4,987,588 shares of our common stock. Of the shares offered hereby all but 195,552 shares will be issued in the future pursuant to warrants and convertible notes presently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Concurrently with this offering other stockholders are selling 2,300,000 shares, most of which are subject to outstanding notes and warrants. On January 12, 2005, the price of our Common Stock was $.70 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 6 before you decide to purchase any common stock.

                         The date of this Prospectus is

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

               [Alternative pages for note financing prospectus]





                                  THE OFFERING

Our Securities Offered
by the Selling Stockholders'       Common Stock      4,987,588 shares(1)
Concurrent Offering                Common Stock             2,300,000(2)
Outstanding before the Offering    Common Stock:           11,544,219(3)
and concurrent offering

                                   Preferred Stock:              16,500

Outstanding after the Offering     Common Stock            18,362,368________(4)
and concurrent offering            Preferred Stock                         none

 (1) All but 195,552 shares of Common Stock are not presently outstanding but issuable upon or conversion of notes and exercise of warrants held by the selling stockholders. The amount also includes 425,000 shares reserved for issuance upon conversion of accrued interest or additional charges or in connection with the antidilitution provisions of these securities. Depending upon the time of conversion a portion of these shares may not be issued.

(2) The concurrent offering consists of shares of common stock subject to convertible preferred stock, notes and warrants and shares issued in 2003 and 2004.

(3) Exclusive of shares subject to convertible securities, options, and warrants including shares offered by the selling stockholders.

(4) Assumes conversion of all convertible securities and exercise of all warrants owned by selling stockholders in offering and concurrent offering. (Many of the securities have exercise or conversion prices below market price and may not be exercised or converted.)

               [Alternative pages for note financing prospectus]




                              SELLING SHAREHOLDERS

All of the shares of common stock offered for resale by the selling stockholder are shares subject to conversion of convertible notes and exercise of warrants issued in connection with our 2004 spring note placements, including 195,552 shares presently issued.

Set forth below is a description of the transactions pursuant to which securities were issued to the selling stockholders.

We have received $7,500,000 in financing in April and May of 2004 through a private placement, Laurus Master Fund, Ltd. provided $5,000,000 of this financing to us pursuant to a secured convertible term note, of which $1,930,000 is be held in a restricted cash account under the sole control of Laurus and to be released upon the fulfillment of certain conditions more fully described in the agreements with Laurus. The term note is now convertible at a fixed conversion price of $2.10 into 2,380,952 shares of our common stock. In connection the convertible term note, we also issued to Laurus Funds seven year warrants to purchase up to 993,827 shares of Epixtar's common stock at an exercise price of $2.15. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-2004 Capital Transactions."

Of the $7,500,000 raised, as referred to in the previous paragraph, the $2.5 million was obtained through the private sale of convertible notes and common stock purchase warrants to accredited investors. Notes in the principal amount of $1,000,000 or "Bridge Notes" are now convertible at a price of $2.10 per share of a total of 476,190 shares. In addition, the holders of the bridge notes own five year warrants to purchase an aggregate of 134,722 shares of the Company's common stock at initial exercise prices of $2.10. After the Bridge notes were issued and prior to the transaction with Laurus we issued $1,500,000 convertible short term or "Wedge Notes." The Wedge Notes were to be repaid or converted upon consummation of the subsequent Laurus financing. Upon the Laurus financing $925,000 notes were repaid and 195,552 shares were issued upon conversion of the balance of the Wedge Notes and all the former Wedge Note holders received warrants to purchase 102,027 shares of our common stock at an initial exercise prices of $4.05. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-2004 Capital Transactions."

In connection with each of the above note sales we were obligated to issue placement agent warrants to purchase an aggregate of 254,320 shares of common stock to MAXIM Group LLC our placement agent. Of these Warrants, designees of Sands Bros & Co. Ltd., a selected dealer in connection with the Laurus transaction, received warrants to purchase 101,352 shares.

The following table contains information concerning the beneficial ownership of our common stock by the selling stockholders. The amount registered includes 425,000 shares reserved for issuance upon conversion of accrued interest or additional charges or in connection with past and future adjustments pursuant to the antidilitution provisions of the securities. Depending upon the time of conversion a portion of these shares may not be issued. Except for 350,000 shares in the case of Laurus, the following table does not reflect any of these shares.

The table assumes all of the shares being offered held will be sold and unless otherwise described these shareholders do not own any additional shares of our common stock. Because the selling stockholders may sell all, some or none of the shares that held or convert a portion of the notes, the actual number of shares that will be sold by the selling stockholders upon or prior to termination of this offering may vary. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.

Identity of                                                    Shares
Stockholder or Group                                          Offered
--------------------                                          -------

Laurus Master Fund Ltd(1)                                   3,749,779
Landing Wholesale
Group Defined Benefit Plan                                     30,545
Bart Halpern, Inc.                                             33,946
Defined Benefit Pension Plan

Bernd Allen                                                    30,545
Charles Haddad                                                 30,545
Dalewood Associates, LP(2)                                     61,091
David A. Dion                                                  61,091
Donald Asher Family Trust                                      61,091
Grossman Family Trust                                          61,091
Jeffrey Grodko                                                 30,545
Judith Barclay                                                 45,666
Richard Kent                                                   66,072

Thaddeus J. Derynda                                            45,666
Richard Kent and Laura Kent                                    81,497
Judith Barclay                                                 30,545
Wayne Saker                                                    30,545
Thadderus J. Derynda                                           61,091
Gerald Shike                                                    3,401
Jack R. Lee
Mary K. Lee                                                    20,406
Alfonso D'Amato
Defined Benefit Plan                                            6,802
John Viney                                                      6,802
Lee R. Thiel, Trustee
Lee R. Thiel Rev. Trust DTD9/23/92                              3,401

Neil Ellman                                                    20,406
Steven E. Erickson TTE, TGI RRE
Dean M. Erickson Trust                                         20,406
Marvin Black                                                    3,401
Jay S. Youngerman, MD                                          20,406
Lee Pearlmutter Revocable Trust
Joseph Marotta
Nancy Marotta                                                   3,401
Micheal Harley                                                  3,401
Jerold Weinger
Lilli Weinger                                                  20,406

Richard Himpele
Linda Himpele                                                   3,401
Frederick R. Brown                                              3,401
MaximPartners, LLC                                            152,965
Peter O'Neill                                                  60,352
MSS Children's Trust(2)                                        20,000
SSS Children's Trust(2)                                        20,000
Kenneth Burdick
Denise Burdick                                                  3,401
Leo Long                                                       81,622
Alexander Sandler
Bella Sandler                                                   3,401
John Dilemme                                                    3,401
David Sparks                                                    6,802
Vincent Longobardi                                             20,406
Arthur Fixel
Deborah Fixel                                                   3,401
u/a dated 10/9/92 as amended 2/28/96                           11,902
Joseph Marotta                                                  3,401
Marcy Marotta
E. Erickson TTE, TGI, RRE
Dean M. Erickson Trust                                          3,401
Michael Harley                                                  3,401
Jerold Weinger
Lilli Weinger                                                   3,401
Richard Himpele
Linda Himpele                                                   3,401
Frederick R. Brown                                              3,401
Kenneth Burdick
Denise Burdick                                                  3,401
Leo Long                                                       81,622

(1) Laurus Capital Management, LLC may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole managing members of Laurus Capital Management, LLC.

(2) Investment Partnership, the managing partners of which are affiliated with a brokerage firm.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Until ___________________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


[Alternative page for note financing prospectus]

                                  EPIXTAR CORP



                         -------------------------------





                        4,987,588 shares of common stock





                                   PROSPECTUS

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

No statute, charter provisions, by-laws, contract or other arrangements that insures or indemnifies a controlling person, director or officer of the issuer affects his or her liability in that capacity.

Other Expenses of Issuance and Distribution.

Registration Fees:
Transfer Agent Fees:
Printing Costs:
Legal Fees:
Accounting Fees:
Sales Commissions/Finders' Fees:

Recent Sales of Unregistered Securities.

In April, 2003, we issued 130,000 warrants to purchase shares of our common stock to Sands Brothers pursuant to an investment advisory agreement. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In April 2003, we issued 13,617 shares of common stock to vendors and their designees pursuant to an agreement with them. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In June 2003, pursuant to private placement, we issued 23,510 shares of our preferred stock and warrants to purchase shares of our common stock. The preferred stock is convertible into 1,175,000 shares of our common stock at a present conversion price presently of $2.00. We also issued warrants to these investors to purchase our common stock. We also issued warrants to purchase 64,243 of our shares to persons who assisted in the offering. The issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In July 2003, we issued 127,117 shares of our common stock to satisfy promissory notes owed to two entities which produced telemarketing services in the past. In an unrelated transaction we issued warrants to purchase shares to an advisor. The securities were issued for investment to entities which had substantial knowledge of our operations in connection with providing services to us. Therefore the issuance of these shares is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2).

In July 2003, we issued warrants to purchase 27,726 shares to an investment advisor. We believe this issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In September 2003, we issued warrants to purchase 100,000 shares of our common stock to an investment advisor. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In October 2003, we issued 50,000 shares of our common stock in connection with an agreement to retain an investment advisor. In the same month we issued 15,652 shares of common stock in connection with the acquisition of assets. Both of these issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In December, 2003, we issued $500,000 principal amounts of notes convertible into 125,000 shares of our common in a private placement. In addition, these lenders received warrants to purchase 62,500 shares of our common stock. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4.2 thereof.

In March 2004, we issued 75,000 shares of our common stock in connection with an agreement to retain an investment advisor. The investor signed an agreement containing an investment representation. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In May and April 2004 we consummated three separate convertible note transactions aggregating $7,500,000. One of these notes for $1,500,000 has either been converted or repaid. We also issued warrants to purchase 630,576 shares of our common stock to the note purchasers. The notes presently outstanding are convertible into 2,111,130 shares of common stock and 195,552 shares have been issued upon conversion of one note. We also issued placement warrants to purchase an additional 254,318 shares of common stock. Each investor represented they were an accredited investor and further represented that they would hold any acquired securities for investment.

In April 2004 we issued 65,033 shares of our common stock to the seller of assets we acquired in the Philippines. The recipient represented that it would hold those shares for investment. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In connection with the release $1,000,000 in return for the reduction of the conversion price of the note and the exercise price of all their warrants to $2.15 so that this Note was convertible into 2,325,000 shares. We have also agreed to similarly reduce the exercise price of the placement warrants associated with the $5 million dollar Laurus transaction. In September 2004 Epixtar received approximately $400,000 from Laurus Master Fund, Ltd. previously held in a restricted reserve account securing in part notes held by Laurus and others aggregating $6,000,000. In consideration for the release Epixtar (i) adjusted the conversion price of the Laurus and Bridge notes to $2.10 per share and (ii) granted new warrants to purchase 600,000 shares of our common stock at an exercise price of $2.15. Laurus Notes are now exercisable into 2,380,912 shares of common stock and Laurus received warrants to purchase an additional 500,000 shares of our common stock. The Bridge Notes are now convertible into 476,190 shares of common stock and the holders received an additional 100,000 warrants at $2.15 per share. Each noteholder investor previously represented they were an accredited investor. The issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

In July 2004 we issued 87,982 shares of our common stock for services in connection with the Company's acquisition of assets in the Philippines. The recipient represented that it would hold those shares for investment. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Through January 12, 2005, pursuant to a private placement described below, we and our wholly subsidiary Voxx Corporation sold $3,097,500 principal amount of a Joint 5% Unsecured Subordinated Convertible Promissory Notes due May 2007. Voxx is the holding company for our subsidiaries that are operating our contact center business. The notes are part of Units that are currently being offered in a private placement for a maximum gross proceeds of $13,800,000. In addition to the note each Unit consists of the right to receive in the future (i) warrants to purchase our Common Stock and/or (ii) warrants to purchase Common Stock of Voxx. If Voxx consummates a Voxx Public Transaction then any unexercised warrants to acquire shares of our common stock expires and the number of Voxx warrants to each holder may be adjusted to reflect any prior exercise of warrants to acquire our common stock. The Placement is being made solely to accredited investors without any general advertisement or solicitation and all of the securities issued or issuable therein have or will contained an appropriate restrictive legend upon an exemption from registration under the Securities Act of 1933, as amended, provided under Regulation D promulgated thereunder. The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

                                    Exhibits

Unless otherwise indicated filed herewith:


Exhibit No.   Description of Document
-----------   -----------------------

2.1 Exchange Agreement for the Purchase of Part of SavOnCalling.com, LLC between Global Asset Holdings, Inc. and Transvoice Investments, Ltd. Dated November 14, 2000.(1)

2.2 Exchange Agreement by and between Transvoice Investments Ltd., Sheldon Goldstein & Global Asset Holdings, Inc. for National Online Services, Inc. Dated March 31, 2001(3)

2.3 Acquisition Agreement made as of November 29, 2004 between the Company and the Shareholders of IMS.(10)

3.1(a)        Certificate of Incorporation(2)

3.1(b)        Amendments to Certificate of Incorporation(2)

3.1(c)        Amendment to Certificate of Incorporation(4)

3.1(d)        Amendment to Cert. of Incorporation dated June 11, 2003(5)

3.2           By-laws(1)

4.1           2001 Stock Option Plan(3)

4.2.1         Warrants issued to Brookfield Investments Ltd.(4)

4.3           Securities Purchase Agreement dated as of June 11, 2003 (5)

4.4           Form of Warrant issued in connection with June 11, 2003 Private
              Placement(5)

4.4.1         Form of warrant issued to third parties in June Private
              Placement(6)

4.5 Registration Rights Agreement with private placement investor(6) dated as of June 11, 2003(5)

4.6           Warrant issued to Alpine Capital Partners July 2003(6)

4.6.1         Warrant issued to investment advisor September 2003 (6)

4.7 Note Purchase Agreement dated December 9, 2003 between Epixtar, Subsidiaries and Note Investors (6)

4.8.1         Epixtar Corp. 7% Secured convertible note due December 9, 2004 (6)

4.8.2 Security Agreement between Epixtar Corp. and Subsidiaries and Note Investor (6)

4.8.3         Warrant granted December 9, 2003 issued to Noteholders
              Investor (6)

4.8.4         Registration Rights Agreement and Note Investor dated December 9,
              2003 (6)

4.9.1 Subsription Agreement dated April 22,2004 between the Company and Bridge Investors(7)

4.9.2         Form of convertible note dated April 22, 2004(7)

4.9.3         Form of Warrant issued in connection with Bridge Investor
              Financing (7)

4.10.1 Subsription Agreement dated May, 2004 between the Company and Wedge Investors (7)

4.10.2 Form of 7% convertible note dated May 7, 2004 Form of Warrant Issued in connection with Wedge Investor financing (7)

4.11.1 Securities Purchase Agreement dated May 14, 2004 between Epixtar, Subsidiaries and Note Investor (7)

4.11.2        Form of Laurus secured convertible term note (7)

4.11.3 Master Security Agreement between the Company, certain subsidiaries and Laurus Funds (7)

4.11.4        Form of Warrant I issued in connection with Laurus financing

4.11.4.1      Warrant II (7)

4.11.5        Restrictive Account Agreement (7)

4.11.5.1      Letter relating to Restricted Account Agreement (7)

4.12.1        Form of Joint 5% Unsecured Subordinated Convertible Promissory
              Note (9)

4.12.2        Form of Subscription Agreement for Joint Note Offering (9)

10.1 Agreement and release by and among Trans Voice Investments, Ltd., Sheldon Goldstein and Global Asset Holdings, Inc. dated November 30, 2001 (3)

10.2          Brookfield Security Agreement dated as of October 31, 2001 (4)

10.2.1        Letter of Brookfield (4)

10.3 Payment agreement entered into as of October 31, 2001 between National Online Services, Inc. and Trans Voice Investments, Inc.
              (3)

10.3.1        Amendment to restated payment agreement (4)

10.4          Code of ethics (4)

10.5          Standard Office Building Lease between Epixtar Management Corp.
              and Biscayne Center LLC. (6)

10.6 Agreement of lease between Megaworld and Epixtar Philippines IT Enabled Services Corp. (6)

10.7 Reimbursement Agreement between Trans Voice L.L.C. and Epixtar Corp. dated as of April 1, 2003 (6)

10.8 Master Service Agreement - Payment one corporation and the Company subsidiary (8)

10.8.1        Amendments to Master Service Agreement (8)

10.9 Service Bureau Agreement between ACI Billing Services and Epixtar Financial Corp. (8)

21            List of Subsidiaries (6)

23.1          Consents of Independent Certified Public Accountants

1-  Filed with our Form 8K on November 11, 2000

2-  Filed with our form 10SB on November 26, 1999

3-  Filed with our form SB2 on June 30, 2003

4-  Filed with our annual report on Form 10-K SB on April 11, 2003

5-  Filed with our form 10SB on November 26, 1999

6-  Filed with our form 10KSB on April 14, 2004

7-  Filed with our Form 8K dated  May 20, 2004

8-  Filed with our form SB2 on June 18, 2004

9-  Filed with our Form 8K dated, October 15 2004

10- Filed with our Form 8K dated, January 7 2005

* To be filed by amendment

Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida on January 14, 2005.

                                                         EPIXTAR CORP.

                                                         By: /s/ Ilene Kaminsky
                                                             ------------------
                                                             Ilene Kaminsky, CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Irving Greenman                                             January 14, 2005
-------------------
Irving Greenman
Director, CFO,
Principal Accounting Officer


/s/ David Srour                                                 January 14, 2005
---------------
David Srour
Director


---------------
John Cooney
Director


---------------
Kenneth Elan
Director


/s/ David Berman                                                January 14, 2005
---------------
David Berman
Director